As Filed with the Securities and Exchange Commission on January 31, 2005
                           Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ==================================

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ==================================

                               Parke Bancorp, Inc.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



          New Jersey                            6022                       [Applied For]
-------------------------------       ----------------------------    -----------------------
(State or Other Jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
 Incorporation or Organization)        Classification Code Number)       Identification No.)


                               Parke Bancorp, Inc.
                                601 Delsea Drive
                      Washington Township, New Jersey 08080
                                 (856) 256-2500
     ----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            Vito S. Pantilione, President and Chief Executive Officer
                               Parke Bancorp, Inc.
                                601 Delsea Drive
                      Washington Township, New Jersey 08080
                                 (856) 256-2500
     ----------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies To:

                               John J. Spidi, Esq.
                           Tiffany A. Hasselman, Esq.
                            Malizia Spidi & Fisch, PC
                            1100 New York Ave., N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660

                        =============================

         Approximate Date of Commencement of the Proposed Sale of the Securities to the Public: As soon as practicabler] after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                         CALCULATION OF REGISTRATION FEE

========================== ==================== =========================== =========================  =====================

   Title Of Each Class                               Proposed Maximum           Proposed Maximum
      Of Securities            Amount To Be           Offering Price                Aggregate                Amount Of
     To Be Registered           Registered               Per Unit                Offering Price          Registration Fee
-------------------------- -------------------- --------------------------- -------------------------  ---------------------
Common Stock,
par value $0.10                 2,852,226                   N/A                    $52,851,747               $6,220.65
per share
========================== ==================== =========================== =========================  =====================


---------------

(1) This registration statement covers the maximum number of shares of the registrant's common stock to be issued upon consummation of the reorganization of Parke Bank into the holding company form of organization, pursuant to the Plan of Acquisition, dated January 25, 2005, by and between Parke Bank and the registrant.

(2) The registration fee has been computed in accordance with Rule 457(f) under the Securities Act of 1933, based on $18.53, the average of the high and low sales prices for a share of common stock of Parke Bank as reported on Nasdaq on January 25, 2005, multiplied by 2,852,226 the maximum number of shares of Parke Bank common stock to be exchanged in the reorganization, including shares issuable upon the exercise of outstanding stock options and warrants.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [PARKE BANK LETTERHEAD]

March 25, 2005

Dear Fellow Shareholders:

     On behalf of the Board of Directors and management of Parke Bank, we invite you to attend our Annual Meeting of Shareholders to be held at The Italian Bistro, 590 Delsea Drive, Washington Township, New Jersey, on April 26, 2005, at 10:00 a.m. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

     In addition to the election of directors and the ratification of the appointment of the independent auditor, shareholders will be asked to consider and vote upon the following item:

o a proposal to reorganize the Bank into the holding company form of ownership by approving a Plan of Acquisition under which (i) the Bank will become a wholly-owned subsidiary of Parke Bancorp, Inc., a New-Jersey corporation formed for the purpose of becoming the holding company for the Bank and (ii) each outstanding share of the Bank will be automatically converted into one share of Parke Bancorp, Inc.

     Your Board of Directors has unanimously approved the adoption of a holding company structure for the Bank. Deregulation in the financial services industries has created many opportunities for the Bank. In recent years, we have seen numerous financial institutions form holding companies to take advantage of these opportunities. Although we have no present plans to acquire or establish other businesses, upon consummation of the holding company reorganization, the Bank will be in a position to take immediate advantage of any such opportunities that may arise.

     The Board of Directors of the Bank believes that the holding company reorganization is in the best interests of the shareholders and urges you to vote "FOR" this proposal. Forming a holding company is an important step in the continued growth of our business and will create a more flexible corporate structure, increase the range of financial activities we can offer, and help us to respond to future regulatory changes.

     Your percentage stock ownership interest in Parke Bancorp, Inc. will remain the same as your present interest in the Bank. Each share of common stock of the Bank will automatically become one share of common stock of Parke Bancorp, Inc. Shares of common stock of Parke Bank are traded on the Nasdaq Stock Market under the symbol "PKBK." After the Reorganization, Parke Bancorp, Inc.'s common stock will trade on the Nasdaq Stock Market.

     Approval of the holding company reorganization requires the favorable vote of the holders of at least two- thirds of the outstanding shares of common stock of the Bank. YOUR VOTE IS VERY IMPORTANT. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST APPROVAL OF THE HOLDING COMPANY REORGANIZATION.

     WHETHER OR NOT YOU PLAN TO ATTEND  THE  MEETING,  PLEASE  SIGN AND DATE THE
     ---------------------------------------------------------------------------
ENCLOSED  PROXY  CARD AND  RETURN  IT IN THE  ACCOMPANYING  POSTAGE-PAID  RETURN
--------------------------------------------------------------------------------
ENVELOPE AS QUICKLY AS POSSIBLE. This will not prevent you from voting in person
-------------------------------
at the meeting, but will assure that your vote is counted if you are unable to attend the meeting.

                                    Sincerely,


                                    Vito S. Pantilione
                                    President and Chief Executive Officer


         THE SECURITIES THAT PARKE BANCORP, INC. WILL ISSUE IN THE REORGANIZATION ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR
GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL RESERVE BOARD, THE NEW JERSEY DEPARTMENT OF BANKING AND INSURANCE, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                   PARKE BANK
                                601 DELSEA DRIVE
                      WASHINGTON TOWNSHIP, NEW JERSEY 08080
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 2005
--------------------------------------------------------------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Parke Bank (the "Bank") will be held at The Italian Bistro, 590 Delsea Drive, Washington Township, New Jersey, on April 26, 2005, at 10:00 a.m. The Meeting is for the purpose of considering and acting upon the following matters:

     1. The approval of the Plan of Acquisition whereby the Bank will be reorganized into the holding company form of organization and will become a wholly-owned subsidiary of a newly-formed holding company called Parke Bancorp, Inc. and each share of common stock of the Bank will automatically be converted into one share of common stock of Parke Bancorp, Inc. (the "Holding Company Reorganization");

     2.   The election of twelve directors of Parke Bank;

     3. The ratification of the appointment of McGladrey & Pullen, LLP as the Bank's independent auditor for the fiscal year ending December 31, 2005; and

     4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bank's Bylaws, the Board of Directors has fixed the close of business on March 16, 2005, as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

     EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE REORGANIZATION AND DEMAND PAYMENT OF THE VALUE OF HIS OR HER SHARES OF THE BANK'S COMMON STOCK IF THE REORGANIZATION IS COMPLETED. THE RIGHT OF A SHAREHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF THE NEW JERSEY BANKING ACT OF 1948. THE FULL TEXT OF THE APPLICABLE SECTIONS OF THE NEW JERSEY BANKING ACT OF 1948 IS INCLUDED AS APPENDIX D TO THE PROXY STATEMENT.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY BY FILING WITH THE SECRETARY OF THE BANK A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ARE PRESENT AT THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                David O. Middlebrook
                                Corporate Secretary

Washington Township, New Jersey
March 25, 2005

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SUMMARY......................................................................1
   The Reorganization........................................................
   Comparison of Shareholders' Rights Before and After the
      Reorganization.........................................................
   Recommendation and Reasons................................................
   Conditions and Regulatory Approvals Required for the Reorganization.......
   Tax Consequences of the Reorganization....................................
   Rights of Dissenting Shareholders.........................................
   Management After the Reorganization.......................................
   Regulation and Supervision After the Reorganization.......................
   Exchange of Stock Certificates............................................

GENERAL INFORMATION..........................................................
   Introduction..............................................................
   Purpose of Meeting........................................................
   Record Date...............................................................
   Quorum....................................................................
   Voting And Revocability of Proxies........................................
   Vote Required for Approval of Proposals I, II and III.....................
   Solicitation of Proxies...................................................
   Shareholder Proposals.....................................................
   Form 10-KSB...............................................................

PROPOSAL I - THE HOLDING COMPANY REORGANIZATION..............................
   General...................................................................
   Reasons for the Reorganization............................................
   Plan of Acquisition.......................................................
   Effective Date............................................................
   Exchange of Stock Certificates............................................
   Tax Consequences..........................................................
   Comparison of Shareholders' Rights........................................
   Accounting Treatment......................................................
   Conditions to the Reorganization..........................................
   Amendment or Termination..................................................
   Federal and State Taxation................................................
   Dissenters' Rights .......................................................

PROPOSAL II - ELECTION OF DIRECTORS..........................................

PROPOSAL III - RATIFICATION OF APPOINTMENT OF AUDITORS.......................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATION..................................................
   Forward Looking Statements................................................
   Overview..................................................................
   Critical Accounting Policies..............................................
   Operating Results for the Nine Months Ended September 30, 2004
       and 2003..............................................................
   Financial Condition at September 30, 2004 and December 31, 2003...........
   Operating Results for the Years Ended December 31, 2003 and 2002..........
   Financial Condition at December 31, 2003 and December 31, 2002............
   Loan Quality..............................................................
   Interest Rate Sensitivity and Liquidity...................................

   Off-Balance Sheet Arrangements............................................
   Impact of Inflation and Changing Prices...................................
   Recent Accounting Pronouncements..........................................

MARKET PRICES AND DIVIDENDS..................................................
   General...................................................................
   Dividend Restrictions Imposed on Parke Bancorp, Inc.......................
   Dividend Restrictions Imposed on the Bank.................................

BUSINESS OF PARKE BANCORP, INC...............................................

BUSINESS OF PARKE BANK.......................................................
   General...................................................................
   Market Area...............................................................
   Competition...............................................................
   Lending Activities........................................................
   Non-Performing and Problem Assets.........................................
   Investment Activities.....................................................
   Sources of Funds..........................................................
   Properties................................................................
   Legal Proceedings.........................................................

REGULATION...................................................................
   Regulation of Parke Bank..................................................
   Regulation of Parke Bancorp, Inc..........................................

MANAGEMENT...................................................................
   Directors and Executive Officers..........................................
   Meetings and Committees of the Board of Directors.........................
   Principal Accounting Fees and Services....................................
   Director Nomination Process...............................................
   Shareholder Communications................................................
   Certain Relationships and Related Transactions............................
   Director and Executive Officer Compensation...............................
   Security Ownership of Certain Beneficial Owners and Management............
   Section 16(a) Beneficial Ownership Reporting Compliance...................

DESCRIPTION OF COMMON STOCK OF PARKE BANCORP, INC............................

LEGAL AND TAX OPINIONS.......................................................

EXPERTS......................................................................

INDEX TO FINANCIAL STATEMENTS................................................

APPENDIX A  -  PLAN OF ACQUISITION...........................................A-1
APPENDIX B  -  CERTIFICATE OF INCORPORATION OF PARKE BANCORP, INC............B-1
APPENDIX C  - BYLAWS OF PARKE BANCORP, INC...................................C-1
APPENDIX D  - SECTIONS 140 TO 145 OF THE NEW JERSEY BANKING ACT OF 1948
                    (RIGHTS OF DISSENTING SHAREHOLDERS) .....................D-1

                                     SUMMARY

         The following is a summary of certain information contained in this Proxy Statement. This summary is not complete and is qualified in its entirety by the more detailed information appearing in this Proxy Statement and the appendices hereto. Shareholders should review the entire Proxy Statement and, in particular, the specific sections referred to in this summary.

PARKE BANK

     Parke Bank (the "Bank") is a New Jersey-chartered commercial bank, which commenced operations in January 1999. The Bank's deposits are currently FDIC insured, and the Bank is regulated by the New Jersey Department of Banking and Insurance and the FDIC. The Bank maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey 08080, and its telephone number at that address is (856) 256-2500. It also conducts business through two branch offices in Northfield and Washington Township, New Jersey, and a loan production office in Philadelphia, Pennsylvania.

PARKE BANCORP, INC.

     Parke Bancorp, Inc. is a corporation incorporated in January 2005 under New Jersey law for the purpose of becoming a holding company of Parke Bank. Parke Bancorp, Inc.'s principal executive office is located at 601 Delsea Drive, Washington Township, New Jersey 08080, and its telephone number at that address is (856) 256-2500.

     Parke Bancorp, Inc. is currently a non-operating, shell corporation. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of Parke Bancorp, Inc. and each shareholder of the Bank will become a shareholder of Parke Bancorp, Inc. with the same respective ownership interest therein as presently held in the Bank. Immediately after consummation of the Reorganization, it is expected that Parke Bancorp, Inc. will not engage in any business activity other than to hold all of the stock of the Bank. It is anticipated, however, that Parke Bancorp, Inc. in the future will begin to explore the feasibility of other investment opportunities, including possible diversification through acquisitions and mergers, although no specific future plans are being considered at this time.

THE REORGANIZATION

     Under the Plan of Acquisition, as amended (the "Plan"), attached hereto as Appendix A, the Bank will be reorganized into the holding company form of organization (the "Holding Company Reorganization"or the "Reorganization"). As a result of the Reorganization, the Bank will become a wholly- owned subsidiary of Parke Bancorp, Inc. and each outstanding share of the Bank's common stock will be automatically converted into one share of the common stock of Parke Bancorp, Inc.

COMPARISON OF SHAREHOLDERS' RIGHTS BEFORE AND AFTER THE REORGANIZATION

     The governing documents of Parke Bancorp, Inc. are substantially different from the current governing documents of the Bank. There are a number of differences between the Bank's Certificate of Incorporation and the Certificate of Incorporation for Parke Bancorp, Inc. In addition, there are a number of differences between the Bylaws of the Bank and the Bylaws of Parke Bancorp, Inc. This means that if the Reorganization is approved by the shareholders, the
rights   of  the   shareholders   will  be   materially   different   after  the
Reorganization.

     The Board of Directors of the Bank unanimously approved the Plan of Acquisition and is unanimously in support of the Certificate of Incorporation under which Parke Bancorp, Inc. was incorporated and the Bylaws that have been adopted for Parke Bancorp, Inc. The Board of Directors believes the differences in the governing documents to be in the best interest of shareholders in order to take advantage of anti-takeover protections available to Parke Bancorp, Inc. under New Jersey law.

RECOMMENDATION AND REASONS FOR THE REORGANIZATION

     The Board of Directors of the Bank has unanimously approved the Reorganization and unanimously recommends that the shareholders vote FOR the approval and adoption of the Plan. A holding company structure offers certain advantages in comparison to the Bank's present corporate structure. These advantages include increased organizational flexibility and greater opportunity to offer financial services related to banking. See "Proposal I - The Holding Company Reorganization - Reasons for the Reorganization - Advantages of Holding Company Structure."

CONDITIONS AND REGULATORY APPROVALS REQUIRED FOR THE REORGANIZATION

     In addition to approval by shareholders owning at least two-thirds of the outstanding voting shares of the Bank, the consummation of the Reorganization is conditioned upon the receipt of the approval of the New Jersey Department of Banking and Insurance and Board of Governors of the Federal Reserve System. See "Proposal I - The Holding Company Reorganization - Conditions to the Reorganization."

     The directors and executive officers of Parke Bank as a group beneficially owned _______ shares, or __% of the outstanding shares of Parke Bank common stock, at the Record Date and intend to vote their shares in favor of the Reorganization.

TAX CONSEQUENCES OF THE REORGANIZATION

     The Reorganization will qualify as a tax-free reorganization, and no gain or loss will be recognized by the Bank or by Bank shareholders whose shares are converted into shares of Parke Bancorp, Inc. common stock. See "Proposal I -The Holding Company Reorganization - Tax Consequences."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the New Jersey Banking Act of 1948, dissenters' rights of appraisal are available to Bank shareholders who follow certain prescribed procedures. See "Proposal I - The Holding Company Reorganization - Dissenters' Rights."

MANAGEMENT AFTER THE REORGANIZATION

     The Reorganization will not result in a change in the Bank's directors, officers, or personnel. For information with respect to the management of Parke Bancorp, Inc., see "Parke Bancorp, Inc. - Management."

REGULATION AND SUPERVISION AFTER THE REORGANIZATION

     After the Reorganization, Parke Bancorp, Inc. will be regulated as a bank holding company by the Federal Reserve Board. The Bank, as a state-chartered commercial bank, will continue to be regulated by the New Jersey Department of Banking and Insurance and to have its accounts insured by the Federal Deposit Insurance Corporation (the "FDIC"). See "Regulation."

     Following the Reorganization, Parke Bancorp, Inc. will become subject to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended, and will file such reports with the Securities and Exchange Commission. Currently, Parke Bank files such reports on its behalf with the FDIC but will no longer do so after the Reorganization. See "Regulation - Regulation of Parke Bancorp, Inc. - Federal Securities Laws."

EXCHANGE OF STOCK CERTIFICATES

     The former shareholders of the Bank will be notified of the consummation of the Reorganization, and they will receive a letter of transmittal by which they will forward their stock certificates for Parke Bank common stock to the transfer agent for surrender and exchange for certificates representing Parke Bancorp, Inc. common stock. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES FOR PARKE BANK COMMON STOCK TO THE BANK, PARKE BANCORP, INC. OR THE TRANSFER AGENT UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

--------------------------------------------------------------------------------

                               GENERAL INFORMATION

INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Parke Bank (the "Bank") to be used at the Annual Meeting of Shareholders of the Bank which will be held at The Italian Bistro, 590 Delsea Drive, Washington Township, New Jersey, on April 26, 2005, at 10:00 a.m. and at any adjournments or postponements thereof (the "Meeting"). The accompanying Notice of Annual Meeting, this Proxy Statement, and the enclosed Form of Proxy are being first mailed to shareholders on or about March 25, 2005.

PURPOSE OF MEETING

     At the Meeting, shareholders will consider and vote upon:

o the approval and adoption of the Plan of Acquisition under which the Reorganization will be effected;

o    the election of twelve directors of the Bank; and

o the ratification of the appointment of McGladrey & Pullen, LLP as the Bank's independent auditor for the fiscal year ending December 31, 2005.

     If there are not sufficient votes to approve one or more of the proposals, the Board of Directors of the Bank may adjourn the Meeting to allow for the solicitation of additional proxies. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof.

RECORD DATE

     Shareholders of record as of the close of business on March 16, 2005 (the "Record Date"), are entitled to one vote for each share of the Bank's common stock then held. As of the Record Date, the Bank had _________ shares of common stock issued and outstanding.

QUORUM

     The presence in person or by proxy of at least a majority of the outstanding shares of the Bank's common stock entitled to vote is necessary to constitute a quorum at the Meeting. With respect to any matter, broker non-votes (i.e., shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter) will be considered present for purposes of determining whether a quorum is present. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by signed proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Bank at the address of the Bank shown above or by the filing of a later-dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors will be voted as specified thereon. Proxies marked "abstain" will have the effect of a vote against approval of the holding company reorganization.

     IF NO SPECIFICATION IS MADE, SIGNED PROXIES WILL BE VOTED (I) "FOR" APPROVAL OF THE REORGANIZATION, (II) "FOR" THE NOMINEES FOR DIRECTOR AS SET FORTH HEREIN AND (III) "FOR" THE RATIFICATION OF MCGLADREY & PULLEN, LLP AS THE BANK'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005 AT THE MEETING OR ANY ADJOURNMENT THEREOF. The proxy confers discretionary authority on the persons named thereon to vote with respect to the election of any person as a director where the nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Meeting.

     The Board of Directors is not aware of any additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholder the discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof.

VOTE REQUIRED FOR APPROVAL OF PROPOSALS I, II AND III

     With respect to Proposal I, approval of the holding company reorganization, a shareholder may vote "FOR" the proposal, "AGAINST" the proposal or "ABSTAIN" from voting on the proposal. Approval of Proposal I requires the affirmative vote of at least two-thirds of the issued and outstanding shares of the Bank's common stock eligible to be voted at the Meeting. Abstentions and broker non-votes will have the effect of a vote against Proposal I. As of the Record Date, directors and executive officers of the Bank beneficially owned ___% of the Bank's common stock. These persons have indicated that they intend to vote "FOR" the Reorganization.

     With respect to Proposal II, the election of directors, the proxy provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors, or to withhold authority to vote for the nominees being proposed. Under the Bank's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or
(ii) proxies as to which authority to vote for the nominees being proposed is withheld.

     With respect to Proposal III, ratification of the Bank's independent auditor's for the fiscal year ending December 31, 2005, a shareholder may vote "FOR" the proposal, "AGAINST" the proposal or "ABSTAIN" from voting on the proposal. Approval of Proposal III requires the affirmative vote of a majority of the votes actually cast in person or by proxy at the Meeting. Abstentions and broker non-votes will have no effect on Proposal III.

     Concerning any other matters that may properly come before the Meeting, unless otherwise required by law, all such matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (i) broker non-votes or (ii) proxies marked "ABSTAIN" as to that matter.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Bank's common stock. In addition to solicitations by mail, directors, officers, and regular employees of the Bank may solicit proxies personally or by telephone without additional compensation. The Company has engaged ___________ to act as a proxy solicitor in connection with the Meeting; and the anticipated cost of this engagement is approximately $_______.

SHAREHOLDER PROPOSALS

     In order to be considered for inclusion in the Bank's proxy materials, or the proxy materials of Parke Bancorp, Inc. assuming that the holding company reorganization is completed, for the annual meeting of shareholders to be held in 2006, all shareholder proposals must be received at the executive office of the Bank, or Parke Bancorp, Inc. at 601 Delsea Drive, Washington Township, New Jersey 08080 by November 25, 2005. Shareholder proposals must meet other applicable criteria as set forth in the Bylaws in order to be considered for inclusion in the proxy materials.

     Shareholder proposals that are not included in the Bank's proxy statement, or the proxy materials of Parke Bancorp, Inc. assuming that the holding company reorganization is completed, for the 2006 annual meeting, will only be considered at such meeting if the shareholder submits notice of the proposal to the Bank, or to Parke Bancorp, Inc., at the above address by February 25, 2006. Shareholder proposals must meet other applicable criteria as set forth in the Bylaws in order to be considered at the 2006 annual meeting.

FORM 10-KSB

     A copy of the Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 as filed with the FDIC will be furnished without charge to shareholders as of the Record Date upon written request to the Chief Financial Officer, Parke Bank, 601 Delsea Drive, Washington Township, New Jersey 08080.

                 PROPOSAL I - THE HOLDING COMPANY REORGANIZATION

GENERAL

     The Reorganization will be accomplished pursuant to the Plan, pursuant to which the Bank will become a wholly-owned subsidiary of Parke Bancorp, Inc., a New Jersey corporation. Under the terms of the Plan, each outstanding share of the Bank's common stock will be converted into one share of Parke Bancorp, Inc. common stock, and the former holders of the Bank's common stock will become the holders of all of the outstanding shares of Parke Bancorp, Inc. common stock. Parke Bancorp, Inc. was incorporated in January 2005 solely for the purpose of becoming a bank holding company and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same locations, with the same management and Board of Directors, and subject to all the rights, obligations, and liabilities of the Bank existing immediately prior to the Reorganization. The Bank may distribute capital to Parke Bancorp, Inc. prior to or following the reorganization in the form of a cash dividend subject to applicable regulations regarding capital distributions. Initially, the Bank intends to capitalize Parke Bancorp, Inc. with $______ in cash. See "Market Prices and Dividends - Dividend Restrictions Imposed on the Bank."

REASONS FOR THE REORGANIZATION

     ADVANTAGES OF HOLDING COMPANY STRUCTURE. A bank holding company structure will provide greater flexibility than is currently available to the Bank. Present regulations of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation limit the types of businesses in which the Bank may engage and limit the amount that may be invested by the Bank in subsidiaries. The establishment of a bank holding company is designed to permit diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the business of the Bank, should help reduce the risks inherent in an industry that is sensitive to interest rate changes. Management believes that acquisition or formation of such enterprises which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a bank would provide a beneficial stabilizing effect on operations. However, at this time, the Bank has not identified any enterprises that would be the subject of future acquisitions nor have criteria been developed to identify such an enterprise.

     Under the holding company structure, Parke Bancorp, Inc. would operate under the general corporate laws of the State of New Jersey which provide more flexibility than currently available to the Bank in the areas of corporate governance, director and officer responsibility, and limitations of liability. In addition, because of the requirements of New Jersey banking laws, interstate branching by Parke Bank will be easier to accomplish under the holding company structure.

     Upon completion of the Reorganization, the Board of Directors of Parke Bancorp, Inc. would have the authority to adopt stock repurchase plans, subject to any applicable statutory and regulatory requirements. Based upon facts and circumstances that may arise following Reorganization, Parke Bancorp, Inc. may wish to repurchase shares of its common stock in the future. Any stock repurchases will be subject to the determination of the Board that the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of non-performing and other risk assets, Parke Bancorp, Inc.'s and the Bank's current and projected results of operations and asset/liability structure, the economic environment, and tax and other considerations.

     Although the Board of Directors presently intends for Parke Bancorp, Inc. to remain a unitary bank holding company, it would have the ability to become a multiple bank holding company (a holding company which has more than one bank subsidiary) in the future if the Board so desires. A multiple holding company structure can facilitate the acquisition of other banks and mutual and stock savings institutions in addition to other companies. If a multiple bank holding company structure is utilized, the acquired institution would be able to operate on a more autonomous basis as a wholly-owned subsidiary of Parke Bancorp, Inc. rather than as a division of the Bank. For example, the acquired financial institution could retain its own directors, officers, and corporate name, as well as have representation on Parke Bancorp, Inc.'s Board of Directors. This more autonomous operation may be decisive in acquisition negotiations. Although there are currently no future plans for the acquisition of other financial institutions or companies or the expansion of additional services through the formation of subsidiaries of Parke Bancorp, Inc., it and the Bank would be in a position following the Reorganization to take advantage of any opportunities that may arise.

     In addition, in the opinion of the Board of Directors, the Certificate of Incorporation of Parke Bancorp, Inc. offers several advantages over the current Certificate of Incorporation of the Bank. The Certificate of Incorporation of Parke Bancorp, Inc. and the Bylaws adopted by Parke Bancorp, Inc. contain provisions which offer anti-takeover protection. These provisions reduce the ability of minority shareholders to exert a significant influence over the control and management of Parke Bancorp, Inc.

     The intention of the anti-takeover provisions is to reduce the risk of a takeover attempt that has not been negotiated with the Board of Directors. Certain shareholders, however, might deem takeover attempts to be in their interest, and such provisions could discourage takeover attempts in which shareholders might otherwise have received a premium for their shares over the current market price. Such provisions may also tend to perpetuate existing management.

     PRESERVATION OF NASDAQ LISTING. In addition to the benefits of the holding company form of organization, the Board of Directors considered that new rules of the Nasdaq Stock Market have made it necessary to restructure the membership of the Board of Directors so that the common stock can continue to be quoted on the Nasdaq Stock Market.

     New Nasdaq Rule 4350(c)(1) requires that a majority of the board of directors be "independent directors," as defined in Nasdaq Rule 4200(a)(15). Nasdaq generally defines an independent director as any person, other than an officer of employee of the company, who does not have a relationship with the company that would, in the opinion of the company's board of directors, interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Notwithstanding the new Nasdaq definition of independence of directors, Parke Bank's Board of Directors believes that each of the Bank's non-employee directors is independent, within the common meaning of such term, and has no relationship that would adversely affect such director's exercise of independent judgment in carrying out his responsibilities as a director or acting in the best interests of the Bank.

     Nasdaq's rules additionally state that a director "who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more," is not "independent" for purposes of the Nasdaq Rules.

     Parke Place Construction, owned by Directors Thomas Hedenberg and Ray Tresh, received rental payments from the Bank of $69,300 in 2001 for the Bank's main office building. In January 2002, the building was purchased by a limited liability company whose principals were all of the then directors of Parke Bank. The highest annual rent paid on the main office was approximately $84,000 for 2002. Under Nasdaq's definition, as stated above, directors may engage in transactions below $200,000 and still be considered "independent" as defined by Nasdaq. Thus, when the Bank filed its initial Nasdaq listing application and began trading on Nasdaq in late 2002, this permissible arm's length real estate transaction did not disqualify any of the directors who were principals of the limited liability company. However, subsequent to Parke Bank's initial listing on Nasdaq, the Bank purchased the office for fair market value from the limited liability company of which all of the directors of Parke Bank were principals. That purchase occurred in December 2002 and, similarly, a branch office building was purchased by the Bank in February 2003 under similar circumstances. Nasdaq's definition of independent considers whether there has been a disqualifying business transaction with the company in "the current or any of the past three fiscal years." Because the last disqualifying transaction occurred in February 2003, the directors who were involved in the real estate transactions will not be independent under Nasdaq's definition until January 1, 2007, at which point there will not have been a disqualifying transaction in the current (i.e., 2007) or any of the past three fiscal years (i.e., 2006, 2005 and 2004).

     As a result of these permissible arms' length real estate transactions involving the Bank's main office and a branch office, the majority of the Bank's Board of Directors are not "independent" under Nasdaq's definition. Directors Daniel J. Dalton and Fred G. Choate were not principals of the limited liability company and are, therefore, independent under Nasdaq Rules, and, along with Director Celestino R. Pennoni, Chairman of the Board of Directors of the Bank, will be the initial directors of Parke Bancorp, Inc. Through the Reorganization, by creating a holding company with a majority independent board, the Bank will be able to comply with the new rules of the Nasdaq Stock Market because Parke Bancorp, Inc. will replace the Bank as the issuer whose stock is quoted on Nasdaq. The nine directors currently serving on the Board of Directors of the Bank who are not the initial directors of Parke Bancorp, Inc. will later be added to the Board of Directors of Parke Bancorp, Inc. by resolution of the three initial directors. There will be no changes in the Board of Directors of the Bank as a result of the Reorganization.

PLAN OF ACQUISITION

     The Reorganization will be accomplished under the Plan, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Plan.

     Upon shareholder approval and adoption of the Plan, the Reorganization will be accomplished as follows:

     (1) Upon the Effective Date, each outstanding share of Parke Bank common stock shall be converted into one share of Parke Bancorp, Inc. common stock and the holders of the then issued and outstanding shares of Parke Bank common stock, except shareholders who exercise dissenters' rights, shall, without any further action on their part or on the part of Parke Bancorp, Inc., automatically and by operation of law cease to own such shares and shall instead become owners of one share of Parke Bancorp, Inc. common stock for each share of Parke Bank common stock theretofore held by them.

     (2) Upon the Effective Date, the Bank shall issue to Parke Bancorp, Inc. one share of Parke Bank common stock for each share of Parke Bank common stock outstanding immediately prior to the Effective Date.

     (3) Upon or immediately after the Effective Date, the Bank shall notify all shareholders of the procedure by which certificates representing shares of Parke Bank common stock may be exchanged for certificates of Parke Bancorp, Inc. common stock. The Bank's transfer agent, Registrar and Transfer Company, Cranford, New Jersey, shall act as exchange agent in effecting the exchange of certificates. After receipt of such notification, each holder shall be obligated to surrender the certificates representing shares of Parke Bank common stock for exchange into certificates of Parke Bancorp, Inc. common stock as promptly as possible. Notwithstanding the foregoing, any shareholder not desiring to exchange his or her shares shall be entitled to dissenters' rights as provided under the New Jersey Banking Act of 1948. See "Dissenters' Rights."

     The Board of Directors presently intends to cause Parke Bancorp, Inc. to be initially capitalized with $________. Future capitalization of Parke Bancorp, Inc. will be dependent upon dividends declared by the Bank based on future earnings, or the raising of additional capital by Parke Bancorp, Inc. through a future issuance of securities, debt, or by other means. The Board of Directors has made no determination as to any future issuance of securities or debt at this time.

     Each outstanding option to purchase shares of the Bank's common stock under the Bank's 1999 Employee Stock Option Plan, 2002 Employee Equity Incentive Plan and 2003 Stock Option Plan shall be converted into an option to purchase the same number of shares of Parke Bancorp, Inc. common stock on the same terms and conditions, and each outstanding warrant to purchase common stock of Parke Bank issued upon the Bank's organization in 1998 shall be converted into a warrant to purchase the same number of shares of Parke Bancorp, Inc. common stock on the same terms and conditions.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of Parke Bancorp, Inc. The consolidated capitalization, assets, liabilities, income, and financial statements of Parke Bancorp, Inc. immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization. The Reorganization will not result in a change in the Bank's directors, officers, or personnel. For information with respect to the management of Parke Bancorp, Inc., see "Parke Bancorp, Inc. - Management." After consummation of the Reorganization, the Bank will be subject to regulation and supervision by regulatory authorities to the same extent as it is now. It is expected that the Bank will pay the initial expenses of Parke Bancorp, Inc. after consummation of the Reorganization, which expenses are expected to be nominal. For information with respect to the supervision and regulation of Parke Bancorp, Inc., see "Parke Bancorp, Inc. - Regulation."

     In connection with the Reorganization, the Bank has filed an application to form a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, the Bank has submitted the Plan of Acquisition to the New Jersey Department of Banking and Insurance for approval. New Jersey law authorizes a New Jersey corporation and a state-chartered bank to enter into a plan of acquisition to exchange shares in the bank for shares in the holding company and requires that the Plan be approved by the affirmative vote of two-thirds of the outstanding shares of voting stock of the Bank and that the Bank's shareholders be accorded dissenters' rights of appraisal.

EFFECTIVE DATE

     The effective date of the Reorganization (the "Effective Date") will be a date selected by the Parke Bancorp, Inc. and the Bank, which date shall be within a reasonable period after shareholder approval and the regulatory approvals of the Federal Reserve Board and the New Jersey Department of Banking and Insurance are received. Upon the Effective Date, the Plan of Acquisition shall be filed with the New Jersey Department of Banking and Insurance along with the certification of the president of the Bank that the Plan was approved at the Meeting by the holders of at least two-thirds of the outstanding shares of the Bank.

EXCHANGE OF STOCK CERTIFICATES

     The former shareholders of the Bank will be notified of the consummation of the Reorganization and will receive a letter of transmittal by which certificates representing the Bank's common stock may be surrendered and exchanged for certificates of Parke Bancorp, Inc. common stock. The Bank's transfer agent, Registrar and Transfer Company, Cranford, New Jersey, shall act as exchange agent in effecting the exchange of certificates. AFTER RECEIPT OF SUCH NOTIFICATION AND LETTER OF TRANSMITTAL, EACH HOLDER SHALL BE OBLIGATED TO SURRENDER THE CERTIFICATES REPRESENTING SHARES OF PARKE BANK COMMON STOCK FOR
EXCHANGE INTO CERTIFICATES OF PARKE BANCORP, INC. COMMON STOCK AS PROMPTLY AS POSSIBLE.

     Until so surrendered to the exchange agent, certificates formerly representing Parke Bank common stock will be deemed for all corporate purposes to evidence the number of shares of Parke Bancorp, Inc. common stock which the holder thereof would be entitled to receive upon surrender.

TAX CONSEQUENCES

     The Bank has received an opinion of its special counsel, Malizia Spidi & Fisch, PC, Washington, D.C., as to certain federal tax consequences of the Reorganization. Such opinion is based upon the representations and warranties of management of the Bank and assumes that the Reorganization is consummated in accordance with the Plan and in conformity with the requirements of the Federal Reserve Board and the New Jersey Department of Banking and Insurance. Such opinion, which is not binding on the Internal Revenue Service ("IRS"), provides in pertinent part as follows:

     (1) Neither the Bank nor Parke Bancorp, Inc. will recognize any gain or loss upon the share exchange of Parke Bancorp, Inc. common stock for Parke Bank common stock.

     (2) The Bank shareholders will not recognize any gain or loss upon their exchange of share of Parke Bank common stock solely for shares of Parke Bancorp, Inc. common stock.

     (3) A Bank shareholder's basis in his or her Parke Bancorp, Inc. common stock received in the exchange will be the same as the basis of the Parke Bank common stock surrendered in the exchange therefor.

     (4) A Bank shareholder's holding period in his or her Parke Bancorp, Inc. common stock received in the exchange will include the period during which the Parke Bank common stock surrendered was held, provided that the Parke Bank common stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange.

     The Bank believes that the Reorganization will be treated for New Jersey state tax purposes similar to the treatment of the Reorganization for federal tax purposes, although it has not received an opinion of counsel to such effect. EACH HOLDER OF PARKE BANK COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO SPECIFIC FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, TO SUCH SHAREHOLDER.

COMPARISON OF SHAREHOLDERS' RIGHTS

     As a result of the Reorganization, holders of Parke Bank common stock will become shareholders of Parke Bancorp, Inc. There are certain differences in the rights of shareholder arising from the differences between the Bank's governing documents and those of Parke Bancorp, Inc.

     The Certificate of Incorporation under which Parke Bancorp, Inc. was formed is substantially different from the Bank's Certificate of Incorporation. The Certificate of Incorporation of Parke Bancorp, Inc. takes advantage of the anti-takeover protections available under New Jersey law. The Board of Directors of the Bank unanimously approved the Certificate of Incorporation and found it in the best interest of shareholders to afford Parke Bancorp, Inc. the maximum protection available under applicable law following the Reorganization. In addition, there are a number of differences between the Bank's Bylaws and the Bylaws of Parke Bancorp, Inc.

     The discussion herein is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of Parke Bancorp, Inc., which are attached hereto as Appendices B and C, respectively. The Bank's Certificate of Incorporation and Bylaws are available without charge upon written request to the Secretary of Parke Bank, 601 Delsea Drive, Washington Township, New Jersey 08080.

     PREEMPTIVE RIGHTS. The Bank may issue shares of authorized but unissued shares of stock without first offering such shares of existing shareholders. However, shares of newly authorized stock upon an increase in the authorized capital stock of the Bank must be offered first to existing shareholders. An increase in the authorized amount of capital stock would also require the affirmative vote of the holders of at least two-thirds of the outstanding shares.

     Parke Bancorp, Inc's Certificate of Incorporation provides that no shareholder shall have any preemptive right to purchase shares of stock. An increase in the authorized amount of capital stock would require an amendment to the Certificate of Incorporation approved by a majority of the votes cast on such amendment. The shares of newly authorized stock may be issued without offering them first to existing shareholders.

     AUTHORIZED CAPITAL STOCK. The Bank's authorized capital stock consists of 10,000,000 shares of capital stock, $5.00 par value per share. The Bank currently has only common stock outstanding, but is permitted pursuant to New
Jersey law to issue preferred stock if an amendment to the Certificate of Incorporation authorizing the issuance of preferred stock is approved by the holders of at least two-thirds of the outstanding shares of common stock.

     Parke Bancorp, Inc.'s authorized capital stock consists of 11,000,000 shares, of which 10,000,000 shares are common stock, $0.10 par value per share, and 1,000,000 shares are preferred stock, $0.10 par value per share. No shareholder approval is required for Parke Bancorp, Inc. to issue shares of preferred stock. Preferred stock, which possibly would represent an additional class of stock required to approve any proposed acquisition, may be issued from time to time without shareholder approval in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of Parke Bancorp, Inc. common stock. In the event of a proposed merger, tender offer or other attempt to gain control of Parke Bancorp, Inc. that the Board of Directors does not approve, it might be possible for the Board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future non-negotiated takeover attempt. The Board has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the shareholders. The preferred stock, none of which has been issued by Parke Bancorp, Inc., together with authorized but unissued shares of common stock, also could represent additional capital required to be purchased by the acquiror.

     PAYMENT OF DIVIDENDS. The ability of the Bank to pay dividends on its capital stock is restricted by FDIC and New Jersey Department of Banking and Insurance regulations. Although Parke Bancorp, Inc. is not subject to these restrictions as a New Jersey corporation, such restrictions will indirectly affect Parke Bancorp, Inc. because dividends from the Bank will be Parke Bancorp, Inc.'s primary source of funds for the payment of dividends to shareholders of Parke Bancorp, Inc. There are also restrictions on Parke Bancorp, Inc.'s ability to pay dividends to its shareholders. New Jersey law provides that dividends may not be paid if it would cause the corporation to be unable to pay its debts as they become due in the normal course of business or if it would cause the corporation's total assets to be less than its total liabilities. See "Market Prices and Dividends."

     ELECTION OF DIRECTORS. Cumulative voting in elections of directors of the Bank is prohibited. Similarly, the Certificate of Incorporation of Parke Bancorp, Inc. specifically disallows cumulative voting. With regard to cumulative voting, there is no difference between the governing documents of the Bank and Parke Bancorp, Inc.

     TERMS OF DIRECTORS. Under the Bank's Certificate of Incorporation directors serve a one-year term so that the entire Board of Directors must be elected each year. The Certificate of Incorporation of Parke Bancorp, Inc. divides the Board of Directors into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years or until their successors are elected and qualified, with one class being elected annually. Because the Board of Directors of Parke Bancorp, Inc. is classified into three separate terms of office, it could potentially take two annual meetings of shareholders to change the composition of a majority of the Board of Directors.

     NUMBER OF DIRECTORS. The Bank's Certificate of Incorporation states that there shall be not less than five nor more than twenty-five directors of the Bank. In accordance with the Bank's Bylaws, the exact number of directors is determined by the Board of Directors in its discretion. Under New Jersey law , if the number of directors is increased, the newly created directorships shall be filled by the shareholders. The Board may, at its option, fill any other vacancy in the Board, provided, however that if following a vacancy less than five directors or less than a quorum remain, the remaining directors shall fill the vacancy at the next regular or special meeting of the Board. Additionally, the Bank's Board may, between annual meetings, increase the number of directors by not more than two, and may appoint persons to fill the vacancies so created.

     Parke Bancorp, Inc.'s Certificate of Incorporation states that the number of directors shall be such number as provided from time to time in or in accordance with the Bylaws, which provide for three initial directors and permit an increase to up to fifteen directors. Under the Certificate of Incorporation of Parke Bancorp, Inc., any vacancy may be filled by the affirmative vote of a majority of the remaining directors even if less than a quorum of the Board, and any director so chosen shall serve until the next annual meeting of shareholders. The Certificate of Incorporation of Parke Bancorp, Inc. permits the Board to increase or decrease the number of directors at any time with the affirmative vote of two-thirds of the directors then in office, provided that a decrease shall not have the effect of shortening the term of any incumbent director. There is no limit on the number of newly-created directorships that the directors then in office may approve, other than the general limitation of fifteen total directors. The newly-created directorships shall be filled by a vote of a majority of the directors then in office and the newly appointed directors shall hold office for a term expiring at the next annual meeting of shareholders and may then be nominated for reelection.

     Accordingly, the three initial directors of Parke Bancorp, Inc. may add up to twelve seats to the Board of Directors at one time. The three initial directors of Parke Bancorp, Inc. intend to add nine seats to Parke Bancorp, Inc.'s Board on or about January 1, 2007, as discussed above. It is the intent of the three initial directors to appoint the nine directors who currently serve on the Bank's Board who are not initial directors of Parke Bancorp, Inc. to these new seats. The three initial directors may add the new seats and appoint the persons to fill the seats by Board action alone. The nine new seats would be divided evenly into the three classes of the Board and the appointed directors would serve until the next annual meeting of shareholders of Parke Bancorp, Inc. at which they would be nominated by the Board for reelection into those three classes. The result will be that Parke Bancorp, Inc. will have a twelve member Board of Directors, with four directors in each class, each serving a three-year term.

     REMOVAL OF DIRECTORS. Under the Bank's Bylaws, the shareholders may remove one or more directors with or without cause, by the approval of a majority of the votes cast at a meeting of shareholders called for that purpose. Pursuant to New Jersey corporate law, unless the certificate of incorporation provides otherwise, a director or the entire board of directors may be removed with or without cause by a majority of the votes entitled to be cast by all shareholders. Parke Bancorp, Inc.'s Certificate of Incorporation provides that directors may be removed only for cause and only by a vote of the holders of at least 80% of the outstanding shares. In addition, the Board may remove directors for cause and suspend directors pending a final determination that cause exists for removal.

     SHAREHOLDER NOMINATIONS AND PROPOSALS. The Bank's Bylaws provide that nominations, other than those made by the Board of Directors, may be made by written notice to the Bank not less than 60 days in advance of the annual meeting of shareholders if the meeting is held within 30 days of the anniversary date of the prior year's annual meeting, or 90 days in advance of the meeting if the meeting is held on or after the anniversary of the prior year's annual meeting. If, however, a special meeting to elect shareholders is held, then notice must be given no later than ten days following the date on which notice of such special meeting was first given to shareholders. Nominations not made in this manner may, in his discretion, be disregarded by the chairman of the meeting, and upon his instruction, the vote tellers may disregard all votes cast for such nominee. The same advance notice requirements apply to shareholder proposals to be considered at annual or special meetings.

     The Certificate of Incorporation of Parke Bancorp, Inc. provides that all nominations, other than those made by the Board, must be made within the time frame specified in the Bylaws. Pursuant to the Bylaws of Parke Bancorp, Inc., to be timely, notice must be given at least 60 days in advance of the anniversary of the preceding year's annual meeting, except that notice with respect to the first scheduled annual meeting may be given not later than ten days following the date that notice of such meeting was mailed to shareholders, provided that the written notice must be received by Parke Bancorp, Inc. no later than the close of business on the fifth day preceding the date of the meeting. The presiding officer of an annual meeting shall determine and declare to the meeting whether the nomination was properly made in accordance with the provisions of the Bylaws, and any defective nominee shall be disregarded. The same advance notice requirements apply to shareholder proposals to be considered at annual or special meetings.

     SPECIAL MEETINGS OF SHAREHOLDERS. Under New Jersey law, special meetings of shareholders of the Bank may be called at any time by the president, the chairman, the Board, or at the request of one or more shareholders who own in the aggregate not less than 10% of all the stock of the Bank. The Certificate of Incorporation of Parke Bancorp, Inc. provides that a special meeting of shareholders may be called only by the president, by a majority of the Board of Directors or by a designated committee of the Board. Shareholders are not be permitted to call a special meeting of shareholders under the Certificate of Incorporation of Parke Bancorp, Inc.

     SHAREHOLDER ACTION WITHOUT A MEETING. Under New Jersey law, any action required or permitted to be taken at a meeting of shareholders of the Bank may be taken without a meeting if there is unanimous consent in writing by the shareholders to such action without a meeting. Parke Bancorp, Inc.'s Certificate of Incorporation also provides that shareholders may take action without a meeting if there is unanimous consent in writing by the shareholders to such action without a meeting. The power of shareholders of Parke Bancorp, Inc. to take action by non-unanimous consent is specifically denied.

     APPROVAL OF MERGERS. Under New Jersey law, approval of mergers requires the affirmative vote of at least two-thirds of the outstanding stock of the Bank.

     The Certificate of Incorporation of Parke Bancorp, Inc. provides that any merger, consolidation, liquidation, or dissolution of Parke Bancorp, Inc. or any action that would result in the sale or other disposition of all or substantially all of the assets of Parke Bancorp, Inc. shall require the affirmative vote of the holders of at least 80% of the outstanding shares, provided, however, that if a particular transaction is approved by the Board of Directors, such transaction shall require only the minimum vote required under New Jersey law for shareholder approval of mergers, which is a majority of the votes actually cast in person or by proxy.

     DISSENTERS' RIGHTS OF APPRAISAL. Under New Jersey law, shareholders of the Bank have the right to dissent from a merger agreement, subject to specified procedural requirements. This appraisal right is available for the capital stock of the Bank (i) regardless of where the Bank's shares or the shares of the other party to the merger agreement are listed or traded; and (ii) regardless of the number of shareholders of record of the Bank or the number of shareholders of record of the other party to the merger agreement.

     Pursuant to general New Jersey corporate law, a shareholder of a New Jersey corporation such as Parke Bancorp, Inc. generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, generally no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if:

o as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon an agreement of merger or consolidation, such shares were either listed on a national securities exchange or held of record by more than 1,000 shareholders; or

o the consideration to be received in the merger consists of cash and/or shares of stock which are either listed on a national securities exchange or held of record by more than 1,000 shareholders. In addition, if the merger or consolidation would not require the approval of shareholders under New Jersey law, dissenters' rights are not available.

     For a discussion of the rights of dissenting shareholder of the Bank in connection with the Reorganization, see "Proposal No. I - The Holding Company Reorganization - Dissenters' Rights."

     AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of the Bank's Certificate of Incorporation may be made unless it is adopted by the Board of Directors and approved by at least two-thirds of the outstanding stock of the Bank. The Board of Directors has the power to make, alter and repeal the Bylaws of the Bank, subject to alteration or repeal by the shareholders.

     Parke Bancorp, Inc.'s Certificate of Incorporation may be amended if the amendment is first approved by the Board of Directors and thereafter is approved by the holders of a majority of the shares of Parke Bancorp, Inc. However, amendments to Article VII (preemptive rights), IX (meetings of shareholders; cumulative voting; proxies), X (notice for nominations and proposals), XI (directors), XII (removal of directors), XIII (certain limitations on voting rights), XIV (approval of business combinations), XV (shareholder approval of certain transactions), XVII (elimination of directors' and officers' liability), XVIII (indemnification), XIX (amendment of bylaws) and XX (amendment of certificate of incorporation) may not be amended without the affirmative vote of the holders of at least 80% of the outstanding shares.

     Parke Bancorp, Inc.'s Bylaws may be amended by a two-thirds vote of the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares. The shareholders may prescribe that any bylaw so adopted by a shareholder vote may not be changed by the Board.

     BOARD CONSIDERATION OF NONMONETARY FACTORS. Parke Bancorp, Inc.'s Certificate of Incorporation permits the Board of Directors, in evaluating a business combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including:

o the social and economic effects of the transaction on Parke Bancorp, Inc., its employees, depositors, loan and other customers, creditors and other elements of the communities in which the Bank conducts business;

o the business and financial condition and earnings prospects of the acquiring party or parties; and

o the competence, experience and integrity of the acquiring party or parties and its or their management.

     Being permitted to consider such factors may place the Board of Directors in a stronger position to oppose any proposed business combination, tender or exchange offer if the Board concludes that the transaction would not be in the best interest of Parke Bancorp, Inc., even if the price offered is significantly greater than the then market price of any equity security of Parke Bancorp, Inc.

     NEW JERSEY SHAREHOLDERS PROTECTION ACT. In addition to the various anti-takeover protections that may be included in the certificate of incorporation, some states have enacted statutes that provide protection against unfriendly takeovers unless contrary provisions are contained in the certificate of incorporation. Corporations that foresee themselves as potential takeover targets should incorporate in states having such statutory anti-takeover provisions in order to enhance their defensive position.

     New Jersey has enacted statutory anti-takeover provisions in its Shareholder Protection Act, under Sections 14A:10A-1 through 10A-6 of the New Jersey Business Corporation Act. Statutory anti-takeover provisions can be effective by causing substantial delays before an acquiror can consummate certain business combinations (including a merger), which typically either causes the takeover to fail or enables the corporation to locate a more favorable acquiror.

     New Jersey's statute provides for a five-year prohibition on consummation of a business combination with the target from the date an acquiror becomes an "interested shareholder" (i.e. holds 10% or more of the target corporation's voting stock) unless the business combination is approved by the board of directors prior to the time the interested shareholder acquired its 10% holding.

         In addition, a New Jersey corporation may not engage in a business combination with an interested shareholder at any time unless one of the following three conditions is met: (1) approval by the target's board of directors, prior to the 10% acquisition; (2) an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested shareholder; or (3) compliance with certain financial formulations designed to assure a fair price for the target's shareholders in exchange for their ownership interest.

     A corporation may exempt itself from the requirements of the statute by so specifying in its certificate of incorporation. The Certificate of Incorporation of Parke Bancorp, Inc. does not opt out of New Jersey's Shareholders Protection Act.

     ANTI-TAKEOVER EFFECTS. Certain of the foregoing provisions of Parke Bancorp, Inc.'s Certificate of Incorporation and Bylaws and the operation of New Jersey law could have the effect of discouraging an acquisition of Parke Bancorp, Inc., or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of Parke Bancorp, Inc.'s common stock. Furthermore, because at least 80% of outstanding shares must approve the amendment of certain provisions of Parke Bancorp, Inc.'s Certificate of Incorporation and approve certain business combinations, management, together with a minority of shareholder support, could preclude or make more difficult takeover attempts that do not have the support of the Board of Directors of Parke Bancorp, Inc. and may tend to perpetuate existing management.

     Notwithstanding the foregoing, the Board of Directors of the Bank believe that the provisions described above with respect to Parke Bancorp, Inc.'s
Certificate of Incorporation and Bylaws are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of Parke Bancorp, Inc. The Board of Directors of the Bank believes that these provisions are in the best interests of the shareholders. In the judgment of the Board, the directors are in the best position to determine the true value of the company and to negotiate more effectively for what may be in the best interests of the shareholders. Accordingly, the Board of Directors of the Bank believes that it serves the shareholders to encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors of the Bank that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Parke Bancorp, Inc.

     Despite the belief of the Board of Directors of the Bank as to the benefits to the shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a premium for their shares over then current market prices. These provisions may serve to make it more difficult to remove incumbent management and may also discourage all attempts to acquire control not approved by the Board for any reason. As a result, shareholders who might desire to participate in, or benefit from, such a transaction may not have an opportunity to do so. The Board of Directors of the Bank, however, have concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     The Board of Directors of the Bank is not aware of any effort that might be made to acquire control of the Bank or of Parke Bancorp, Inc. following the Reorganization.

     INDEMNIFICATION AND LIMITATION ON LIABILITY. Under New Jersey law and in accordance with the Bank's Bylaws, the Bank shall indemnify a director, officer, employee or agent who is a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he acted in such capacity for the Bank, subject to certain limitations and qualifications. The Bank's Certificate of Incorporation also provides that directors and officers shall not be personally liable to the Bank or its shareholders for damages for breach of any duty owed to the Bank or its shareholders, subject to certain limitations and qualifications.

     Under New Jersey law and in accordance with Parke Bancorp, Inc.'s Certificate of Incorporation, Parke Bancorp, Inc. shall indemnify a director, officer, employee or agent who is a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he acted in such capacity for Parke Bancorp, Inc., subject to certain limitations and qualifications. Parke Bancorp, Inc.'s Certificate of Incorporation also provides that directors and officers shall not be personally liable for damages for breach of any duty owed to Parke Bancorp, Inc. or its shareholders, other than a breach of duty based upon an act or omission (i) in breach of the duty of loyalty, (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt of an improper personal benefit. This provision does not limit the personal liability of Parke Bancorp, Inc. directors or officers for monetary damages for breaches of the fiduciary duties imposed on directors which constitute self-dealing, willful misconduct, or a knowing violation of law. In addition, this provision does not limit the liability of directors or officers arising under any criminal statute or for the payment of any federal, state, or local taxes. However, with respect to other matters, this provision will preclude certain shareholder derivative actions and may be construed to preclude other third party claims against the directors, even if such actions otherwise would be beneficial to shareholders of Parke Bancorp, Inc. The Certificate of Incorporation also provides that any amendment or repeal of this provision will not adversely affect any right of a director of Parke Bancorp, Inc. with respect to any right or protection of a director of Parke Bancorp, Inc. existing at the time to such amendment or repeal.

     The provisions regarding personal liability and indemnification are designed to assist Parke Bancorp, Inc. in attracting and retaining qualified directors and officers and to ensure that directors and officers will be able to exercise their best business judgment in managing Parke Bancorp, Inc.'s affairs, subject to their continuing fiduciary duties to Parke Bancorp, Inc. and its shareholders, in a manner that is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against corporations and their directors and officers, challenging good faith business judgments and involving no allegations of personal wrongdoing, has become common. Such litigation regularly involves damage claims in large amounts that bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provisions in Parke Bancorp, Inc.'s Certificate of Incorporation relating to director liability are intended to reduce, in appropriate cases, the risk incident to serving as a director or officer and to assist Parke Bancorp, Inc. in attracting and retaining the persons most qualified to serve. Such provisions, however, may result in shareholders relinquishing a potential cause of action against a director for breach of fiduciary duty, including acts or omissions which constitute gross negligence.

ACCOUNTING TREATMENT

     For accounting purposes, the assets, liabilities, and shareholders' equity of the Bank immediately prior to the Reorganization will be carried forward on either separate or consolidated financial statements of the Bank and Parke Bancorp, Inc. after the Reorganization at the amounts carried on their respective books at the Effective Date of the Reorganization.

CONDITIONS TO THE REORGANIZATION

     The Plan of Acquisition sets forth a number of conditions that must be met before the Reorganization will be consummated.

     The obligations of the Bank and Parke Bancorp, Inc., to effect the Reorganization and otherwise consummate the transactions, which are the subject matter hereof, shall be subject to satisfaction of the following conditions:

o    approval  of the Plan by the  Commissioner  of  Banking of the State of New
     Jersey;

o approval of the Plan by the holders of at least two-thirds of the outstanding shares of the Bank; and

o non-objection of the Board of Governors of the Federal Reserve System to Parke Bancorp, Inc.'s application to form a holding company and acquire the Bank.

     On January ___, 2005, Parke Bank filed an application with the Commissioner of Banking of the State of New Jersey for approval of the Plan and the Reorganization. Such application was approved on ____________, 2005. On ___________, 2005, Parke Bancorp, Inc. filed with Federal Reserve Board an application to form a bank holding company. By approving the Reorganization, the shareholders will be approving compliance by the Bank and Parke Bancorp, Inc. with any conditions imposed by the Federal Reserve Board in connection with its approval of the application that are not deemed by the Bank to be materially adverse to the Bank or its shareholders. In the event the Reorganization is not approved by the shareholders, the Bank will not proceed with the Reorganization.

AMENDMENT OR TERMINATION

     The Bank and Parke Bancorp, Inc., by mutual consent of their Boards of Directors and to the extent permitted by law, may amend the Plan pursuant to which the Reorganization will be implemented at any time before or after approval of the Plan by their respective shareholders, but no amendment that would have a materially adverse impact on the Bank or its shareholders may be implemented unless approval of the shareholders is first obtained.

     At any time prior to the Effective Date, the Board of Directors of the Bank may terminate the Plan if in the judgment of the Board of Directors the consummation of the Plan is inadvisable for any reason. To terminate the Plan, the Bank's Board of Directors shall adopt a resolution terminating the Plan and, in the event such termination occurs after the shareholders of the Bank have voted on the Plan, promptly give written notice that the Plan has been terminated to the shareholders of the Bank. Upon the adoption of the

Board resolution, the Plan shall be of no further force or effect and the Bank and Parke Bancorp, Inc. shall not be liable to each other, to any shareholder of the Bank or to any other person by reason of the Plan or the termination thereof. Without limiting the reasons for which the Bank's Board of Directors may terminate the Plan, the Board may terminate the Plan if:

o the number of shareholders dissenting from the Plan and demanding payment of the value of their shares would in the judgment of the Board render the Plan inadvisable; or

o the Bank or Parke Bancorp, Inc. fails to receive, or fails to receive in form and substance satisfactory to the Bank or Parke Bancorp, Inc., any permit, license or qualification from any federal or state authority required in connection with the consummation of the Plan.

FEDERAL AND STATE TAXATION

     After the consummation of the Reorganization, the Bank and Parke Bancorp, Inc. may file consolidated federal and state income tax returns that would have the effect of eliminating inter-company distributions, including dividends, in the computation of the consolidated taxable income.

DISSENTERS' RIGHTS

     In accordance with the New Jersey Banking Act of 1948, which governs New Jersey state-chartered banks, shareholders of the Bank will be entitled to the rights and remedies applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions.

     IF THE REORGANIZATION IS NOT CONSUMMATED FOR ANY REASON, THE DEMAND FOR APPRAISAL WILL BE OF NO EFFECT. ANY SHAREHOLDER WHO OBJECTS TO THE REORGANIZATION MAY SEEK THE REMEDIES PROVIDED UNDER THE NEW JERSEY BANKING ACT OF 1948. THE FOLLOWING SUMMARY OF THIS LAW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D HERETO, WHICH CONTAINS THE COMPLETE TEXT OF THIS LAW.

     A shareholder wishing to demand appraisal rights must file with at the Bank's principal office, 601 Delsea Drive, Washington Township, New Jersey 08080, a written notice of dissent to the Reorganization. The notice of dissent must be received by the Bank no later than the third day prior to the date fixed for the meeting of shareholders to vote upon the Reorganization. The notice of dissent must be sent via registered mail or delivered in person by the dissenting shareholder or his agent. Voting against the Reorganization, by proxy or otherwise, is not sufficient to enable a shareholder to perfect the rights of a dissenting shareholder. However, any shareholder who files the required notice of dissent and votes in favor of the Reorganization, whether in person or by proxy (including those shareholders who return the enclosed proxy card executed but without a designation as to the vote on the Reorganization) will be deemed to have waived the right to qualify as a dissenter. If the Reorganization is not consummated for any reason, appraisal rights will not be available.

     Following approval by the shareholders, if obtained, the Bank will on the Effective Date of the Reorganization file the Plan of Acquisition with the New Jersey Department of Banking and Insurance along with the certification of the president of the Bank that the Plan was approved at the Meeting by the holders of at least two-thirds of the outstanding shares of the Bank. A dissenting shareholder who filed a timely written notice of dissent and did not vote in favor of the Reorganization, may within 30 days of the filing of the Plan with the New Jersey Department of Banking and Insurance serve a demand upon the Bank at its principal office for payment of the value of his shares.

     The Bank may, within ten days after the receipt of such demand, offer to pay the shareholder a sum for his shares, which, in the opinion of the Bank's Board of Directors, does not exceed the amount which would be paid upon such shares if the business and assets of the Bank were liquidated on the Effective Date. If a dissenting shareholder fails to accept such sum offered by the Bank for his shares, he may, within three weeks after the receipt by him of the Bank's offer of payment, or, if no offer is made by the Bank, within three weeks after the date upon which his demand for payment was served upon the Bank, institute an action in the Superior Court for the appointment of three appraisers. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the Bank. The Bank and each dissenting shareholder may be represented by attorneys in the proceedings before such appraisers, and may present evidence. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares.

     The Bank and each dissenting shareholder shall have ten days after the appraisers file their report and appraisal to object to the appraisers' determination. If no objections are made, the report and appraisal shall be binding upon the Bank and upon the dissenting shareholders, and the Bank shall pay each such shareholder the value as determined by the appraisers, with interest from the Effective Date. If objections are made, the court shall make such order or judgment thereon as shall be the court shall find just.

     No notification of the beginning or end of any statutory period will be given by the Bank or Parke Bancorp, Inc. to any dissenting shareholder except as required by law. SHAREHOLDERS WHO ARE CONSIDERING DISSENTING AND CLAIMING AN APPRAISAL REMEDY ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

                       PROPOSAL II - ELECTION OF DIRECTORS

     The Board of Directors of Parke Bank currently consists of twelve members. Each current director has been nominated for reelection, each to serve for a one-year term and until his successor has been elected and qualified. The following table sets forth the nominees.


                     NOMINEES FOR ELECTION TO ONE-YEAR TERMS
                            AS DIRECTORS OF THE BANK:
                            -------------------------
                              Celestino R. Pennoni
                              Vito S. Pantilione
                              Fred G. Choate
                              Daniel J. Dalton
                              Arret F. Dobson
                              Thomas Hedenberg
                              Edward Infantolino
                              Anthony J. Jannetti
                              Jeffrey H. Kripitz
                              Richard Phalines
                              Jack C. Sheppard, Jr.
                              Ray H. Tresch

     It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of the named nominees. If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board of

Directors knows of no reason why any of the nominees might be unavailable to serve. For information regarding the nominees, see "Management - Directors and Executive Officers."

             PROPOSAL III - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Bank has appointed McGladrey & Pullen, LLP as the Bank's independent auditor for the fiscal year ending December 31, 2005, subject to ratification by the Bank's shareholders. A representative of McGladrey & Pullen, LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Bank at the Meeting. The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of McGladrey & Pullen, LLP as the Bank's independent auditor for the 2005 fiscal year.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

FORWARD LOOKING STATEMENTS

     Parke Bank may from time to time make written or oral "forward-looking statements", including statements contained in the Bank's filings with the Federal Deposit Insurance Corporation (including this proxy statement and the Annual Report on Form 10-KSB and the exhibits thereto), in its reports to shareholders and in other communications by the Bank, which are made in good faith by the Bank pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements involve risks and uncertainties, such as statements of the Bank's plans, objectives, expectations, estimates and intentions, which are subject to change based on various important factors (some of which are beyond the Bank's control). The following factors, among others, could cause the Bank's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Bank conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Bank and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumer spending and saving habits; and the success of the Bank at managing the risks resulting from these factors.

     The Bank cautions that the listed factors are not exclusive. The Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Bank.

OVERVIEW

     The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. The Bank also generates non-interest income such as service charges, BOLI income and other fees. The Bank's non-interest expenses primarily consist of employee compensation and benefits, occupancy expenses, marketing expenses, data processing costs and other operating expenses. The Bank is also subject to losses from its loan portfolio if borrowers fail to meet their obligations. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

     For the nine months ended September 30, 2004, net income totaled $2,047,238, compared to $1,387,941 for the nine months ended September 30, 2003. Diluted earnings per share for the first nine months of 2004 totaled $1.14, compared to $0.80 per share for the same period of 2003. Increased net income for the first nine months of 2004 was attributable primarily to increases in revenue (net interest income and non-interest income) of $1,357,322, and a decrease in the provision of loan losses of $236,199, partially offset by an increase in non interest expenses of $512,661, and an increase in tax expense of $421,563.

     We recorded net income of $2,001,899 or $1.02 per diluted share for 2003 and $941,979 or $.93 per diluted share for 2002. Pre-tax earnings were $3,281,336 for 2003 compared to $1,562,464 for 2002.

     Total assets increased by $43.1 million or 32.9%, reflecting significant increases in loans. Loans outstanding increased by $51.2 million or 53.8%, while investment securities decreased by $8.6 million. Deposits also grew by $34.9 million or 32.5%. Growth in loans and deposits reflects our continued efforts in business development and advertising. Shareholders' equity increased $2.4 million or 13.7%, as a result of earnings for 2003.

     The principal objective of this financial review is to provide a discussion and an overview of our consolidated financial condition and results of operations. This discussion should be read in conjunction with the accompanying financial statements and related notes as well as statistical information included herein.

CRITICAL ACCOUNTING POLICIES

     ALLOWANCE FOR LOSSES ON LOANS. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers' ability to repay, and other factors which may warrant current recognition. Such periodic assessments may, in management's judgment, require the Bank to recognize additions or reductions to the allowance.

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

     NET INTEREST INCOME/MARGINS. Our primary source of earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans and investment securities, and interest expense incurred on the interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") and the rate spreads between the interest-earning assets and our funding sources.

     Net interest income for the first nine months of 2004 totaled $5,860,898, an increase of 30.1% over $4.5 million for the nine months ended September 30, 2003. The net interest margin for the nine-month period ended September 30, 2004 remained the same at 4.4%, as compared to the same period of 2003.

     Interest income increased by $1,680,469, driven by an increase of $40.6 million in average interest-earning assets. Average loans outstanding increased by $41.5 million, and average investment securities decreased by $0.9 million. Yields on earning assets for the period ended September 30, 2004 decreased to 6.4% from 6.7% for the same period of 2003. Interest expense increased by $324,898 for the nine month period. Average interest-bearing liabilities increased by $37.2 million during the same period. Average interest-bearing deposits increased by $33.0 million and average borrowings increased by $4.2 million. The average rate paid on interest-bearing liabilities decreased to 2.3% for the period ended September 30, 2004 from 2.7% for the same period of 2003.

     COMPARATIVE AVERAGE BALANCES, INTEREST AND YIELDS. The following table sets forth for the periods indicated the Bank's average volume of interest-earning assets and interest-bearing liabilities and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume and mix of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities and the availability of particular sources of funds, such as non-interest-bearing deposits.


                                                                           FOR THE NINE MONTHS ENDED
                                                ---------------------------------------------------------------------------------
                                                        SEPTEMBER 30, 2004                          SEPTEMBER 30, 2003
                                                -------------------------------------        ------------------------------------
                                                 DAILY                                        DAILY
                                                AVERAGE          INCOME/       YIELD/        AVERAGE         INCOME/      YIELD/
                                                BALANCE          EXPENSE        RATE         BALANCE         EXPENSE       RATE
                                                -------          -------       ------        -------         -------      -------
ASSETS:
Loans (net of deferred costs/fees)(1)           $157,224,069    $8,022,093      6.8%       $115,684,191     $6,315,798     7.3%
Investment securities                             16,889,054       524,030      4.1          19,326,970        561,456     3.9
Federal funds sold                                 3,654,156        30,905      1.1           2,113,278         18,790     1.2
                                                ------------    ----------                 ------------     ----------
    Total interest-earning assets                177,767,279    $8,577,028      6.4         137,124,439     $6,896,044     6.7
                                                                ----------                                  ----------
Allowance for loan losses                         (2,425,438)                                (1,616,686)
Other assets                                      15,804,506                                 10,683,832
                                                ------------                               ------------
    Total assets                                $191,146,347                               $146,191,585
                                                ============                               ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits
  Regular savings deposits                     $  22,031,171    $  326,297      2.0        $ 22,207,095     $  384,849     2.3
  NOW & money market savings                      29,378,005       344,090      1.6          23,546,648        293,638     1.7
  Time deposits                                   93,035,065     1,888,740      2.7          65,726,054      1,596,900     3.2
                                                ------------    ----------                 ------------     ----------
    Total interest-bearing deposits              144,444,241     2,559,127      2.2         111,479,797      2,275,387     2.7

Borrowed funds                                    10,645,789       157,003      2.0           6,407,941        115,845     2.4
                                                                ----------                                  ----------
    Total interest-bearing liabilities           155,090,030    $2,716,130      2.3         117,887,738     $2,391,232     2.7
                                                                ----------                                  ----------

Non-interest-bearing demand deposits              13,547,222                                  8,734,891
Other liabilities                                  1,498,584                                  1,269,999
Shareholders' equity                              21,010,511                                 18,298,957
                                                ------------                               ------------
    Total liabilities and
    shareholders' equity                        $191,146,347                               $146,191,585
                                                ============                               ============
Interest rate spread (average yield
  less average rate)                                                            4.1%                                       4.0%
Net interest income (interest income
  less interest expense)                                        $5,860,898                                  $4,504,812
                                                                ==========                                  ==========
Net interest margin (net interest
income/average interest-earning assets)                                         4.4%                                       4.4%

__________________________________________
1    Non-accrual loans are included in the calculation of average balances

     NON-INTEREST INCOME. Non-interest income remained constant for the nine months ended September 30, 2004. BOLI income, deposit service charges, and service fees increased 20.6% but were offset by a decrease in loan brokerage fees and gains on sale of securities during the nine months ended September 30, 2003.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $399,411 for the nine months ended September 30, 2004, compared to $635,610 for the same period in 2003. The reduction in the provision for the 2004 period was due to lower loan growth.

     NON-INTEREST EXPENSE. For the nine months ended September 30, 2004, non-interest expense increased by $512,661 or 23.5% to $2,693,559, compared to $2,180,899 for the same period of 2003. An increase in compensation expenses of 30.1% relates to personnel costs as a result of staffing increases for additional support staff. Occupancy, equipment and data processing expenses increased only $15,996 due to new data center which provides the service at a lower cost in the first nine months of 2004, compared to the same period of 2003.

     INCOME TAXES. Income tax expense of $1,309,500 was recognized on income before taxes of $3,356,738 for the nine-month period ended September 30, 2004, compared to income tax expense of $887,937 on income before taxes of $2,275,878 for the same period of 2003. Both periods resulted in an effective tax rate of 39.0%.

FINANCIAL CONDITION AT SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

     ASSETS. Total assets increased to $205.5 million at September 30, 2004, compared to $174.0 million at December 31, 2003, increasing $31.6 million or 18.1%. Loans outstanding increased $21.3 million or 14.6%. Deposits increased by $29.6 million or 20.8%. Borrowed funds decreased by $0.7 million or 6.8%. Shareholders' equity increased by $2.1 million or 10.5%, driven by net income of $2.0 million for the nine months ended September 30, 2004, partially offset by a decline in the market value of securities classified as available for sale and minimal options and warrants exercised.

     The increase in total loans was primarily due to increases in commercial loans, which grew by $23.4 million and totaled $146.2 million as of September 30, 2004. This increase is in line with management's strategic plan and reflects increased origination activity over the past year and a strong local real estate market. All other categories of loans decreased by $2.1 million.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses was $2,194,738 at September 30, 2004 as compared to $2,256,070 at December 31, 2003, due to the charge-off of a loan in the amount of $460,743 and a 2004 provision of $399,441. The ratio of the allowance for loan losses to total loans decreased slightly to 1.3% at September 30, 2004 from 1.5% at December 31, 2003. Management has considered non-performing assets and other assets of concern in establishing the allowance for loan losses. The Bank continues to monitor its allowance for possible loan losses and will make future additions or reductions in light of the level of loans in its portfolio and as economic conditions dictate. The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in credit reporting processes. The Bank utilizes a risk-rating system on all commercial, business, agricultural, construction and multi-family and commercial real estate loans, including purchased loans. A periodic credit review is performed on all types of loans to establish the necessary reserve based on the estimated risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, historical loss experience for each loan category, previous loan experience, concentrations of credit, current economic conditions and other factors that in management's judgment deserve recognition.

     Although management believes that it uses the best information available to determine the allowances, unforeseen market conditions could result in adjustments and net earnings being significantly affected if circumstances differ substantially from the assumptions used in making the final determinations. Future additions to the Bank's allowances may result from periodic loan, property and collateral reviews and thus cannot be predicted in advance.

     Non-performing assets, expressed as a percentage of total assets, decreased to .1% at September 30, 2004, down from .5% at December 31, 2003.

     At September 30, 2004, the allowance for loan losses represented 795% of non-accruing loans, compared to 284% at December 31, 2003.

     At September 30, 2004, the Bank had $276,236 in non-accruing loans, which decreased from $794,135 in non-accruing loans at December 31, 2003.

     DEPOSITS. Deposits totaled $172.0 million at September 30, 2004, increasing $29.6 million or 20.8% from the December 31, 2003 balance of $142.4 million. The increase in deposits is attributable to management's growth strategy, which includes significant marketing, promotion and cross selling of additional products to existing customers.

     Included in deposits at September 30, 2004 and December 31, 2003 were $33.9 million and $38.0 million, respectively, of brokered deposits.

     BORROWED FUNDS. Borrowed funds totaled $9.6 million at September 30, 2004, decreasing $0.7 million or 6.8% from December 31, 2003. The majority of these funds have been obtained from the Federal Home Loan Bank ("FHLB") through short and long term advances.

OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

     NET INTEREST INCOME/MARGINS. Net interest income increased to $6.3 million for 2003 compared to $3.7 million for 2002, a 71.5% increase. The increase was primarily attributable to the growth in average interest-earning assets, which totaled $141.5 million for 2003, a 48.7% increase as compared to $95.2 million for 2002. Average loans increased by 54.4% to $120.8 million and average investments decreased by 27.8% to $18.9 million. Interest-earning asset growth was funded by an increase in average interest-bearing deposits of $39.5 million or 53.2%. The average borrowed funds increased $1.0 million during the 2003 fiscal year.

     The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. Our net interest margin is affected by loan pricing, mix of earning assets, and the distribution and pricing of deposits and borrowings. Our net interest margin was 4.4% for the year ended December 31, 2003, compared to 3.8% for 2002. Yields on average interest-earning assets decreased by 20 basis points, while the cost of interest-bearing liabilities decreased by 110 basis points. A higher balance of loans as a percentage of interest-earning assets and a higher average balance of non-interest deposit accounts did offset the overall decrease in yields on interest-earning assets.

     COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES. The following table sets forth for the periods indicated the Bank's average volume of interest-earning assets and interest-bearing liabilities and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume and mix of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities and the availability of particular sources of funds, such as non-interest-bearing deposits.

                                                                             FOR THE YEAR ENDED
                                                -------------------------------------------------------------------------------
                                                         DECEMBER 31, 2003                          DECEMBER 31, 2002
                                                ------------------------------------       ------------------------------------
                                                 DAILY                                      DAILY
                                                AVERAGE          INCOME/      YIELD/       AVERAGE           INCOME      YIELD/
                                                BALANCE          EXPENSE       RATE        BALANCE          EXPENSE       RATE
                                                -------          -------      ------       -------          -------      ------
ASSETS:
Loans (net of deferred costs/fees)(1)           $120,796,806   $8,698,702      7.2%      $ 78,245,329      $5,787,953     7.4%
Investment securities                             18,877,268      724,238      3.8         14,803,214         791,785     5.3
Federal funds sold                                 1,847,384       21,500      1.2          2,119,526          32,310     1.5
                                                ------------   ----------                ------------      ----------
    Total interest-earning assets                141,521,458   $9,444,440      6.7         95,168,069      $6,612,048     6.9
                                                               ----------                                  ----------
Allowance for loan losses                         (1,728,983)                              (1,070,888)
Other assets                                      10,979,114                                6,518,040
                                                ------------                             ------------
    Total assets                                $150,771,589                             $100,615,221
                                                ============                             ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits
  Regular savings deposits                      $ 22,104,323   $  493,010      2.2       $  5,787,414     $   174,086     3.0
  NOW & money market savings                      24,351,546      381,592      1.6         13,313,873         328,982     2.5
  Time deposits                                   67,298,382    2,139,543      3.2         55,150,628       2,210,490     4.0
                                                ------------   ----------                ------------      ----------
    Total interest-bearing deposits              113,754,251    3,014,145      2.6         74,251,915       2,713,558     3.7

Borrowed funds                                     7,827,679      167,527      2.1          6,888,307         246,930     3.6
                                                ------------   ----------                ------------      ----------
    Total interest-bearing liabilities           121,581,930   $3,181,672      2.6         81,140,222      $2,960,488     3.6
                                                               ----------                                  ----------
Non-interest-bearing demand deposits               9,270,022                                8,968,835
Other liabilities                                  1,311,106                                  650,773
Shareholders' equity                              18,608,531                                9,855,391
                                                ------------                              -----------
    Total liabilities and
    shareholders' equity                        $150,771,589                             $100,615,221
                                                ============                             ============
Interest rate spread (average yield
  less average rate)                                                           4.1%                                       3.3%
Net interest income (interest income
  less interest expense)                                       $6,262,768                                  $3,651,560
                                                               ==========                                  ==========
Net interest margin (net interest
income/average interest-earning assets)                                        4.4%                                   3.8%

__________________________________________
1    Non-accrual loans are included in the calculation of average balances

RETURN ON EQUITY AND ASSETS

                                                                   December 31,
                                                       -------------------------------------
                                                        2003           2002            2001
                                                       ------         ------          ------
Return on average assets........................        1.33%          0.94%           0.69%
Return on average equity........................       10.76%          9.56%           5.21%
Dividend payout ratio...........................            0              0               0
Average equity to average assets ratio..........       12.34%          9.80%          13.15%

         RATE/VOLUME ANALYSIS. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e.,  changes in volume  multiplied by the old rate) and
(ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                           YEAR ENDED DECEMBER 31, 2003
                                                              COMPARED TO YEAR ENDED
                                                                DECEMBER 31, 2002
                                                  ---------------------------------------------
                                                            VARIANCE DUE TO CHANGES IN
                                                  ---------------------------------------------
                                                                                          Net
                                                  AVERAGE                             Increase/
                                                  VOLUME         Average Rate        (Decrease)
                                                  -------        ------------        ----------
Interest Income:
  Loans (net of deferred costs/fees)            $3,147,614       $ (236,865)         $2,910,749
  Investment securities                            217,911         (285,458)            (67,547)
  Federal funds sold                                (4,149)          (6,661)            (10,810)
                                                 ---------       ----------          ----------
Total interest income                            3,361,376         (528,934)          2,832,392
                                                 ---------       ----------          ----------
Interest Expense:
  Deposits                                       1,443,625       (1,143,038)            300,587
  Borrowed funds                                    33,674         (113,077)             79,403
                                                 ---------       ----------          ----------
Total interest expense                           1,477,299       (1,256,115)            221,184
                                                 ---------       ----------          ----------
Net interest income                             $1,884,077      $   727,131          $2,611,208
                                                 =========       ==========          ----------

         NON-INTEREST INCOME. Non-interest income is principally derived from service fees on deposit accounts, BOLI income, fee income from loan services and gains on sale of investment securities. Non-interest income for the year ended December 31, 2003 was $779,044 compared to $488,090 for the year ended December 31, 2002.

         Other fee income increased to $456,919 from $265,154 to additional BOLI purchased. The gain on sale of securities increased to $63,681 from $18,124 for 2002 as the Bank elected to sell investment securities for the higher yields on loans. Service charges on deposit accounts increased $42,700 or 24.2% due to an increase in the number of accounts during fiscal 2003.

         NON-INTEREST EXPENSE. Mostly all categories of non-interest expense increased during the year. Non-interest expenses totaled $2.8 million for 2003 compared to $2.1 million for the year ended December 31, 2002, an increase of $758,737 or 36.5%. This increase reflects greater costs associated with the growth of the Bank, including data processing costs, compensation and benefits, as well as increases in loans and deposit activities.

         Compensation and benefits increased $452,127 or 55.1% primarily due to staffing increases to support loan and deposit growth, coupled with two new full branch offices, as well as regular salary increases and higher benefit costs. Occupancy, equipment and data processing costs grew for 2003 in the amount of $226,227 or 40.1% when compared to the prior year. The opening of the Northfield and Kennedy offices contributed to a large portion of the increase.

         Professional services fees and expenses increased by $21,720 or 14.5% as a result of consulting costs. Marketing and business development expenses decreased by $50,024or 32.9% due to fact the Northfield opening expenses were in 2002. Other operating expenses increased $108,637 or 27.7%.

         INCOME TAXES. We recorded tax expense of $1,279,437 in 2003 compared to $620,485 in 2002, for an effective tax rate of 39.0% in 2003 and 39.7% in 2002.

FINANCIAL CONDITION AT DECEMBER 31, 2003 AND DECEMBER 31, 2002

         At December 31, 2003, we had total assets of $174.0 million, compared to $130.9 million at December 31, 2002, representing an increase of 32.9%. This increase was due to the continued expansion of business development efforts, and continued marketing of deposit and loan products. The Bank's overall growth in its core business, generating loans and gathering of deposits grew at a higher rate than overall asset growth.

         Loans at December 31, 2003 were $146.3 million, compared to $95.1 million at December 31, 2002, which represents an increase of $51.2 million or 53.8%. Growth occurred in all categories of loans. Investment securities at December 31, 2003 decreased by $8.0 million or 34.7% over the December 31, 2002 balance of $23.2 million.

         Total deposits increased by $34.9 million, an increase of 32.4%, from $107.5 million at December 31, 2002.

         Shareholders  equity  increased  by  $2.4  million.   The  increase  is
attributable earnings of $2.0 million and exercise of stock options and warrants.

LOAN QUALITY

         The Bank attempts to manage the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances. However, the Bank seeks to rely primarily on the cash flow of its borrowers as the principal source of repayment. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.

         The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan loss is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing loans; past due and other loans that management believes require special attention.

         For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions. General reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan charge-offs, delinquency trends, previous collection experience, and the risk rating on each individual loan along with an assessment of the effects of external economic conditions.

         As of December 31, 2003, we had approximately $794,135 in non-accruing loans, compared with $1.0 million in non-accruing loans at December 31, 2002. Non-performing assets, expressed as a percentage of total assets, decreased to 0.5% at December 31, 2003 from 0.8% at December 31, 2002. At December 31, 2003, the allowance for loan losses represented 284% of non-accruing loans.

         The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level management has determined to be adequate based upon factors noted above. We provided $923,070 for loan losses for the year ended December 31, 2003, compared to $498,517 for the year ended December 31, 2002. The increase resulted primarily to provide coverage of the higher level of loan growth in 2003 of $51.2 million, compared to $31.9 million in 2002.

         As of December 31, 2003, the allowance for loan losses was $2.3 million, compared to the December 31, 2002 balance of $1.3 million, which represents an increase of $923,070 or 69.2%. The growth in the allowance was driven by the growth and mix in the loan portfolio.

         The following table summarizes the allowance activities:

                                                         Years Ended December 31,
                                                     -------------------------------
                                                         2003              2002
                                                     -----------        -----------
Allowance for loan losses, beginning of year .....   $   1,333,000     $     834,483
Loans charged off ................................          (1,000)             --
Recoveries .......................................           1,000              --
Provision for loan losses ........................         923,070           498,517
                                                     -------------     -------------
Allowance for loan losses, end of year ...........   $   2,256,070     $   1,333,000
                                                     =============     =============
Loans (net of deferred costs/fees)
   period-end balance ............................   $ 146,334,331     $  95,095,210
                                                     =============     =============
Allowance as percentage of period-end loan balance             1.5%              1.4%
                                                               ===               ===

         Management's  judgment  as to the  level of future  losses on  existing loans is based on its internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future period will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. In addition an outside loan reviewer conducts an in dependent analysis of the loan loss reserve to ensure completeness.

INTEREST RATE SENSITIVITY AND LIQUIDITY

         Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of earning assets and funding sources. The primary objective of asset/liability management is to ensure the steady growth of our primary earnings component, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of interest rate movements, management endeavors to structure the statement of financial condition so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any point in time constitute interest rate sensitivity.

         The measurement of our interest rate sensitivity, or "gap," is one of the principal techniques used in asset/liability management. Interest sensitive gap is the dollar difference between assets and liabilities that are subject to interest-rate pricing within a given time period, including both floating rate or adjustable rate instruments and instruments that are approaching maturity.

         Our management and the Board of Directors oversee the asset/liability management function through the asset/liability committee of the Board and meeting periodically to monitor and manage the statement of financial condition, control interest rate exposure, and evaluate our pricing strategies. The asset mix of the statement of financial condition is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the statement of financial condition focuses on expanding the various funding sources.

         In theory, interest rate risk can be diminished by maintaining a nominal level of interest rate sensitivity. In practice, this is made difficult by a number of factors including cyclical variation in loan demand, different impacts on interest-sensitive assets and liabilities when interest rates change, and the availability of funding sources. Accordingly, we undertake to manage the interest-rate sensitivity gap by adjusting the maturity of an establishing rates on the earning asset portfolio and certain interest-bearing liabilities commensurate with management's expectations relative to market interest rates. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize our overall interest rate risk.

         RATE SENSITIVITY ANALYSIS. The interest rate sensitivity position as of December 31, 2003 is presented in the table below. Assets and liabilities are scheduled based on maturity or re-pricing data except for mortgage loans and mortgage-backed securities that are based on prevailing prepayment assumptions and core deposits which are based on core deposit studies done for banks in the Mid-Atlantic region. The difference between rate-sensitive assets and rate-sensitive liabilities or the interest rate sensitivity gap, is shown at the bottom of the table. As of December 31, 2003, our interest sensitive liabilities exceeded interest sensitive assets within a one year period by $11.5 million or 6.5% of total assets.

                                                       AS OF DECEMBER 31, 2003
                                    ---------------------------------------------------------------
                                                     Over 3
                                                     Months        Over 1 Year     Over 3 Years
                                    3 MONTHS        Through          Through          Through
                                     OR LESS       12 Months         3 Years          5 Years
                                    --------       ---------       -----------     ------------
Interest-earning assets:
    Loans                           $26,136,660   $ 34,430,211     $ 20,254,081     $21,509,870
    Investment securities             4,219,680      1,428,683          101,310       1,016,985
    Federal funds sold                1,725,000              -                -               -
                                     ----------    -----------      -----------     -----------
    Total interest-earning
      assets                        $32,081,340   $ 35,858,894     $ 21,267,181     $22,526,855
                                     ==========    ===========     ============     ===========

Interest-bearing liabilities:
    Regular savings deposits        $ 3,789,317   $  3,789,317     $  3,789,317     $ 3,789,317
    NOW & money market
      savings deposits                4,028,163      4,028,163        4,018,163       4,028,163
    Time deposits                    16,586,184     36,208,144       23,914,963       6,087,029
    Borrowed funds                    5,000,000      3,750,000        1,060,000         590,123
                                     ----------    -----------      -----------     -----------
    Total interest-bearing
       liabilities
                                    $29,403,664   $ 47,775,624     $ 32,732,443     $14,494,632
                                     ==========    ===========     ============     ===========
Interest rate sensitive gap         $ 2,677,676   $(11,916,730)    $(11,465,262)    $ 8,032,223

Cumulative interest rate gap          2,677,676     (9,239,054)     (20,704,316)    $12,672,093

Ratio of rate sensitive assets  to
      rate-sensitive liabilities      1.09          0.75             0.65            1.55

                                                        AS OF DECEMBER 31, 2003
                                       ----------------------------------------------
                                        Over 5 Years
                                           Through         Over 15
                                          15 Years          Years           Total
                                        -------------      -------          -----
Interest-earning assets:
    Loans                                $38,270,933     $ 5,732,576     $146,334,331
    Investment securities                  1,552,748       5,890,828       15,122,034
    Federal funds sold                             -               -        1,725,000
                                          ----------      ----------      -----------
    Total interest-earning
      assets                             $39,823,681     $11,623,414    $ 163,181,365
                                         ===========     ===========     ============

Interest-bearing liabilities:
    Regular savings deposits             $ 3,789,317     $ 3,789,317      $22,735,902
    NOW & money market
      savings deposits                     4,028,164       4,028,164       24,168,980
    Time deposits                                  -               -       82,796,320
    Borrowed funds                                 -               -       10,340,123
                                          ----------      ----------      -----------
    Total interest-bearing
       liabilities
                                         $ 7,817,481     $ 7,817,481     $140,041,325
                                         ===========     ===========     ============
Interest rate sensitive gap              $32,006,200     $ 3,805,933      $23,140,040

Cumulative interest rate gap             $19,334,107     $23,140,040

Ratio of rate sensitive assets  to
      rate-sensitive liabilities          5.09            1.49

     Liquidity describes our ability to meet the financial obligations that arise out of the ordinary course of business. Liquidity addresses the Bank's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund current and planned expenditures. Liquidity is derived from increased repayment and income from earning-assets. Our loan to deposit ratio was 97.5% and 102.7% at September 30, 2004 and December 31, 2003, respectively. Funds received from new and existing depositors provided a large source of liquidity for the nine-month period ended September 30, 2004. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support local growth. The Bank also seeks to augment such deposits with longer term and higher yielding certificates of deposit. To the extent that retail deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds market. Longer term funding requirements can be obtained through advances from the Federal Home Loan Bank ("FHLB"). As of September 30, 2004, the Bank maintained lines of credit with the FHLB of $15.8 million.

     As of September 30, 2004, the Bank's investment securities portfolio included $9.8 million of mortgage-backed securities that provide significant cash flow each month. Additionally, another $3.2 million is available in a mutual fund that consists of adjustable rate mortgage-backed securities. The majority of the investment portfolio is classified as available for sale, is readily marketable, and is available to meet liquidity needs. The Bank's residential real estate portfolio includes loans, which are underwritten to secondary market criteria, and provide an additional source of liquidity. Management is not aware of any known trends, demands, commitments or uncertainties that are reasonably likely to result in material changes in liquidity.

OFF-BALANCE SHEET ARRANGEMENTS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in these particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. As of December 31, 2003 and 2002, commitments to extend credit amounted to approximately $35.2 million and $25.2 million, respectively.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2003 and 2002, standby letters of credit with customers were $2.3 million and $1.6 million, respectively.

     The Bank does not issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2003. Variable-rate commitments are generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of operations or financial condition.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees, and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as Parke Bank will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the reward (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For public entities, such as Parke Bank, that file as small business issuers, SFAS No. 123 (revised 2004) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

     The aforementioned pronouncements related to stock-based payments have no effect on Parke Bank's historical consolidated financial statements as we do not currently have any stock-based payment plans. However, the stock-based payment plans contemplated within this document, consisting of the stock option and restricted stock award plans, will be subject to the provisions of SFAS No. 123 (revised 2004). While the actual costs of our stock-based payment plans will be based on grant-date fair value, which cannot be determined at this time, additional information on the possible future costs of these plans can be found in the section of this document entitled Pro Forma Data, which appears on pages 24 to 30.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation Issues," that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on our financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose: the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; the maximum potential amount of future payments under the guarantee; the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

     In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not had and is not expected to have a material effect on our financial position or results of operations.

                           MARKET PRICES AND DIVIDENDS

GENERAL

     The Bank's common stock has been traded in the over the counter market and listed on the Nasdaq Stock Market under the trading symbol of "PKBK" since it commenced trading upon completion of our public offering on November 26, 2002. The following table reflects high and low bid prices as reported on www.nasdaq.com for the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. Prices reflect a 10% stock dividend paid in November 2003 and a 20% stock dividend paid in December 2004.


QUARTER ENDED                                         HIGH          LOW
-------------                                         ----          ---
March 31, 2003                                     $    9.50    $    9.45
June 30, 2003                                      $    9.45    $    9.08
September 30, 2003                                 $   11.41    $   10.30
December 31, 2003                                  $   15.21    $   10.93
March 31, 2004                                     $   14.58    $   14.08
June 30, 2004                                      $   14.33    $   13.29
September 30, 2004                                 $   14.60    $   13.47
December 31, 2004                                  $   19.45    $   14.00
March 31, 2005 (through March 16, 2005)

         The number of shareholders of record of common stock as of March 16, 2005, was approximately ____. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 16, 2005, there were ___________ shares of our common stock outstanding. To date, the Bank has not paid cash dividends.

         Because Parke Bancorp, Inc. is a newly formed corporation and has not yet issued stock, no information is provided as to historical market prices for Parke Bancorp, Inc.'s common stock. There can be no assurance that following the Reorganization Parke Bancorp, Inc.'s common stock will be quoted or traded at or above the current value of the Bank's common stock.

         Holders of Parke Bancorp, Inc. common stock will be entitled to receive dividends when, and if declared by the Board of Directors of Parke Bancorp, Inc. out of funds legally available therefor. The timing and amount of future dividends will be within the discretion of the Board of Directors of Parke Bancorp, Inc. and will depend on the consolidated earnings, financial condition, liquidity, and capital requirements of Parke Bancorp, Inc. and its subsidiaries, applicable governmental regulations and policies, and other factors deemed relevant by the Board. To date, the Bank has not paid cash dividends. Currently, it is not anticipated that the dividend policy of Parke Bancorp, Inc. will differ from the present dividend policy of the Bank.

DIVIDEND RESTRICTIONS IMPOSED ON PARKE BANCORP, INC.

         Certain restrictions generally imposed on corporations incorporated in New Jersey may have an impact on Parke Bancorp, Inc.'s ability to pay dividends to its shareholders. New Jersey law provides that dividends may not be paid if it would cause the corporation to be unable to pay its debts as they become due in the normal course of business or if it would cause the corporation's total assets to be less than its total liabilities.

DIVIDEND RESTRICTIONS IMPOSED ON THE BANK

     After the Reorganization, dividends from the Bank will be Parke Bancorp, Inc.'s primary source of funds for the payment of dividends because initially Parke Bancorp, Inc. will have no source of income other than such dividends and the capital contributed to Parke Bancorp, Inc. by the Bank immediately prior to consummation of the Reorganization. The following restrictions on the payment of dividends by the Bank will continue to apply to dividends paid by the Bank to the Holding Company.

     Under the New Jersey Banking Act of 1948, a bank may declare and pay dividends only if after payment of the dividend the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank's surplus.

     The future dividend policy of the Bank is subject to certain regulatory considerations and to the discretion of the Board of Directors and depends upon a number of factors, including operating results, financial condition and general business conditions. Holders of the Bank's common stock are entitled to receive dividends as, if, and when declared by the Board of Directors of the Bank out of funds legally available therefore, subject to the restrictions set forth in New Jersey law and the Federal Deposit Insurance Act. Under New Jersey law, the directors of a New Jersey state-chartered bank, such as the Bank, are permitted to declare dividends on common stock -only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus (additional paid-in capital) of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank's surplus.

     The Federal Deposit Insurance Act generally prohibits all payments of dividends by any insured bank that is in default of any assessment to the FDIC. Additionally, because the FDIC may prohibit a bank from engaging in unsafe or unsound practices, it is possible that under certain circumstances the FDIC could claim that a dividend payment constitutes an unsafe or unsound practice. The New Jersey Department of Banking and Insurance has similar power to issue cease and desist orders to prohibit what might constitute unsafe or unsound practices. The payment of dividends may also be affected by other factors (e.g., the need to maintain adequate capital or to meet loan loss reserve requirements).

                         BUSINESS OF PARKE BANCORP, INC.

     Parke Bancorp, Inc. is currently a non-operating, shell corporation. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of Parke Bancorp, Inc. and each shareholder of the Bank will become a shareholder of Parke Bancorp, Inc. with the same respective ownership interest therein as presently held in the Bank.

     Immediately after consummation of the Reorganization, it is expected that Parke Bancorp, Inc. will not engage in any business activity other than to hold all of the stock of the Bank. It is anticipated, however, that Parke Bancorp, Inc. in the future will begin to explore the feasibility of other investment opportunities, including possible diversification through acquisitions and mergers, although no specific future plans are being considered at this time.

     The initial Board of Directors of Parke Bancorp, Inc. consists of three of the current directors of the Bank. The directors of Parke Bancorp, Inc. are divided into three classes, each class as nearly equal in number as possible, and each class to serve for a three year period, with approximately one-third of the directors elected each year.

     The nine directors currently serving on the Board of Directors of the Bank who are not the initial directors of Parke Bancorp, Inc. are expected to be added to the Board of Parke Bancorp, Inc. on or about January 2007. The three initial directors intend to add nine new seats to the Board of Parke Bancorp, Inc. and appoint the nine directors who currently serve on the Bank's Board who are not initial directors of Parke Bancorp, Inc. to these new seats. The three initial directors may do so by board action. These nine directors would be divided evenly into the three classes of the Board and would serve until the next following annual meeting of shareholders of Parke Bancorp, Inc. at which they would be nominated by the Board for reelection into those three classes. The result will be that Parke Bancorp, Inc. will have a twelve member Board of Directors with four directors in each class, each serving a three-year term.

     The following executive officers of the Bank are currently serving as the executive officers of Parke Bancorp, Inc.:

   Vito S. Pantilione       President and Chief Executive Officer
   Ernest D. Huggard        Senior Vice President and Chief Financial Officer
   David O. Middlebrook     Senior Vice President and Corporate Secretary

     It is currently expected that, unless Parke Bancorp, Inc. becomes actively involved in the operation or acquisition of additional savings institutions or other businesses, no separate compensation will be paid to the directors and employees of Parke Bancorp, Inc. However, Parke Bancorp, Inc. may determine that separate compensation is appropriate in the future. Because the directors and employees of the Bank will not initially be compensated by Parke Bancorp, Inc. but will continue to serve and be compensated by the Bank, no new benefits plans are anticipated at this time. The Bank will continue to maintain its current benefit programs. The Company is not expected to initially own or lease real or personal property. Instead, it intends to utilize the premises, equipment, and furniture of the Bank without the direct payment of any rental fees to the Bank.

                             BUSINESS OF PARKE BANK

GENERAL

     The Bank is a New Jersey-chartered commercial bank, incorporated in August 1998. It commenced operations in January 1999. The Bank's deposits are currently FDIC insured, and the Bank is regulated by the New Jersey Department of Banking and Insurance and the FDIC.

     The Bank maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey in the Parke Place age-restricted community. It also conducts business through a branch office in Northfield, New Jersey that opened in September 2002. The Bank opened another office in Washington Township, New Jersey, adjacent to Kennedy Memorial Hospitals - University Medical Center, in February 2003. The Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. At December 31, 2003, the Bank had assets of $174.0 million, deposits of $142.4 million and shareholders' equity of $20.0 million.

     The Bank has one subsidiary, Parke Capital Markets, a corporation, which was formed in 2001 to generate fee income from capital markets financing activities, which include term financings. At December 31, 2003, the Bank had 24 full-time and 4 part-time employees.

     The Bank focuses its commercial loan originations on small and mid-sized business (generally up to $5 million in annual sales). Commercial loan products include residential and commercial real estate construction loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Residential construction loans in tract development are also included in the commercial loan category. The Bank also offers a range of deposit products to its commercial customers. Commercial customers also have the ability to use overnight depository, ACH activity and wire transfer service, all at reduced rates.

     The Bank's retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by the Bank to meet the varied needs of its customers in all age groups. In addition to traditional products and services, the Bank offers contemporary products and services, such as debit cards and Internet banking. Retail lending activities by the Bank include residential mortgage loans, home equity lines of credit, fixed rate second mortgages, new and used auto loans and overdraft protection.

MARKET AREA

     Substantially all of the Bank's business is with customers in its market areas of Southern New Jersey and the Philadelphia area of Pennsylvania. Most of the Bank's customers are individuals and small and medium-sized businesses which are dependent upon the regional economy. Adverse changes in economic and business conditions in the Bank's markets could adversely affect the Bank's borrowers, their ability to repay their loan and to borrow additional funds, and consequently the Bank's financial condition and performance.

     Additionally, most of the Bank's loans are secured by real estate located in Southern New Jersey and the Philadelphia area. A decline in local economic conditions could adversely affect the values of such real estate. Consequently, a decline in local economic conditions may have a greater effect on the Bank's earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

COMPETITION

     The Bank faces significant competition, both in making loans and attracting deposits. The Bank's competition in both areas comes principally from other commercial banks, thrift and savings institutions, including savings and loan associations and credit unions, and other types of financial institutions, including brokerage firms and credit card companies. The Bank faces additional competition for deposits from short-term money market mutual funds and other corporate and government securities funds.

     Most of the Bank's competitors, whether traditional or nontraditional financial institutions, have a longer history and significantly greater financial and marketing resources than does the Bank. Among the advantages certain of these institutions have over the Bank are their ability to finance wide-ranging and effective advertising campaigns, to access international money markets and to allocate their investment resources to regions of highest yield and demand. Major banks operating in the primary market area offer certain services, such as international banking and trust services, which are not offered directly by the Bank.

     In commercial transactions, the Bank's legal lending limit to a single borrower enables the Bank to compete effectively for the business of individuals and smaller enterprises. However, the Bank's legal lending limit is considerably lower than that of various competing institutions, which have substantially greater capitalization. The Bank has a relatively smaller capital base than most other competing institutions which, although above regulatory minimums, may constrain the Bank's effectiveness in competing for loans.

LENDING ACTIVITIES

     COMPOSITION OF LOAN PORTFOLIO. Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated.(1)

                                                                         December 31,
                                        -------------------------------------------------------------------------------------
                                               2003                            2002                          2001
                                        -------------------------       -------------------------      ----------------------
                                           Amount         Percent         Amount          Percent        Amount        Percent
                                        ------------      -------       -----------       -------      -----------     ------
Commercial........................      $  8,799,899         6.0%       $ 7,035,669          7.4%      $ 7,013,258        11.1%
Real estate construction:
    Residential...................         2,164,811         1.5          1,370,266          1.4         1,491,077         2.4
    Commercial....................        29,896,562        20.4         17,122,397         18.0         6,912,656        10.9
Real estate mortgage:
    Residential...................        18,013,087        12.3         13,188,780         13.9        10,417,895        16.5
    Commercial....................        84,054,063        57.5         53,503,768         56.3        35,550,050        56.2
Consumer..........................         3,405,909         2.3          2,874,330          3.0         1,852,236         2.9
                                        ------------      ------        -----------        -----       -----------       -----
         Total loans..............      $146,334,331       100.0%       $95,095,210        100.0%      $63,237,172       100.0%
                                        ============      ======        ===========        =====       ===========       =====

                                                              December 31,
                                          ----------------------------------------------------------
                                                  2000                           1999
                                          --------------------------     ---------------------------
                                             Amount          Percent        Amount          Percent
                                          -----------        -------     -----------       ---------
Commercial........................        $ 4,647,089          12.4%      $ 7,262,680         44.9%
Real estate construction:
    Residential...................            588,830           1.6           524,547          3.2
    Commercial....................         10,190,251          27.2         3,225,128         19.9
Real estate mortgage:
    Residential...................          5,929,074          15.9         2,477,177         15.3
    Commercial....................         14,707,083          39.3         2,081,248         12.8
Consumer..........................          1,336,419           3.6           631,366          3.9
                                          -----------         -----       -----------        -----
         Total loans..............        $37,398,746         100.0%      $16,202,146        100.0%
                                          ===========         =====       ===========        =====

(1) Amounts presented include adjustments for related unamortized deferred costs and fees.

     LOAN MATURITY. The following table sets forth the contractual maturity of certain loan categories at December 31, 2003.

                                                                    Due after
                                                Due within          1 through           Due after
                                                  1 year             5 years             5 years              Total
                                                ----------          ----------         ------------           -----
    Commercial................................  $ 3,465,068          $4,205,807         $1,129,024           $ 8,799,899
    Real estate construction:
      Residential...........................      2,041,629             123,182                  -             2,164,811
      Commercial............................     27,002,074           2,894,488                  -            29,896,562
                                                -----------          ----------         ----------           -----------
           Total amount due.................    $32,508,771          $7,223,477         $1,129,024           $40,861,272
                                                ===========          ==========         ==========           ===========

         The following table sets forth the dollar amount of loans in certain loan categories due after December 31, 2004, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                                Floating or
                                                           Fixed Rates(1)      Adjustable Rates          Total
                                                           --------------     -----------------      ----------

Commercial.......................................           $4,704,729          $   630,102          $5,334,831
Real estate construction:
    Residential..................................              123,182                    -             123,182
    Commercial...................................            1,454,763            1,439,725           2,894,488
                                                            ----------           ----------          ----------
         Total...................................           $6,282,674           $2,069,827          $8,352,501
                                                            ==========           ==========          ==========

______________
(1) Construction loans are adjustable rate loans, however, due to interest rate floors, they have been reclassified as fixed rate loans.

         COMMERCIAL LOANS. The Bank originates secured loans for business purposes. Loans are made to provide working capital to businesses in the form of lines of credit, which may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. The Bank's general policy is to obtain personal guarantees from the principals of the commercial loan borrowers. Such loans are made to businesses located in the Bank's market area.

         Commercial business loans generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the mobility of collateral, the effects of general economic conditions and the increased difficulty of evaluating and monitoring these types of loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired.

         REAL ESTATE DEVELOPMENT AND CONSTRUCTION LOANS. The Bank has emphasized the origination of construction loans to individuals and real estate developers in its market area. The advantages of construction lending are that the market is typically less competitive than more standard mortgage products, the interest rate typically charged is a variable rate, which permits the Bank to protect against sudden changes in its costs of funds, and the fees or "points" charged by the Bank to its customers can be amortized over the shorter term of a construction loan, typically, one to two years, which permits the Bank to recognize income received over a shorter period of time. The Bank from time to time structures construction loans in excess of the legal lending limit of the Bank, with respect to which the Bank sells participation interests in the construction loans to other lenders, while maintaining and servicing the construction loan.

         The Bank provides interim real estate acquisition development and construction loans to builders and developers. Real estate development and construction loans to provide interim financing on the property are based on acceptable percentages of the appraised value of the property securing the loan in each case. Real estate development and construction loan funds are disbursed periodically at pre-specified stages of completion. Interest rates on these loans are generally adjustable. The Bank carefully monitors these loans with on-site inspections and control of disbursements. These loans are generally made on properties located in the Bank's market area.

         Development and construction loans are secured by the properties under development and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely in the value of the underlying property, the Bank considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrower's equity in the project, independent appraisals, costs estimates and pre-construction sale information.

         Loans to residential builders are for the construction of residential homes for which a binding sales contract exists and the prospective buyers have been pre-qualified for permanent mortgage financing. Loans to residential developers are made only to developers with a proven sales record. Generally, these loans are extended only when the borrower provides evidence that the lots under development will be sold to potential buyers satisfactory to the Bank.

         The Bank also originates loans to individuals for construction of single family dwellings. These loans are for the construction of the individual's primary residence. They are typically secured by the property under construction, occasionally include additional collateral (such as second mortgage on the borrower's present home), and commonly have maturities of six to twelve months.

         Construction financing is labor intensive for the Bank, requiring employees of the Bank to expend substantial time and resources in monitoring and servicing each construction loan to completion. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and development, the accuracy of projections, such as the sales of homes or the future leasing of commercial space, and the accuracy of the estimated cost (including interest) of construction. Substantial deviations can occur in such projections. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. Also, a construction loan that is in default can cause problems for the Bank such as designating replacement builders for a project, considering alternate uses for the project and site and handling any structural and environmental issues that might arise.

         COMMERCIAL REAL ESTATE MORTGAGE LOANS. The Bank originates mortgage loans secured by commercial real estate. Such loans are primarily secured by office buildings, retail buildings, warehouses and general purpose business space. Although terms may vary, the Bank's commercial mortgages generally have maturities of twenty years, but re-price within five years.

         Loans secured by commercial real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern, in commercial and multi-family real estate lending is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.

         The Bank seeks to reduce the risks associated with commercial mortgage lending by generally lending in its primary market area and obtaining periodic financial statements and tax returns from borrowers. It is also the Bank's general policy to obtain personal guarantees from the principals of the borrowers and assignments of all leases related to the collateral.

         RESIDENTIAL REAL ESTATE MORTGAGE LOANS. The Bank originates adjustable and fixed-rate residential mortgage loans. Such mortgage loans are generally originated under terms, conditions and documentation acceptable to the secondary mortgage market. Although the Bank has placed all of these loans into its portfolio, a substantial majority of such loans can be sold in the secondary market or pledged for potential borrowings.

         CONSUMER LOANS. The Bank offers a variety of consumer loans. These loans are typically secured by residential real estate or personal property, including automobiles. Home equity loans (closed-end and lines of credit) are typically made up to 80% of the appraised or assessed value of the property securing the loan in each case, less the amount of any existing prior liens on the property, and generally have maximum terms of ten years, although the Bank does offer a 90% loan to value product if certain conditions related to the borrower and property are satisfied. The interest rates on second mortgages are generally fixed, while interest rates on home equity lines of credit are variable.

         LOANS TO ONE BORROWER. Federal regulations limit loans to one borrower in an amount equal to 15% of unimpaired capital and unimpaired surplus. At December 31, 2003, the Bank's loan to one borrower limit was approximately $3.1 million and the Bank had ten borrowers with loan balances in excess of $2.5 million. At December 31, 2003, the Bank's largest loan to one borrower was a loan for construction and development, with a balance of $4.6 million and was secured by real estate. This loan is scheduled to be funded in stages after the houses are sold. At December 31, 2003, this loan was current and performing in accordance with the terms of the loan agreement.

         The size of loans which the Bank can offer to potential borrowers is less than the size of loans which many of the Bank's competitors with larger capitalization are able to offer. The Bank may engage in loan participations with other banks for loans in excess of the Bank's legal lending limits. However, no assurance can be given that such participations will be available at all or on terms which are favorable to the Bank and its customers.

NON-PERFORMING AND PROBLEM ASSETS

         NON-PERFORMING ASSETS. Non-accrual loans are those on which the accrual of interest has ceased. Loans are generally placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more unless the collateral is considered sufficient to cover principal and interest and the loan is in the process of collection. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e., brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest.

         Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. The recognition of interest income on impaired loans is the same as for non-accrual loans discussed above

         The following table sets forth information regarding non-accrual loans at the dates indicated.

                                                                                       At December 31,
                                                            ------------------------------------------------------------------
                                                             2003            2002            2001           2000         1999
                                                            -------       ---------         -------       --------      ------
Loans accounted for on a non-accrual basis:
Commercial..........................................       $      -      $        -        $      -      $       -     $     -
Real estate construction:
    Residential.....................................        263,000         289,000               -              -           -
    Commercial......................................              -               -               -              -           -
Real estate mortgage:
    Residential.....................................        431,135               -               -              -           -
    Commercial......................................              -         742,067         745,000              -           -
Consumer............................................              -               -               -              -           -
                                                            -------       ---------         -------       --------      ------
     Total..........................................        794,135       1,031,067         745,000              -           -
                                                            -------       ---------         -------       --------      ------
Accruing loans delinquent 90 days or more:
Commercial..........................................              -               -               -              -           -
Real estate construction:
    Residential.....................................              -               -               -              -           -
    Commercial......................................              -               -               -              -           -
Real estate mortgage:
    Residential.....................................              -               -               -              -           -
    Commercial......................................              -          50,000               -              -           -
Consumer............................................              -               -               -              -           -
                                                            -------       ---------         -------       --------      ------
     Total..........................................              -          50,000         745,000              -           -
                                                            -------       ---------         -------       --------      ------
          Total non-performing loans................       $794,135      $1,081,067        $745,000      $       -     $
                                                            =======       =========         =======       ========      ======
Total non-performing loans as a
   percentage of net loans..........................          0.55%           1.15%           1.19%          0.00%        0.00%
                                                            =======       =========         =======       ========      ======

         CLASSIFIED ASSETS. Federal Regulations provide for a classification system for problem assets of insured institutions. Under this Classification System, problem assets of insured institutions are classified as substandard, doubtful or loss. An asset is considered "substandard" if it involves more than an acceptable level of risk due to a deteriorating financial condition, unfavorable history of the borrower, inadequate payment capacity, insufficient security or other negative factors within the industry, market or management. Substandard loans have clearly defined weaknesses which can jeopardize the timely payments of the loan.

         Assets classified as "doubtful" exhibit all of the weakness defined under the Substandard Category but with enough risk to present a high probability of some principal loss on the loan, although not yet fully ascertainable in amount. Assets classified as "loss" are those considered un-collectable or of little value, even though a collection effort may continue after the classification and potential charge-off.

         The Bank also internally classifies certain assets as "special mention;" such assets do not demonstrate a current potential for loss but are monitored in response to negative trends which, if not reversed, could lead to a substandard rating in the future.

         When  an  insured  institution  classifies  problem  assets  as  either
"substandard" or "doubtful," it may establish specific allowances for loan losses in an amount deemed prudent by management. When an insured institution classifies problem assets as "loss," it is required either to establish an allowance for losses equal to 100% of that portion of the assets so classified or to charge off such amount.

         At December 31, 2003, the Bank had assets classified as follows:


Special mention..................................           $3,780,000
Substandard......................................              830,000
Doubtful.........................................              461,000
Loss.............................................                    -
                                                             ---------
     Total.......................................           $5,071,000
                                                             =========

         FORECLOSED REAL ESTATE. Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less disposal costs. Any write-down of real estate owned is charged to operations. At December 31, 2003, the Bank had no real estate owned.

         ALLOWANCE FOR LOSSES ON LOANS AND REAL ESTATE OWNED. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the inherent losses that may be incurred in the Bank's loan portfolio. Management also periodically performs valuations of Real Estate Owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary.

         Management's  judgment  as to the  level of future  losses on  existing loans is based on its internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future period will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

         The following table sets forth information with respect to the Bank's allowance for losses on loans at the dates and for the periods indicated.

                                                                 For the Year Ended December 31,
                                        -----------------------------------------------------------------------------------
                                             2003              2002             2001              2000               1999
                                        ------------      ------------     ------------      ------------     -------------

Balance at beginning of period .....    $  1,333,000      $    834,483     $    467,484      $    186,322     $          --
Charge-offs:
Commercial .........................              --                --           (7,000)               --                --
Real estate construction: ..........              --                --               --                --                --
    Residential
    Commercial .....................              --                --               --                --                --
Real estate mortgage: ..............              --                --               --                --                --
    Residential ....................              --                --               --                --                --
    Commercial .....................              --                --               --                --                --
Consumer ...........................          (1,000)               --               --            (2,731)               --
                                        ------------      ------------     ------------      ------------     -------------
     Total charge-offs: ............    $     (1,000)     $         --     $     (7,000)     $     (2,731)    $          --
                                        ------------      ------------     ------------      ------------     -------------

Recoveries:
Commercial .........................    $         --      $         --     $         --      $         --     $          --
Real estate construction: ..........              --                --               --                --                --
    Residential
    Commercial .....................              --                --               --                --                --
Real estate mortgage: ..............              --                --               --                --                --
    Residential ....................              --                --               --                --                --
    Commercial .....................              --                --               --                --                --
Consumer ...........................           1,000                --               --                --                --
                                        ------------      ------------     ------------      ------------     -------------
     Total recoveries ..............    $      1,000      $         --     $         --      $        --      $          --
                                        ------------      ------------     ------------      ------------     -------------

Net charge-offs ....................    $         --      $         --     $     (7,000)     $     (2,731)    $          --
                                        ------------      ------------     ------------      ------------     -------------
Provision for loan losses ..........    $    923,070      $    498,517     $    373,999      $    283,893     $     186,322
                                        ============      ============     ============      ============     =============
Balance at end of period ...........    $  2,256,070      $  1,333,000     $    834,483      $    467,484     $     186,322
                                        ============      ============     ============      ============     =============

Period-end loans outstanding (net of
    deferred costs/fees) ...........    $146,334,331      $ 95,095,210     $ 63,237,172      $ 37,398,746     $  16,202,146
                                        ============      ============     ============      ============     =============
Average loans outstanding ..........    $120,796,806      $ 78,245,329     $ 49,878,934      $ 27,417,365     $   7,478,681
                                        ============      ============     ============      ============     =============
Allowance as a percentage of period
    end loans ......................             1.5%             1.4%              1.3%             1.2%              1.1%
                                                 ===              ===               ===              ====              ===
Loans charged off as a percentage of
     average loans outstanding .....            0.00%            0.00%             0.01%            0.01%            0.00%
                                                ====             ====              ====             ====              ===

         ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of the Bank's allowance for loan losses by loan category at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category as the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                                                          At December 31,
                                 ----------------------------------------------------------------------------------------------
                                              2003                              2002                              2001
                                 -----------------------------    ---------------------------        --------------------------
                                                   Percent of                    Percent of                       Percent of
                                                  Loans in Each                 Loans in Each                    Loans in Each
                                                   Category to                   Category to                      Category to
Type of Loans:                     Amount          Total Loans      Amount       Total Loans        Amount        Total Loans
-------------                    ----------      -------------    ----------    -----------        --------     --------------

Commercial...................     $ 135,364          6.0%          $  98,642          7.4%        $ 92,628             11.1%
Real estate construction:
    Residential..............        33,841          1.5              18,662          1.4           20,027              2.4

    Commercial...............       460,238         20.4             239,940         18.0           90,959             10.9
Real estate mortgage:
    Residential..............       277,497         12.3             185,287         13.9          137,690             16.5
    Commercial...............     1,297,240         57.5             750,479         56.3          468,979             56.2

Consumer.....................        51,890          2.3              39,990          3.0           24,200              2.9
                                 ----------        -----          ----------        -----         --------            ------
         Total...............    $2,256,070        100.0%         $1,333,000        100.0%        $834,483            100.0%
                                 ==========        =====          ==========        =====         ========            ======
                                                            At December 31,
                                      ------------------------------------------------------------
                                                   2000                            1999
                                      ---------------------------     ---------------------------
                                                       Percent of                      Percent of
                                                      Loans in Each                   Loans in Each
                                                       Category to                     Category to
Type of Loans:                         Amount         Total Loans       Amount        Total Loans
-------------                         --------       ------------     --------       ------------
Commercial...................         $ 40,671             8.7%         $     --             --
Real estate construction:
    Residential..............            8,415             1.8             7,639            4.1%

    Commercial...............           93,029            19.9            28,880           15.5
Real estate mortgage:
    Residential..............          120,611            25.8            42,854           23.0
    Commercial...............          203,356            43.5           106,204           57.0

Consumer.....................            1,402             0.3               745            0.4
                                      --------           -----          --------          -----
         Total...............         $467,484           100.0%         $186,322          100.0%
                                      ========           =====          ========          =====

INVESTMENT ACTIVITIES

         GENERAL. The investment policy of the Bank is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that foster interest income within acceptable interest rate risk and liquidity guidelines. In accordance with SFAS No. 115, the Bank classifies its portfolio of investment securities as "available for sale" or "held to maturity." At December 31, 2003, the Bank's investment policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) certificates of deposit, and
(vi) investment grade corporate bonds, trust preferred securities and mutual funds. The Board of Directors may authorize additional investments.

         COMPOSITION OF INVESTMENT SECURITIES PORTFOLIO. At December 31, 2003, the Bank held an investment portfolio with an amortized cost of approximately $14,226,881 and an estimated fair market value of $14,323,035 or 8.2% of total assets. The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated. For additional information, see Note 3 of the Notes to the Consolidated Financial Statements.

                                                            At December 31,
                                                  ---------------------------------------
                                                      2003         2002          2001
                                                  -----------   -----------   -----------
Securities Held to Maturity:
    Municipals ................................   $   548,999   $        --   $        --
    Corporate trust preferred securities ......   $   250,000       250,000       250,000
                                                  -----------   -----------   -----------
        Total securities held to maturity .....       798,999       250,000       250,000
                                                  ===========   ===========   ===========

Securities Available for Sale:
    U.S. government agencies and
         government-sponsored entity securities   $ 4,255,820   $ 4,357,738   $ 5,669,761
    Municipals ................................            --     1,000,230            --
    Mortgage-backed securities ................     6,931,181     7,481,384     7,243,036
    Mutual funds ..............................     3,136,034    10,064,145            --
                                                  -----------   -----------   -----------
        Total securities available for sale ...    14,323,035    22,903,497    12,912,797
                                                  -----------   -----------   -----------
         Total ................................   $15,122,034   $23,153,497   $13,162,797
                                                  ===========   ===========   ===========

         INVESTMENT PORTFOLIO MATURITIES. The following table sets forth information regarding the scheduled maturities, carrying values, estimated fair values, and weighted average yields for the Bank's investments securities portfolio at December 31, 2003 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                            At December 31, 2003
                                             ---------------------------------------------------------------------------------
                                                    Within One Year            One to Five Years          Five to Ten Years
                                             -------------------------   --------------------------   ------------------------
                                                Carrying       Average       Carrying      Average      Carrying      Average
                                                 Value         Yield          Value        Yield         Value        Yield
                                              ----------       ------    -------------     ------     ----------      -------

Securities Held to Maturity:
  Corporate trust preferred securities..     $         -           -%     $        -           -%    $        -           -%
  Municipals............................               -                                                548,999         2.9
                                              ----------         ---      ----------         ---     ----------         ---
     Total securities held to maturity..               -           -               -           -        548,999         2.9
                                              ----------         ---      ----------         ---     ----------         ---

Securities Available for Sale:
  U.S. government agencies,
    government-sponsored entity
    securities and corporations.........               -           -       1,273,760         3.6      1,000,000         4.5
  Mortgage-backed securities............               -           -         243,021         5.7              -           -
  Mutual funds..........................       3,162,435         2.0               -           -              -          -
                                              ----------         ---      ----------         ---     ----------         ---
      Total securities available for sale      3,162,435         2.0       1,516,781         3.9      1,000,000         4.5
                                              ----------         ---      ----------         ---     ----------         ---
      Total.............................      $3,162,435         2.0%     $1,516,781         3.9%    $1,548,999         3.9%
                                              ==========         ===      ==========         ===     ==========         ===



                                                                  At December 31, 2003
                                               -----------------------------------------------------------------------
                                                More than Ten     Years                 Total Investment Securities
                                               --------------------------    -----------------------------------------
                                               Carrying          Average       Carrying        Average        Market
                                                 Value            Yield          Value          Yield          Value
                                                ----------       -------      -----------      -------     -----------
Securities Held to Maturity:
  Corporate trust preferred securities..       $   250,000          9.5%      $   250,000         9.5%     $   250,000
  Municipals............................                 -            -           548,999         2.9          540,308
                                                ----------          ---       -----------         ---      -----------
     Total securities held to maturity..           250,000          9.5           798,999         5.0          790,308
                                                ----------          ---       -----------         ---      -----------
Securities Available for Sale:
  U.S. government agencies,
    government-sponsored entity
    securities and corporations.........         2,055,253          3.6         4,329,013         3.9        4,255,820
  Mortgage-backed securities............         6,492,412          5.2         6,735,433         5.3        6,931,181
  Mutual funds..........................                 -            -         3,162,435         2.0        3,136,034
                                                ----------          ---       -----------         ---      -----------
      Total securities available for sale        8,547,665          4.8        14,226,881         4.5       14,323,035
                                                ----------          ---       -----------         ---      -----------
      Total.............................        $8,797,665          4.9%      $15,025,880         4.8%     $15,113,343
                                                ==========          ===       ===========         ===      ===========

SOURCES OF FUNDS

         GENERAL. Deposits are the major external source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from the amortization, prepayment or sale of loans, maturities of investment securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         DEPOSITS. The Bank offers individuals and businesses a wide variety of accounts, including checking, savings, money market accounts, individual retirement accounts and certificates of deposit. Deposits are obtained primarily from communities that the Bank serves, however, the Bank held brokered deposits of $38.0 million and $29.8 million at December 31, 2003 and 2002, respectively. Brokered deposits are a more volatile source of funding than core deposits and do not increase the deposit franchise of the Bank. In a rising rate environment, the Bank may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with the Bank, they may need to be replaced with borrowings which could increase the Bank's cost of funds and negatively impact its interest rate spread, financial condition and results of operation.

         The following tables detail the average amount, the average rate paid, and the percentage of each category to total deposits for the years ended December 31, 2003, 2002 and 2001.

                                                         Year ended December 31, 2003
                                                   ----------------------------------------
                                                      Daily                        Percent
                                                     Average           Average          of
                                                     Balance            Rate         Total
                                                   ------------        -------        -----
NOW and money market
    savings deposits..........................     $ 24,351,546         1.6%           19.8%
Regular savings deposits......................       22,104,323         2.2            18.0
Time deposits.................................       67,298,382         3.2            54.7
                                                   ------------                       -----
      Total interest-bearing deposits.........      113,754,251                        92.5

Non interest-bearing demand deposits..........        9,270,022                         7.5
                                                   ------------                       -----
      Total deposits..........................     $123,024,273                       100.0%
                                                   ============                       =====

                                                         Year ended December 31, 2002
                                                   ----------------------------------------
                                                      Daily                        Percent
                                                     Average           Average          of
                                                     Balance            Rate         Total
                                                   ------------        -------        -----
NOW and money market
    savings deposits..........................     $13,313,873          2.5%           16.0%
Regular savings deposits......................       5,787,414          3.0             7.0
Time deposits.................................      55,150,628          4.0            66.2
                                                   -----------                        -----
      Total interest-bearing deposits.........      74,251,915                         89.2

Non interest-bearing demand deposits..........       8,968,835                         10.8
                                                   -----------                        -----
      Total deposits..........................     $83,220,750                        100.0%
                                                   ===========                        =====

                                                         Year ended December 31, 2001
                                                   ----------------------------------------
                                                      Daily                        Percent
                                                     Average           Average          of
                                                     Balance            Rate         Total
                                                   ------------        -------        -----
NOW and money market
    savings deposits...........................    $ 7,160,038           3.2%         13.9%
Regular savings deposits.......................      1,797,774           2.9           3.5
Time deposits..................................     37,280,363           5.8          72.5
                                                   -----------                       -----
      Total interest-bearing deposits..........     46,238,175                        89.9

Non interest-bearing demand deposits...........      5,174,400                        10.1
                                                   -----------                       -----
      Total deposits...........................    $51,412,575                       100.0%
                                                   ===========                       =====

         The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2003.


                                                   Certificates
Maturity Period                                     of Deposits
---------------                                    ------------

Within three months........................         $ 9,721,923
Three through six months...................                   -
Six through twelve months..................          15,680,999
Over twelve months.........................          17,403,822
                                                    -----------
   Total...................................         $42,806,744
                                                    ===========

         BORROWINGS. Borrowings consist of reverse repurchase agreements and advances from the FHLB and other parties. Reverse repurchase agreements were priced at origination and are payable in four years or less. Borrowings from FHLB outstanding during 2003, 2002 and 2001 had maturities of five years or less and cannot be prepaid without penalty.

         The following table sets forth information regarding the Bank's borrowed funds:

                                                               December 31,
                                                 ------------------------------------------
                                                    2003            2002            2001
                                                 -----------    -----------    ------------
Amount outstanding at year end ...............   $10,340,123    $ 4,948,690    $ 6,835,000
Weighted average interest rates at year end ..           1.8%           3.0%           4.0%
Maximum outstanding at any month end .........   $14,195,110    $ 9,375,000    $ 6,835,000
Average outstanding ..........................   $ 7,827,679    $ 6,888,307    $ 3,934,378
Weighted average interest rate during the year           2.1%           3.6%           5.1%

PROPERTIES

         The Bank's main office is located in Washington Township, Gloucester County, New Jersey, in an office building of approximately 13,000 square feet. The main office facilities include teller windows, a lobby area, drive-through windows, automated teller machine, a night depository, and executive and administrative offices. In December 2002, the Bank executed its lease option to purchase the building for $1.5 million.

         The Bank also conducts business from a full-service office in Northfield, Atlantic County, New Jersey and a full-service office in Washington Township, Gloucester County, New Jersey. These offices were opened by the Bank in September 2002, and February 2003, respectively. The Northfield Office is leased.

         Management considers the physical condition of all offices to be good and adequate for the conduct of the Bank's business. At December 31, 2003, net property and equipment totaled approximately $3.2 million.

LEGAL PROCEEDINGS

         There are various claims and lawsuits in which the Bank is periodically involved, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits. Furthermore, at December 31, 2003, the Bank was not a party to any administrative or judicial proceedings arising under
Section 8 of the Federal Deposit Insurance Act.

                                   REGULATION

REGULATION OF PARKE BANK

         GENERAL. Set forth below is a brief description of certain laws which relate to the regulation of the Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. The Bank operates in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors and not shareholders of the Bank.

         Any change in applicable statutory and regulatory requirements, whether by the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation (the "FDIC") or the United States Congress could have a material adverse impact on the Bank, and its operations. The adoption of regulations or the enactment of laws that restrict the operations of the Bank or impose burdensome requirements upon it could reduce its profitability and could impair the value of the Bank's franchise which could hurt the trading price of the Bank's stock.

         On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The Securities and Exchange Commission (the "SEC") has promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act and the regulations implemented by the SEC subject publicly-traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase the Bank's expenses.

         As a New Jersey-chartered commercial bank, the Bank is subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance. As an FDIC-insured institution, the Bank is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the New Jersey Department of Banking and Insurance affect virtually all activities of the Bank, including the minimum level of capital the Bank must maintain, the ability of the Bank to pay dividends, the ability of the Bank to expand through new branches or acquisitions and various other matters.

         INSURANCE OF DEPOSITS. The Bank's deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund of the FDIC. The FDIC has established a risk-based assessment system for all insured depository institutions. Under the risk-based assessment system, deposit insurance premium rates range from 0-27 basis points. Currently, the Bank's deposit insurance premium has been assessed at zero basis points of deposits.

         CAPITAL ADEQUACY GUIDELINES. The Bank is subject to risk-based capital guidelines promulgated by the FDIC that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under the guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk--weighted assets, (b) excess of qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations, capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FDIC (determined on a case-by-case basis or as a matter of policy after formal rule-making).

         In addition to the risk-based capital guidelines, the FDIC has adopted a minimum Tier I capital (leverage) ratio, under which a bank must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other banks are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

         At December 31, 2004, the Bank had the requisite capital levels to qualify as "well capitalized."

REGULATION OF PARKE BANCORP, INC.

         GENERAL. Upon completion of the Reorganization, Parke Bancorp, Inc. will become a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). The Company will be subject to regulation by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Parke Bancorp, Inc. and its non-bank subsidiaries which also permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary bank. This regulation and oversight is intended primarily for the protection of the depositors of the Bank and not for shareholders of Parke Bancorp, Inc.

         A bank holding company is prohibited under the Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh the possible adverse effects.

         As a bank holding company, Parke Bancorp, Inc. will be required to file with the Federal Reserve Board an annual report and any additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board will also examine Parke Bancorp, Inc. and its subsidiaries.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Act on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. Furthermore, under amendments to the Act and regulations of the Federal Reserve Board, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or providing any property or services. Generally, this provision provides that a bank may not extend credit, lease or sell property, or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to the bank holding company, or to any other subsidiary of the bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, the bank holding company, or any subsidiary of the bank.

         Extensions of credit by the Bank to executive officers, directors, and principal shareholders of the Bank or any affiliate thereof, including Parke Bancorp, Inc., are subject to Section 22(h) of the Federal Reserve Act, which among other things, generally prohibits loans to any such individual where the aggregate amount exceeds an amount equal to 15% of a bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral.

         FEDERAL SECURITIES LAW. The issuance of Parke Bancorp, Inc.'s common stock in connection with the Reorganization has been registered under the Securities Act of 1933. In addition, upon consummation of the Reorganization, Parke Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and become subject to the periodic reporting and other requirements of Section 12(g) of the 1934 Act, as amended. Parke Bank will, after the Reorganization, no longer file reports under the 1934 Act with the FDIC.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names, ages, terms of, length of board service and the number and percentage of shares of Parke Bank common stock beneficially owned by the directors and executive officers of the Bank.

                                                     SHARES OF
                           AGE AT     YEAR FIRST    COMMON STOCK     PERCENT
                        DECEMBER 31,  ELECTED OR    BENEFICIALLY        OF
NAME                        2004      APPOINTED      OWNED (1)        CLASS
----                        ----      ---------      ---------        -----

DIRECTORS:
Celestino R. Pennoni         67         1998       ______(2)
Vito S. Pantilione           53         1998       ______(3)
Fred G. Choate               59         2003       ______
Daniel J. Dalton             55         2001       ______(4)
Arret F. Dobson              33         1998       ______(5)
Thomas Hedenberg             60         1998       ______(6)
Edward Infantolino           57         1998       ______(7)
Anthony J. Jannetti          67         1999       ______(8)

Jeffrey H. Kripitz           53         1998       ______(9)
Richard Phalines             62         1998       ______(10)
Jack C. Sheppard, Jr.        51         1998       ______(11)
Ray H. Tresch                67         1998       ______(12)

EXECUTIVE OFFICERS:
Ernest D. Huggard            47          N/A       ______(13)
David O. Middlebrook         46          N/A       ______(14)
Elizabeth Milavsky           53          N/A       ______

-----------------

(1) Beneficial ownership as of the Record Date. Includes shares of common stock held directly as well as by spouses or minor children, in trust, and other indirect beneficial ownership.
(2) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(3) Includes _______ shares of common stock which may be acquired pursuant to the exercise of options within 60 days of the Record Date and _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(4) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(5) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(6) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(7) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(8) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(9) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(10) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(11) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(12) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(13) Includes _______ shares of common stock which may be acquired pursuant to the exercise of options within 60 days of the Record Date and _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.
(14) Includes _______ shares of common stock which may be acquired pursuant to the exercise of options within 60 days of the Record Date and _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.

         Set forth below is the business experience for the past five years of each of the directors and executive officers of the Bank.

         C.R. ("Chuck") Pennoni. Mr. Pennoni is the Chairman of the Board of Directors of the Bank. From 1996 to the present, Mr. Pennoni has been chairman and chief executive officer of Pennoni Associates, Inc., Consulting Engineers, employing over 600 professionals and support staff with offices in the United States, Mexico City, Shin Yokohama, Okinawau and Metro Manila.

         Vito S. Pantilione. From the time of the Bank's formation in 1998, Mr. Pantilione has served as the President and Chief Executive Officer and a director of the Bank. Mr. Pantilione previously was the president and owner of Eagle Valley, a diversified mortgage company located in Philadelphia, Pennsylvania. From 1992 to 1994, he was employed as president of First Commercial Bank of Philadelphia. In addition, he previously was the president and owner of Interstate Mortgage Management, a mortgage brokerage company located in South Jersey, and was the executive vice president of First Federal Savings of Hammonton. Mr. Pantilione also serves as a member of the foundation board of directors of the Rowan University Business College.

         Fred G. Choate. Mr. Choate is the President and controlling shareholder of Greater Philadelphia Venture Capital Corporation, a position he has held since 1997. From 1987 to 1997, Mr. Choate was a principal in Sandhurst Company, a venture capital fund. Mr. Choate has also served on the audit committee of the board of directors of another financial institution and a medical corporation.

         Daniel J. Dalton. Mr. Dalton is president of Dalton Insurance Agency, LLC located in Glassboro, New Jersey. From 1992 to 1994, Mr. Dalton served as the 26th Secretary of the State of New Jersey. From 1979 to 1992, Mr. Dalton served in the New Jersey State Legislature.

         Arret Dobson. From 1989 to the present, Mr. Dobson has been a builder and land developer, developing numerous residential and commercial projections. Mr. Dobson is president of, and has an ownership interest in, the White Oaks Country Club located in Newfield, New Jersey, and the Riverwinds Tennis Center and Golf Club located in West Deptford Township, New Jersey.

         Thomas Hedenberg. Mr. Hedenberg is Vice-Chairman of the Bank. From 1969 to the present, Mr. Hedenberg has been a builder and land developer, developing numerous residential, commercial and industrial projects. Some of his projects include Hollydell Business Park, Glassboro Business Park, Bunker Hill Medical Center, Wedgewood Village Shopping Center and Point Shopping Center. One of his current projects is the Parke Place Community, where the Bank has its main offices. He has also developed and is a general partner in the Hollydell Ice Arena. His projects include the Parke Place Community where the Bank has its main offices and development of office and retail buildings and age-restricted apartments at the Riverwinds Community in West Deptford, New Jersey.

         Edward Infantolino. Dr. Infantolino is president of Ocean Internal Medicine Associates, P.A. and has practiced as an internist in both Atlantic City and Somers Point, New Jersey since 1977. Dr. Infantolino is a long-standing member of the New Jersey and Atlantic County Medical Societies as well as a member of the National Association of Realtors, the New Jersey Association of Realtors and the Atlantic City and County Board of Realtors. He was a co-founder of Premium Federal Savings Bank and served as a director of that bank for approximately ten years.

         Anthony J. Jannetti. Mr. Jannetti is president of Anthony J. Jannetti, Inc., a national health care marketing, communications, publishing and management firm located in Pitman, New Jersey. Mr. Jannetti currently serves on the Board of Trustees of the Education Foundation, the Samaritan Foundation, the Nursing Economic Foundation and the Foundation of the National Student Nurses Association. He is also an Honorary Member of the American Nephrology Nurses' Association, National Student Nurses' Association, National Association of Orthopedic Nurses, National Association of Pediatric Nurse Associates and Practitioners and The Oncology Nursing Society. Mr. Jannetti is also a member of The American Society of Association Executives, The Health Care Marketing and Communications Counsel and The Professional Convention and Management Association.

         Jeffrey H. Kripitz. Mr. Kripitz is the owner and operator of Jeff Kripitz Agency in Northfield, New Jersey. He specializes in employee benefits such as life, health and long term care insurance for businesses and individuals. He was an advisory board member of Premium Federal Savings Bank. He has been a member of the Board of Directors of Linwood Golf and Country Club for 15 years. He was recently a division chairman for the Jewish Community Center Capital Campaign and previously was Chairman of Beth Israel Synagogue Capital Campaign.

         Richard Phalines. Mr. Phalines has been the co-owner of Concord Truss Company since 1982. Mr. Phalines is currently chairman of the local Planning Board in Woodbury Heights.

         Jack C. Sheppard, Jr. From 1983 to the present, Mr. Sheppard has been employed as vice president and treasurer of Storrie, Budd & Jones Agency, Inc., providing full service insurance products. Mr. Sheppard is the Chairman of the Board of Trustees of Underwood Memorial Hospital Foundation. He also currently serves on the Board of Trustees of the Community Mental Health Center for Gloucester County and the Woodbury Chamber of Commerce.

         Ray H. Tresch. Mr. Tresch has been the owner and chief executive officer of Redy Mixt Konkrete in Woodbury, New Jersey for forty years. He is also a real estate developer in many various projects in Gloucester County, New Jersey. He is also currently the secretary and partner of Pearla Block in Moorestown, New Jersey, and Gibbsboro Block in Voorhees, New Jersey, and the managing partner of Hollydell Ice Arena. Mr. Tresch is also a partner in the development of office, retail, retail and age-restricted apartments at the Riverwinds Community in West Deptford, New Jersey.

         Ernest D. Huggard. Mr. Huggard is the Senior Vice President and Chief Financial Officer of the Bank. From 1989 to 1994, Mr. Huggard was the President and Chief Executive Officer of Roebling Savings Bank in Roebling, New Jersey. From 1982 to 1988, he was the Chief Financial Officer and Controller for Empire Savings Bank in Hammonton, New Jersey. Mr. Huggard is a Certified Public Accountant and has over twenty-two years of financial industry experience. He serves as president of the Board of Education for Galloway Township, New Jersey and is a member of the board of directors of Career Opportunity Development Incorporated. He also serves as a Lieutenant Colonel in the New Jersey National Guard..

         David O. Middlebrook. Mr. Middlebrook is the Senior Vice President, Senior Loan Officer and Corporate Secretary of the Bank. He has over twenty years experience in the commercial banking industry with a focus on commercial lending. Mr. Middlebrook also serves as treasurer of the board of directors for The Arc of Atlantic County, a non-profit entity that supports the developmentally disabled.

         Elizabeth Milavsky is a Senior Vice President. She joined the Bank in 2004. From 1982 until 2004, Ms. Milavsky was employed by Roxborough Manayunk Bank, Philadelphia, Pennsylvania, as Senior Vice President/Operations with responsibility for the supervision of Electronic Banking, Information Technology, Retirement and Check Processing Departments, as well as the operations of the retail branch network.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended December 31, 2004, the Board of Directors met ten times, including regularly scheduled meetings and special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and meetings of the committees on which he served during the year ended December 31, 2004. The Board maintains an Audit Committee, as well as a Loan Committee, a Compensation Committee, an Investment and Asset Liability Committee, a Marketing Committee, an Asset Quality Committee and a Nominating Committee.

         The Audit Committee consists of Directors Choate, Dalton and Phalines. The Board of Directors has determined that Mr. Choate, is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission. The Board of Directors as a whole has adopted a written charter for the Audit Committee, and a copy of the charter was attached as an appendix to the 2003 proxy statement. The Audit Committee's main responsibilities include establishing and reviewing the Bank's internal controls and operating procedures to ensure compliance by the Bank with all applicable laws, regulations, generally accepted accounting standards and customary operating procedures and practices. The Audit Committee also monitors the adequacy of the Bank's allowance for loan losses and the results of examinations by the Bank's regulators and the Bank's independent auditor. During the year ended December 31, 2004, this committee met five times.

         Other than Director Phalines, all of the members of the Audit Committee are currently considered independent under the rules of the Nasdaq Stock Market which require the Bank to have an audit committee consisting of a majority of independent directors. Mr. Phalines has been determined not to be independent in accordance with the rules of the Nasdaq Stock Market as a result of the Bank having previously leased its main office building from a limited liability company whose principals included Mr. Phalines. The Bank purchased the building from such company on December 15, 2002, for fair market value. Nonetheless, the Board believed that Director Phalines would be an effective member of the Audit Committee and that his appointment to the Audit Committee was in the best interests of the Bank and its shareholders.

         The Bank's Compensation Committee consists of Directors Pennoni, Hedenberg and Phalines. The Compensation Committee did not hold an official meeting during 2004.

         Report of the Audit Committee. For the fiscal year ended December 31, 2004, the Audit Committee: (i) reviewed and discussed the Bank's audited financial statements with management, (ii) discussed with the Bank's independent auditor, McGladrey & Pullen, LLP, all matters required to be discussed under Statement on Auditing Standards No. 61, and (iii) received from McGladrey & Pullen, LLP disclosures regarding McGladrey & Pullen, LLP's independence as required by Independence Standards Board Standard No. 1 and discussed with McGladrey & Pullen, LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

         Audit Committee:

         Fred G. Choate (Chairman)
         Daniel J. Dalton
         Richard Phalines

PRINCIPAL ACCOUNTING FEES AND SERVICES

         Effective July 30, 2002, the Securities and Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by an issuer's independent auditor to be approved by the issuer's audit committee prior to such services being rendered or to be approved pursuant to pre-approval policies and procedures established by the issuer's audit committee. The Company's Audit Committee has not established pre-approval procedures and instead specifically approves each service prior to the engagement of the auditor for all audit and non-audit services.

         It is the Audit Committee's policy to pre-approve all audit and non-audit services prior to the engagement of the Bank's independent auditor to perform any service. All of the services listed above for 2003 and 2004 were approved by the audit committee prior to the service being rendered. All of the services listed below for 2004 and 2003 were approved by the Audit Committee prior to the service being rendered. There were no services that were not recognized to be non-audit services at the time of engagement that were approved after the fact.

         Audit Fees. The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for the audit of the Bank's annual consolidated financial statements and for the review of the consolidated financial statements included in the Bank's Quarterly Reports on Form 10-QSB for the fiscal years ended December 31, 2004 and 2003, and for services in connection with the Bank's stock offering completed in November 2002, including review of the Bank's offering circular, issuance of the comfort letter and bring down letters and review of the Bank's registration statement on Form 10-SB filed with the FDIC and related technical research, were $69,750 and $63,000, respectively.

         Audit Related Fees. There were no fees billed by McGladrey & Pullen, LLP for assurance and related services related to the audit of the annual financial statements or to the review of the quarterly financial statements for the years ended December 31, 2004 and 2003.

         Tax Fees. The aggregate fees billed by RSM McGladrey, Inc. for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2004 and 2003 were $7,594 and $5,532, respectively.

         All Other Fees. There were no fees billed by McGladrey & Pullen, LLP for professional services rendered for services or products other than those listed under the captions "Audit Fees," "Audit-Related Fees," and "Tax Fees" for the years ended December 31, 2004 and 2003.

DIRECTOR NOMINATION PROCESS

         The Bank's nominating committee is comprised of Directors Choate and Dalton who are independent directors. The committee met once during the year ended December 31, 2004 in this capacity. The Board has adopted a nominating committee charter, and a copy of the charter was attached as an appendix to the 2004 proxy statement.

         The Bank does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The process for identifying and evaluating potential Board nominees includes soliciting recommendations from directors and officers of the Bank. Additionally, the Board will consider persons recommended by shareholders of the Bank in selecting the Board's nominees for election. There is no difference in the manner in which persons recommended by directors or officers versus persons recommended by shareholders in selecting Board nominees are evaluated.

         To be considered in the selection of Board nominees, recommendations from shareholders must be received by the Bank in writing by at least 120 days prior to the date the proxy statement for the previous year's annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered. The Board believes potential directors should be knowledgeable about the business activities and market areas in which the Bank engages.

SHAREHOLDER COMMUNICATIONS

         The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Bank from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages, but does not require, directors to attend the annual meeting of shareholders. All of the Board's members attended the 2004 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A member  of the  Board  of  Directors,  Jack C.  Sheppard,  Jr.,  is a
principal of a commercial insurance agency that provides all of the insurance coverage for the Bank. The cost of such insurance was approximately $102,100 and $80,700 for the years ended December 31, 2004 and 2003, respectively. An insurance agency owned by another director of the Bank, Jeffrey H. Kripitz, provides employee benefits (medical insurance, life insurance and disability insurance) to the Bank. The cost of such employee benefits totaled approximately $196,800 and $150,700 for the years ended December 31, 2004 and 2003, respectively.

         In the normal course of its business as a financial institution, the Bank has granted loans to its officers, directors and their affiliates. The terms of these related party loans, including interest rates, collateral and repayment terms, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility or other unfavorable features. At December 31, 2004, the aggregate outstanding principal balance of all such related party loans was $10.2 million and all such loans were current and performing in accordance with their terms.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

         BOARD FEES. Each director, other than the Chairman and Vice Chairman, is paid a fee of $300 per Board meeting. The Chairman and Vice Chairman receive a fee of $650 and $430, respectively, per meeting. The total fees paid to the directors for the year ended December 31, 2004 were approximately $51,800. Mr. Pantilione, who also serves as President and Chief Executive Officer of the Bank, does not receive compensation as a director.

         SUMMARY COMPENSATION TABLE. The following table sets forth the compensation awarded to or earned by the Bank's President, Chief Financial Officer and Senior Loan Officer for the three years ended December 31, 2004. No other officer received a total annual salary and bonus in excess of $100,000 for 2004.


                                                                  ANNUAL                  LONG-TERM COMPENSATION
                                                               COMPENSATION                       AWARDS
                                                               ------------             ----------------------------
                                                                                                         SECURITIES
                                                                                        RESTRICTED       UNDERLYING
                                          FISCAL                                           STOCK          OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR          SALARY           BONUS           AWARDS           SARS(#)   COMPENSATION(1)
---------------------------                ----          ------           -----           ------           -------   ---------------

Vito S. Pantilione, President and          2004         $210,000    $           -    $        -              600           $ 4,200
  Chief Executive Officer                  2003          195,000           97,500             -           15,959             4,000
                                           2002          175,000           87,500             -            7,872             2,745

Ernest D. Huggard, Senior Vice             2004         $113,750    $           -    $        -            2,400           $ 2,415
  President and Chief Financial            2003          110,000           15,000             -            9,900             2,500
   Officer                                 2002           95,000           25,000             -            8,580             1,994

David O. Middlebrook, Senior               2004         $ 94,500    $           -    $        -            2,400           $ 1,961
  Vice President, Senior Loan              2003           85,000           28,000             -            6,600             2,260
   Officer and Corporate                   2002           72,000           10,000             -            4,620            11,308
   Secretary

-----------------
(1) For the year ended December 31, 2004, consists of Bank's contribution to the individual's simple IRA account of $4,200, $2,415 and $1,961, respectively, to Messrs. Pantilione, Huggard and Middlebrook.


         EMPLOYMENT AGREEMENTS. The Bank has entered into an employment agreement with Mr. Pantilione. Mr. Pantilione's base salary under the employment agreement for the year ended December 31, 2004 was $210,000. Mr. Pantilione's employment agreement has a term of three years that is automatically extended for one year on January 1st of each year , unless notice of termination of the automatic extension is given in accordance with the terms of the employment agreement. The employment agreement may be terminated by the Bank for "cause" as defined in the agreement. If the Bank terminates Mr. Pantilione's employment without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that after Mr. Pantilione's employment is terminated in connection with any change in control, he will be paid a lump sum amount equal to the balance of the annual compensation due under the agreement plus an amount equal to 3.0 times the highest rate of bonus awarded to him during the three years prior to such termination. If payment had been made under the agreement as of December 31, 2004, the payment to Mr. Pantilione would have equaled approximately $945,000. The employment agreement also grants the right of the employee, within six months following a termination without cause or a voluntary termination by the employee for good reason, to require the Bank to repurchase all of the employee's shares of common stock of the Bank then owned by the employee at the closing price of such stock on the business day immediately preceding the date of notice of the employee's exercise of this right. The employment agreement also contains an agreement not to compete with the Bank which restricts certain post-employment activities of the employee within the Counties of Gloucester, Camden, Salem or Cumberland, New Jersey, for two years following termination of employment with the Bank.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP"). The Bank implemented a SERP program effective January 1, 2003. Vito S. Pantilione, President, Ernest D. Huggard, Senior Vice President, and David O. Middlebrook, Senior Vice President, are each participants in the plan. Under the plan, retirement benefits are payable to such participant commencing upon retirement after attainment of age 60 at the rate of 50% of their highest base salary paid while an employee of the Bank for the remainder of their life. If such retirement benefit payments are made for less than ten years, a survivor benefit will continue to be paid for the balance of such ten year period. Such benefits are in addition to any social security benefits. Upon a change of control of the Bank prior to the date of retirement of a participant, all benefits shall be deemed earned and non-forfeitable as if such participant had attained his or her retirement date at age 60. A participant may elect to retire after age 55 and such benefits payable shall be actuarially reduced to reflect the earlier payment commencement date. If a participant dies prior to age 60 while employed by the Bank, a survivor benefit will be paid equal to 100% of the participant's highest salary for one year and 50% of such salary for four additional years. Benefits under the plan may be paid in the form of a lump-sum on an actuarially equivalent basis. As of December 31, 2004, the Bank had total accrued plan expense of $206,809 with respect to benefits payable under the SERP. Benefits under the SERP will be a tax deductible expense to the Bank at the time that actual benefit payments are made. The Bank has invested in various life insurance agreements with policy proceeds payable to the Bank in the event of the death of plan participants. Such insurance proceeds and earnings related to such investments are anticipated to exceed any plan costs related to benefit payments.

         STOCK OPTIONS. The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended December 31, 2004. The Bank has not granted to the named executive officers any stock appreciation rights.




                                          Option Grants in Last Fiscal Year
                         ----------------------------------------------------------
                         Individual Grants
                          Number of         % of Total
                         Securities           Options
                         Underlying         Granted to    Exercise or
                           Option          Employees in   Base Price     Expiration
           Name          Granted (#)        Fiscal Year     ($/Sh)           Date
           ----          -----------        -----------     ------           ----

Vito S. Pantilione             600               4.8%        $15.00     February 2014
Ernest D. Huggard            2,400              19.3%        $15.00     February 2014
David O. Middlebrook         2,400              19.3%        $15.00     February 2014



         The following table sets forth information concerning options held by the named executive officers as of December 31, 2004. The Bank has not granted to the named executive officers any stock appreciation rights.


                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION/SAR VALUES

                                                                               Number of Securities       Value of Unexercised
                                                                              Underlying Unexercised          in-the-Money
                               Average         Shares                         Options/SARs at Fiscal     Options/SARs at Fiscal
                               Exercise     Acquired on         Value         Year-End Exercisable/       Year-End Exercisable/
           Name                 Price       Exercise (#)     Realized ($)       Unexercisable (#)         Unexercisable ($)(1)
------------------------------------------------------------------------------------------------------------------------------

Vito S. Pantilione                 $ 8.40       N/A               N/A               64,031 / 0                 677,448 / 0
Ernest D. Huggard                  $ 9.64       N/A               N/A               23,190 / 0                 216,595 / 0
David O. Middlebrook               $10.06       N/A               N/A               15,270 / 0                 136,208 / 0


(1) Based on $18.98 per share, the closing price of the Bank's common stock on December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Persons and groups owning in excess of 5% of the outstanding shares of the Bank's common stock are required to file reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). The following table sets forth, as of the Record Date, persons or groups who own more than 5% of the Bank's common stock and the ownership of all executive officers and Directors of the Bank as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of the Bank's common stock at the Record Date.

                                                                      PERCENT OF SHARES OF
                                              AMOUNT AND NATURE OF        COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)      OUTSTANDING
------------------------------------         -----------------------      -----------

Vito S. Pantilione                                 _______(2)
601 Delsea Drive
Washington Township, New Jersey 08080

Celestino R. Pennoni                               _______(3)
601 Delsea Drive
Washington Township, New Jersey 08080

Jeffrey H. Kripitz                                 _______(4)
601 Delsea Drive
Washington Township, New Jersey 08080


All directors and executive officers of the            _______(5)
     Bank as a group (15 persons)

(1) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect beneficial ownership.

(2) Includes _______ shares of common stock which may be acquired pursuant to the exercise of options within 60 days of the Record Date and _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.

(3) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.

(4) Includes _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.

(5) Includes _______ shares of common stock which may be acquired pursuant to the exercise of options within 60 days of the Record Date and _______ shares of common stock which may be acquired pursuant to the exercise of warrants within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Bank's officers and directors, and persons who own more than 10% of the Bank's common stock, to file reports of ownership and changes in ownership with the Federal Deposit Insurance Corporation ("FDIC") and to provide copies of those reports to the Bank. The Bank is not aware of any beneficial owner, as defined under Section 16(a), of more than 10% of its common stock. Based on the Bank's review of such ownership reports furnished to the Bank or written representations from certain reporting persons, no officer, director or 10% beneficial owner of the Bank failed to file such ownership reports on a timely basis during the fiscal year ended December 31, 2004.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Parke Bancorp, Inc. is authorized to issue 10,000,000 shares of common stock, par value $0.10 per share and 1,000,000 shares of serial preferred stock, par value $0.10 per share. Upon the Effective Date of the Reorganization, each share of Parke Bank common stock will be converted into one share of Parke Bancorp, Inc. common stock. Each share of Parke Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without shareholder approval, issue additional shares of common stock.

COMMON STOCK

         DISTRIBUTIONS. Parke Bancorp, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Market Prices and Dividends - Dividend Restrictions Imposed on Parke Bancorp, Inc." The holders of common stock of Parke Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Parke Bancorp, Inc. out of funds legally available therefor. If Parke Bancorp, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. The holders of common stock will possess exclusive voting rights in Parke Bancorp, Inc., except to the extent that preferred stock is issued in the future with full or limited voting powers. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to shareholder vote and will not have any right to cumulate votes in the election of directors.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding-up of Parke Bancorp, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Parke Bancorp, Inc. (including all debts and liabilities of Parke Bank), all assets of Parke Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS; REDEMPTION. Because the holders of the common stock do not have any preemptive rights with respect to any shares Parke Bancorp, Inc. may issue, the Board of Directors of Parke Bancorp, Inc. may sell shares of capital stock of Parke Bancorp, Inc., including both common and preferred stock) without first offering such shares to existing shareholders. The common stock will not be subject to any redemption provisions.

PREFERRED STOCK

         Parke Bancorp, Inc. is authorized to issue up to 1,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no shareholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of Parke Bancorp, Inc. common stock being offered and certain matters relating to the Reorganization and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of Park Bank and Subsidiary at December 31, 2003 and 2002 and for each of the years in the two year period ended December 31, 2003 have been included in this proxy statement in reliance upon the report of McGladrey & Pullen, LLP, appearing elsewhere in this proxy statement and upon the authority of said firm as experts in accounting and auditing.

                                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                            PARK BANK AND SUBSIDIARY



AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Years Ended December 31, 2003 and 2002)

Independent Auditor's Report....................................................................................F-1

Consolidated Balance Sheets as of December 31, 2003 and 2002 .................................................. F-2

Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002............................F-4

Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2003 and 2002..................F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002............................F-6

Notes to Consolidated Financial Statements......................................................................F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Nine Months Ended September 30, 2004 and 2003)

Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003(audited) .......................... F-27

Consolidated Statements of Operations for the Nine Months Ended September 30, 2004 and 2003....................F-29

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003....................F-31

Notes to Consolidated Financial Statements.....................................................................F-32



         All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

         Separate financial statements for Parke Bancorp, Inc. have not been included in this prospectus because Parke Bancorp, Inc., which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues, expenses or earnings per share.

McGladrey & Pullen
Certified Public Accountants



                          Independent Auditor's report


Directors and Shareholders
Parke Bank
Sewell, New Jersey


        We have audited the accompanying consolidated balance sheets of Parke Bank and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parke Bank and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/McGladrey & Pullen, LLP


Blue Bell, Pennsylvania
January 15, 2004

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

                            PARKE BANK AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002

                                                                       ASSETS
                                                                 2003             2002
                                                            -------------    -------------
Cash and due from banks                                     $   2,542,256    $   3,515,376
Federal funds sold                                              1,725,000        4,025,000
                                                            -------------    -------------

        Cash and cash equivalents                               4,267,256        7,540,376
                                                            -------------    -------------

Investment securities available for sale, at market value      14,323,035       22,903,497
Investment securities held to maturity, at amortized cost
     (market value 2003 - $790,308; 2002 - $242,825)              798,999          250,000
                                                            -------------    -------------

        Total investment securities                            15,122,034       23,153,497
                                                            -------------    -------------
Restricted stock, at cost                                         497,300          296,000
                                                            -------------    -------------
Loans                                                         146,334,331       95,095,210
Less:  allowance for loan losses                               (2,256,070)      (1,333,000)
                                                            -------------    -------------
        Total net loans                                       144,078,261       93,762,210
                                                            -------------    -------------
Bank premises and equipment, net                                3,239,413        2,594,974
Accrued interest receivable and other assets                    6,799,375        3,556,337
                                                            -------------    -------------

        Total assets                                        $ 174,003,639    $ 130,903,394
                                                            =============    =============

          See Notes to Consolidated Financial Statements.

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                    2003           2002
                                                                ------------   ------------
LIABILITIES
     Deposits
        Noninterest-bearing demand                              $ 12,745,309   $  8,637,685
        Interest-bearing                                         129,701,202     98,909,912
                                                                ------------   ------------
            Total deposits                                       142,446,511    107,547,597

     Borrowed funds                                               10,340,123      4,948,690

     Accrued interest payable and other accrued liabilities        1,224,398        779,194
                                                                ------------   ------------

            Total liabilities                                    154,011,032    113,275,481
                                                                ------------   ------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
     Common stock,
        $5 par value, 10,000,000 shares authorized;
        1,786,235 and 1,576,056 shares issued and outstanding
        at December 31, 2003 and 2002, respectively                8,931,175      7,880,280
     Additional paid-in capital                                   10,432,800      8,240,650
     Retained earnings                                               570,939      1,306,860
     Accumulated other comprehensive income                           57,693        200,123
                                                                ------------   ------------
            Total shareholders' equity                            19,992,607     17,627,913
                                                                ------------   ------------
            Total liabilities and shareholders' equity          $174,003,639   $130,903,394
                                                                ============   ============

          See Notes to Consolidated Financial Statements.

                            PARKE BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2003 and 2002


                                                                      2003         2002
                                                                  ----------   ----------
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans                                   $8,698,702   $5,787,953
     Interest and dividends on securities                            724,238      791,785
     Interest on federal funds sold                                   21,500       32,310
                                                                  ----------   ----------
            Total interest and dividend income                     9,444,440    6,612,048
                                                                  ----------   ----------

INTEREST EXPENSE
     Interest on deposits                                          3,014,145    2,713,558
     Interest on borrowings                                          167,527      246,930
                                                                  ----------   ----------
            Total interest expense                                 3,181,672    2,960,488
                                                                  ----------   ----------

            Net interest income                                    6,262,768    3,651,560

PROVISION FOR LOAN LOSSES                                            923,070      498,517
                                                                  ----------   ----------
            Net interest income after provision for loan losses    5,339,698    3,153,043
                                                                  ----------   ----------

NONINTEREST INCOME
     Loan brokerage fees                                              39,318       28,386
     Service charges on deposit accounts                             219,126      176,426
     Other fee income                                                456,919      265,154
     Net gain on the sale of securities                               63,681       18,124
                                                                  ----------   ----------
            Total noninterest income                                 779,044      488,090
                                                                  ----------   ----------

NONINTEREST EXPENSES
     Compensation and benefits                                     1,272,865      820,738
     Occupancy, equipment and data processing                        790,619      564,342
     Marketing and business development                              101,857      151,881
     Professional services                                           171,538      149,818
     Other operating expenses                                        500,527      391,890
                                                                  ----------   ----------
            Total noninterest expenses                             2,837,406    2,078,669
                                                                  ----------   ----------

INCOME BEFORE INCOME TAX EXPENSE                                   3,281,336    1,562,464

INCOME TAX EXPENSE                                                 1,279,437      620,485
                                                                  ----------   ----------

NET INCOME                                                        $2,001,899   $  941,979
                                                                  ==========   ==========

NET INCOME PER COMMON SHARE:
     Basic                                                        $     1.15   $     0.94
                                                                  ==========   ==========
     Diluted                                                      $     1.02   $     0.93
                                                                  ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic                                                         1,740,608      998,058
                                                                  ==========   ==========
     Diluted                                                       1,959,358    1,008,038
                                                                  ==========   ==========

          See Notes to Consolidated Financial Statements.

                            PARKE BANK AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                                  Accumulated
                                                                    Additional                      Other         Total
                                                      Common          Paid-In        Retained    Comprehensive  Shareholders'
                                                      Stock           Capital        Earnings     Income (Loss)   Equity
                                                      -----           -------        --------     -------------   ------

Balance, December 31, 2001                         $4,192,780      $ 4,076,716      $ 364,881     $(81,566)     $ 8,552,811

Net proceeds from issuance of
     common stock                                   3,687,500        4,163,934              -            -        7,851,434

Comprehensive income:

     Net income - 2002                                      -                -        941,979            -          941,979

     Change in net unrealized gain (loss) on securities
        available for sale, net of reclassification
        adjustment and tax effects, if any                  -                -              -      281,689          281,689
                                                                                                             ---------------

            Total comprehensive income                                                                            1,223,668
                                                 -------------   --------------  -------------   ----------  ---------------

Balance, December 31, 2002                          7,880,280        8,240,650      1,306,860      200,123       17,627,913

Net proceeds from issuance of
     common stock                                     243,875          261,758              -            -          505,633

10% common stock dividend                             807,020        1,930,392     (2,737,820)           -             (408)

Comprehensive income:

     Net income - 2003                                      -                -      2,001,899            -        2,001,899

     Change in net unrealized gain (loss) on securities
        available for sale, net of reclassification
        adjustment and tax effects, if any                  -                -              -     (142,430)        (142,430)
                                                                                                             ---------------

            Total comprehensive income                                                                            1,859,469
                                                 -------------   --------------  -------------   ----------  ---------------

Balance, December 31, 2003                         $8,931,175      $10,432,800      $ 570,939      $57,693      $19,992,607
                                                 =============   ==============  =============   ==========  ===============

          See Notes to Consolidated Financial Statements.

                            PARKE BANK AND SUBSIDIARY

                      CONDOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                 2003            2002
                                                                            ------------    ------------
OPERATING ACTIVITIES
     Net income                                                             $  2,001,899    $    941,979
     Adjustments to reconcile net income to
        net cash provided by operating activities:
            Depreciation and amortization                                        194,874          88,593
            Provision for loan losses                                            923,070         498,517
            Realized gains on sales of securities and loans                      (63,681)        (18,124)
            Net (accretion) amortization of purchase premiums
               and discounts on securities                                        (6,714)         13,349
            Deferred income tax benefit                                         (290,700)       (137,372)
            Changes in operating assets and liabilities:
               Increase in accrued interest receivable and other assets         (857,385)       (249,404)
               Increase (decrease) in accrued interest payable and other
                   accrued liabilities                                           445,204        (178,884)
                                                                            ------------    ------------
                      Net cash provided by operating activities                2,346,567         958,654
                                                                            ------------    ------------

INVESTING ACTIVITIES
     Purchases of investment securities held to maturity                        (549,682)              -
     Purchases of investment securities available for sale                    (6,376,623)    (19,558,186)
     (Purchases) sales of restricted stock                                      (201,300)         40,500
     Proceeds from sales of investment securities available for sale           8,905,271         986,857
     Proceeds from maturities of investment securities available for sale      2,500,000       6,577,092
     Principal payments on mortgage-backed securities                          3,385,509       2,477,793
     Purchase of bank-owned life insurance                                    (2,000,000)     (2,500,000)
     Net increase in loans                                                   (51,239,121)    (31,858,038)
     Purchases of premises and equipment                                        (839,313)     (2,115,286)
                                                                            ------------    ------------
                      Net cash used in investing activities                  (46,415,259)    (45,949,268)
                                                                            ------------    ------------

FINANCING ACTIVITIES
     Net proceeds from issuance of common stock                                  505,225       7,851,434
     Proceeds from borrowings                                                  8,000,000       4,148,690
     Repayment of borrowings                                                  (2,608,567)     (6,035,000)
     Net increase in interest-bearing deposits                                30,791,290      38,522,370
     Net increase in noninterest-bearing deposits                              4,107,624       3,415,992
                                                                            ------------    ------------
                      Net cash provided by financing activities               40,795,572      47,903,486
                                                                            ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (3,273,120)      2,912,872

CASH AND CASH EQUIVALENTS, JANUARY 1,                                          7,540,376       4,627,504
                                                                            ------------    ------------

CASH AND CASH EQUIVALENTS, DECEMBER 31,                                     $  4,267,256    $  7,540,376
                                                                            ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
        Interest on deposits and borrowed funds                             $  3,171,116    $  2,938,912
                                                                            ============    ============
        Income taxes                                                        $  1,492,000    $    725,000
                                                                            ============    ============

                 See Notes to Consolidated Financial Statements

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES

                  Description of Business

                         Parke Bank (the "Bank") is a commercial bank, which was
                  incorporated on August 25, 1998, and commenced operations on January 28, 1999. The Bank is chartered by the New Jersey Department of Banking and Insurance and insured by the Federal Deposit Insurance Corporation. The Bank maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey, and two additional branch office locations, one at 501 Tilton Road, Northfield, New Jersey and the other at 567 Egg Harbor Road, Washington Township, New Jersey.

                         The accounting and financial  reporting policies of the
                  Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

                  Principles of Consolidation

                         The  accompanying   consolidated  financial  statements
                  include the accounts of Parke Bank and its wholly-owned subsidiary Parke Capital Markets. All significant inter-company balances and transactions have been eliminated.

                  Cash and Cash Equivalents

                         Cash  and  cash  equivalents   include  cash  on  hand,
                  balances due from banks and federal funds sold.

                  Investment Securities

                         Investment  securities are classified  under one of the
                  following categories: "held to maturity" and accounted for at historical cost, adjusted for accretion of discounts and amortization of premiums; "available for sale" and accounted for at fair market value, with unrealized gains and losses reported as a separate component of shareholders' equity; or "trading" and accounted for at fair market value, with unrealized gains and losses reported as a component of net income. The Bank does not hold trading securities.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Investment Securities (Continued)

                         At  December  31,  2003 and 2002,  the Bank  identified
                  investment securities that would be held for indefinite periods of time, including securities that would be used as part of the Bank's asset/liability management strategy and possibly sold in response to changes in interest rates, prepayments and similar factors. These securities are classified as "available for sale" and are carried at fair value, with any temporary unrealized gains or losses reported as a separate component of other comprehensive income, net of the related income tax effect. Declines in the fair value of individual available for sale and held to maturity securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value, and are included in noninterest income in the statements of operations. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

                         Also, at December 31, 2003 and 2002,  the Bank reported
                  investments in securities that were carried at cost, adjusted for amortization of premium and accretion of discount. The Bank has the intent and ability to hold these investment securities to maturity considering all reasonably foreseeable events or conditions. These securities are classified as "held to maturity."

                         The amortization of premiums and accretion of discounts
                  over the contractual lives of the related securities, are recognized in interest income using the interest method. Gains and losses on the sale of such securities are accounted for using the specific identification method.

                  Restricted Stock

                         Restricted  stock  includes  investments  in the common
                  stocks of the Federal Home Loan Bank of New York ("FHLBNY") and the Atlantic Central Bankers Bank and is carried at cost because of ownership restrictions.

                  Loans

                         The Bank makes  commercial,  real  estate and  consumer
                  loans to customers. A substantial portion of the loan portfolio is represented by loans in Southern New Jersey. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Loans-Nonaccrual

                         Loans are placed on  nonaccrual  status and the accrual
                  of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management's judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection). Interest receivable on nonaccrual loans previously credited to income is reversed, and subsequently recognized as income only as received if the collection of principal is reasonably assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                  Loans-Restructured

                         Restructured  loans are those  loans  whose  terms have
                  been modified because of deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period.

                  Concentration of Credit Risk

                         The Bank's loans are generally to diversified customers
                  in Southern New Jersey and the Philadelphia area of Pennsylvania. Loans to general building contractors, general merchandise stores, restaurants, motels, warehouse space, and real estate ventures (including construction loans) constitute approximately 78% of commercial loans as of December 31, 2003. The concentrations of credit by type of loan are set forth in
                  Note 4. Generally, loans are collateralized by assets of the borrower and are expected to be repaid from the borrower's cash flow or proceeds from the sale of selected assets of the borrower.

                  Loan Fees

                         Loan  fees  and  direct  costs   associated  with  loan
                  originations are netted and deferred. The deferred amount is recognized as an adjustment to loan interest over the term of the related loans on the interest method. Loan brokerage fees, which represent commissions earned for facilitating loans between borrowers and other banks, are recorded in income as earned.

                  Allowance for Loan Losses

                         The allowance for loan losses is  established as losses
                  are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers' ability to repay, and other factors which may warrant current recognition. Such periodic assessments may, in management's judgment, require the Bank to recognize additions or reductions to the allowance.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Allowance for Loan Losses (Continued)

                         Various  regulatory  agencies  periodically  review the
                  adequacy of the Bank's allowance for loan losses as an integral part of their examination process. Such agencies may require the Bank to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affect management's determination of the allowance for loan losses in the near term.

                         A loan is considered  impaired  when,  based on current
                  information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                         Large groups of smaller balance  homogeneous  loans are
                  collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

                  Interest Rate Risk

                         The Bank is  principally  engaged  in the  business  of
                  attracting deposits from the general public and using these deposits, together with other borrowed and brokered funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities. Inherent in such activities is the potential for the Bank to assume interest rate risk that results from differences in the maturities and re-pricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

                  Bank Premises and Equipment

                         Premises  and   equipment   are  stated  at  cost  less
                  accumulated depreciation and amortization. Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Income Taxes

                         The amount  provided for federal  income taxes is based
                  on  income  reported  for  consolidated   financial  statement
                  purposes.

                         Deferred  federal and state tax assets and  liabilities
                  are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities. The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

                  Use of Estimates

                         The  preparation  of  financial   statements   requires
                  management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation allowance for deferred tax assets.

                  Comprehensive Income

                         Accounting principles generally require that recognized
                  revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                         The  components  of  other  comprehensive   income  and
                  related tax effects are as follows:

                                                                          2003         2002
                                                                       ---------    ---------

                  Unrealized holding gains (losses) on
                       available for sale securities                   $(173,703)   $ 487,606
                  Reclassification adjustment for net gains
                       realized in income                                (63,681)     (18,124)
                                                                       ---------    ---------
                  Net unrealized gains (losses)                         (237,384)     469,482
                  Tax effect                                              94,954     (187,793)
                                                                       ---------    ---------
                  Net-of-tax amount                                    $(142,430)   $ 281,689
                                                                       =========    =========

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)


                  Earnings Per Common Share

                         Basic earnings per common share is computed by dividing
                  net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share considers common stock equivalents (when dilutive) outstanding during the period such as options and warrants outstanding. Earnings per common share have been computed based on the following for the years ended December 31, 2003 and 2002:

                                                             2003         2002
                                                         ----------   ----------

                  Net income                             $2,001,899   $  941,979
                                                         ==========   ==========

                  Average number of common shares
                     outstanding                          1,740,608      998,058
                  Effect of dilutive options                218,750        9,980
                                                         ----------   ----------

                  Average number of common shares
                    outstanding  used
                    to calculate diluted
                    earnings per common share             1,959,358    1,008,038
                                                          =========    =========

                  Stock-Based Employee Compensation

                         The Bank has a stock-based  employee  compensation plan
                  which has been in existence for all periods presented, and which is more fully described in Note 13. As permitted under generally accepted accounting principles, grants of options under the plan are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Because options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Employee Compensation, to stock-based employee compensation.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.           DESCRIPTION OF BUSINESS AND SUMMARY OF
                  SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Stock-Based Employee Compensation (Continued)

                         For the years ended December 31, 2003 and 2002:

                                                                                 2003       2002
                                                                                 ----       ----

                  Net income, as reported                                   $2,001,899   $941,979

                  Deduct total stock-based compensation expense
                       determined  under  the fair  value  method
                       for all awards, net of related tax effects             (114,000)   (73,200)
                                                                            ----------   --------

                  Pro forma net income                                      $1,887,899   $868,779
                                                                            ==========   ========

                        Earnings per share:
                              Basic:
                           As reported                                      $     1.15   $   0.94
                           Pro forma                                        $     1.08   $   0.87
                             Diluted:
                           As reported                                      $     1.02   $   0.93
                           Pro forma                                        $      .96   $   0.86

NOTE 2.           CASH AND DUE FROM BANKS

                         The Bank maintains  various deposit accounts with other
                  banks to meet normal funds transaction requirements, to satisfy deposit reserve requirements, and to compensate other banks for certain correspondent services. The Federal Deposit Insurance Corporation insures these accounts up to $100,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Bank as of December 31, 2003, because reserve requirements were covered by vault cash and balances held at the Federal Reserve Bank of Philadelphia.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3.           INVESTMENT SECURITIES

                           The Bank's  investment  securities as of December 31,
                  2003 were as follows:


                                                                               Gross          Gross    Estimated
                                                           Amortized         Unrealized    Unrealized    Market
                                                             Cost              Gains         Losses      Value
                                                             ----              -----         ------      -----
   Available For Sale
   ------------------
     U.S. Government agencies and corporations            $ 4,329,013         $      -       $73,193   $ 4,255,820
     Mutual Funds                                           3,162,435                -        26,401     3,136,034
     Mortgage-backed securities
                                                            6,735,433          195,748             -     6,931,181
                                                          -----------         --------       -------    ----------
       Total securities available for sale                $14,226,881         $195,748       $99,594   $14,323,035
                                                          ===========         ========       =======   ===========
   Held to Maturity
   ----------------
     Municipals                                           $   548,999         $      -       $ 8,691   $   540,308
     Corporate trust preferred security                       250,000                -             -       250,000
                                                          -----------         --------       -------   -----------
            Total securities held to maturity             $   798,999         $      -       $ 8,691   $   790,308
                                                          ===========         ========       =======   ===========


                         The Bank's  investment  securities  as of December  31,
                  2002 were as follows:

                                                                               Gross          Gross    Estimated
                                                           Amortized         Unrealized    Unrealized    Market
                                                             Cost              Gains         Losses      Value
                                                             ----              -----         ------      -----

   Available For Sale
   ------------------
     U.S. Government agencies and corporations            $ 4,343,311         $ 14,427        $    -   $ 4,357,738
     Municipals                                             1,000,487                -           257     1,000,230
     Mutual Funds                                          10,032,135           32,010             -    10,064,145
     Mortgage-backed securities                             7,194,026          287,358             -     7,481,384
                                                          -----------         --------       -------    ----------
       Total securities available for sale                $22,569,959         $333,795        $  257   $22,903,497
                                                          ===========         ========        ======   ===========

   Held to Maturity
   ----------------
     Corporate trust preferred security                   $   250,000         $      -       $ 7,175   $   242,825
                                                          ===========         ========       =======   ===========

                         The  amortized  cost  and  estimated  market  value  of
                  investment securities at December 31, 2003 by contractual maturities are shown below. Expected maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties; therefore, these securities are not included in the maturity categories in the following maturity summary.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.           INVESTMENT SECURITIES (Continued)


                                                              Available For Sale                    Held to Maturity
                                                              ------------------                    ----------------
                                                         Amortized           Market           Amortized          Estimated
                                                            Cost              Value              Cost          Market Value
                                                            ----              -----              ----          ------------

   Maturing within one year                            $         -          $         -         $       -          $        -
   Maturing after one year but within five years         1,273,760            1,266,550                 -                   -
   Maturing after five years, but within ten years       1,000,000            1,003,750           548,999             540,308
   Maturing after ten years                              2,055,253            1,985,520           250,000             250,000
                                                        -----------         -----------         ---------          ----------
                                                         4,329,013            4,255,820           798,899             790,308
   Mortgage-backed securities                            6,735,433            6,931,181                 -                   -
   Mutual funds                                          3,162,435            3,136,034
                                                        -----------         -----------         ---------          ----------
                                                                                                        -                   -
      Total securities                                 $14,226,881          $14,323,035         $ 798,999          $  790,308
                                                       ===========          ===========         =========          ==========

                           Gross  realized gains amounted to $75,814 in 2003 and
                  $18,124 in 2002. There were realized losses of $12,133 in 2003 and $-0- in 2002.

                           As of December 31, 2003,  approximately $8,061,000 of
                  investment securities are pledged as collateral for borrowed funds (Note 9). In addition, securities with a carrying value of $249,506 were pledged to secure public deposits at December 31, 2003.

                           As of December 31, 2002,  approximately $7,473,000 of
                  investment securities are pledged as collateral for borrowed funds (Note 9). In addition, securities with a carrying value of $249,546 were pledged to secure public deposits at December 31, 2002.

                         The fair value of securities with unrealized  losses by
                  length of time that the individual securities have been in a continuous loss position at December 31, 2003, are as follows:

                                                    Continuous Unrealized Losses         Continuous Unrealized Losses
                                                  Existing for Less Than 12 Months     Existing for More Than 12 Months
                                                                      Unrealized                            Unrealized
                                                   Fair Value           Losses           Fair Value           Losses
                                                ---------------------------------------------------------------------------
              Available for sale:
                U.S. Government agencies and
                 corporations:                      $  926,674         $ 73,193         $         -           $       -
                Mutual funds                         3,136,034           26,401                   -                   -

                Mortgage-backed securities                   -                -                   -                   -
                                                    ----------         --------         -----------           ---------
                                                     4,062,708           99,594                   -                   -
                                                    ----------         --------         -----------           ---------
              Held to maturity:
                Municipals                             540,308            8,691                   -                   -
                Corporate trust preferred
                 securities                                  -                -                   -                   -
                                                       540,308            8,691                   -                   -
                                                    ----------         --------         -----------           ---------
                  Total temporarily impaired
                    securities                      $4,603,016         $108,285        $          -           $       -
                                                    ==========         ========        ============           =========


                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.           INVESTMENT SECURITIES (Continued)

                         The  unrealized  losses that existed as of December 31,
                  2003 are the result of market changes in interest rates since the securities were purchased. This factor coupled with the fact the Bank has both the intent and ability to hold securities for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available for sale portfolio are temporary.

NOTE 4.           LOANS

                         The  composition  of net loans as of December  31, 2003
                  and 2002 are as follows:

                                                                   2003                  2002
                                                                   ----                  ----
                          Commercial                          $122,943,181           $77,824,267
                          Residential real estate               20,152,977            14,559,920
                          Consumer                               3,405,909             2,874,330
                                                              ------------           -----------
                          Total loans                          146,502,067            95,258,517
                          Less: allowance for loan losses       (2,256,070)           (1,333,000)
                          Less: net deferred loan fees            (167,736)             (163,307)
                                                              ------------           -----------
                            Net loans                         $144,078,261           $93,762,210
                                                              ============           ===========

                         At December  31,  2003,  approximately  $11,700,000  of
                  residential real estate loans were pledged to the FHLBNY for potential borrowings (Note 9).

NOTE 5.           LOANS AND DEPOSITS TO RELATED PARTIES

                         In the normal course of business,  the Bank has granted
                  loans to officers, directors and their affiliates (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility.

                         An analysis of the activity of such related party loans
                  is as follows:

                                                 2003               2002
                                                 ----               ----

                 Balance, beginning of year    $6,392,357       $4,047,257
                   Advances                     6,521,900        3,395,578
                   Less: Repayments            (2,695,078)      (1,050,478)
                                               ----------      -----------
                 Balance, end of year         $10,219,179       $6,392,357
                                              ===========       ==========

                         At December  31, 2003 and 2002,  deposits  from related
                  parties  totaled  approximately   $5,877,000  and  $6,430,000,
                  respectively.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.           ALLOWANCE FOR LOAN LOSSES

                         An  analysis of the  allowance  for loan losses for the
                  years ended December 31, 2003 and 2002 is as follows:

                                                          2003                2002
                                                          ----                ----
                 Balance, beginning of year            $1,333,000          $ 834,483
                 Provision for loan losses                923,070            498,517
                 Charge offs                               (1,000)                 -
                 Recoveries                                 1,000                  -
                                                       ----------         ----------
                 Balance, end of year                  $2,256,070         $1,333,000
                                                       ==========         ==========

                         Information  about impaired loans and nonaccrual  loans
                  as of and for the years ended December 31, 2003 and 2002 is as follows:

                                                                                            2003                2002
                                                                                            ----                ----
                 Impaired loans with a valuation allowance                              $ 1,171,713          $ 1,151,574
                 Impaired loans without a valuation allowance                                     -              339,776
                                                                                        -----------          -----------
                      Total impaired loans                                              $ 1,171,713          $ 1,491,350
                                                                                        ===========          ===========
                 Related allowance for loan losses for loan impaired                    $   486,591          $   301,524
                                                                                        ===========          ===========
                 Nonaccrual loans (included in total impaired loans)                    $   794,135          $ 1,031,067
                                                                                        ===========          ===========
                 Loans past due ninety days or more and still accruing                            -          $    50,000
                                                                                        ===========          ===========
                 Average monthly balance of impaired loans (based on month-end
                   balances)                                                            $ 1,241,944          $ 1,191,441
                                                                                        ===========          ===========
                 Interest income recognized on cash basis on impaired loans             $    43,430          $     3,761
                                                                                        ===========          ===========

NOTE 7.           BANK PREMISES AND EQUIPMENT

                         A summary of the cost and  accumulated  depreciation of
                  bank premises and equipment as of December 31, 2003 and 2002 is as follows:

                                                                        2003                 2002
                                                                        ----                 ----
                 Land                                                $  470,000            $  300,000
                 Building and improvements                            2,484,510             1,932,492
                 Furniture and equipment                                675,566               676,930
                                                                     ----------            ----------
                 Total premises and equipment, at cost                3,630,076             2,909,422
                 Less: accumulated depreciation and amortization       (390,663)             (314,448)
                                                                    -----------            ----------
                 Premises and equipment, net                        $ 3,239,413            $2,594,974
                                                                    ===========            ==========

                         Depreciation  expense was  $194,874 in 2003 and $88,593
                  in 2002.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.           BANK PREMISES AND EQUIPMENT (Continued)

                         The Bank was  obligated  under a  non-cancelable  lease
                  agreement executed in July 1998 related to its Bank building ("building") with a limited liability company whose principals are also members of the Bank's Board of Directors. During 2002, the Bank executed its lease option to purchase the building for its market value of $1,500,000. In addition, in March 2002, the Bank entered a non-cancelable operating lease agreement related to its Northfield branch office. The term of the March 2002 lease is for 10 years with two 5-year renewal options. Rental payments under this lease commenced in July 2002. The Bank is responsible for its pro-rata share of real estate taxes, and all insurance, utilities, maintenance and repair costs for the benefit of the branch office. At December 31, 2003, the required future rental payments under this lease are as follows:

                                 YEARS ENDING
                                 DECEMBER 31,                     AMOUNT
                                 ------------                     ------

                                   2004                           $55,500
                                   2005                            58,500
                                   2006                            62,500
                                   2007                            65,500
                                   2008                            66,500
                                   Thereafter                     240,500
                                                                 --------

                           Total minimum lease payments          $549,000
                                                                 ========

                         Rent  expense was $53,250 in 2003 and $113,361 in 2002.
                  Related party rent paid was $-0- in 2003 and $83,960 in 2002.

NOTE 8.           DEPOSITS

                         Deposits at December 31, 2003 and 2002 consisted of the
                  following:

                                                                       2003                  2002
                                                                       ----                  ----

                         Demand deposits, noninterest-bearing      $ 12,745,309           $  8,637,685
                         Demand deposits, interest-bearing           24,168,980             18,748,048
                         Savings deposits                            22,735,902             18,157,627
                         Time deposits of $100,000 or more           42,806,744             29,287,513
                         Other time deposits                         39,989,576             32,716,724
                                                                   ------------           ------------
                         Total deposits                            $142,446,511           $107,547,597
                                                                   ============           ============

                         Included in deposits at December 31, 2003 and 2002 were
                  $37,997,575  and   $29,762,214,   respectively,   of  brokered
                  deposits.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.           DEPOSITS (Continued)

                         Scheduled  maturities  of  certificates  of  deposit at
                  December 31, 2003 are as follows:

                                 YEARS ENDING
                                 DECEMBER 31,                AMOUNT
                                 ------------                ------

                                   2004                    $52,794,328
                                   2005                      8,995,319
                                   2006                     14,919,644
                                   2007                      4,280,185
                                   2008                      1,806,844
                                                           -----------
                                                           $82,796,320
                                                           ===========

NOTE 9.           BORROWED FUNDS

                         An analysis of borrowed  funds as of December  31, 2003
                  and 2002 is as follows:

                                                                               2003                   2002
                                                                               ----                   ----
                                                    Maturity Date        Amount    Rate         Amount    Rate
                                                    -------------        ------    ----         ------    ----
                 Federal Home Loan Bank                May 2003      $         -        -    $ 300,000     4.75%
                   Repurchase Agreements              June 2004          500,000     5.18%     500,000     5.18%
                 Federal Home Loan Bank              August 2003               -        -    1,250,000     2.03%
                   Advances                          January 2004      4,000,000     1.18%           -        -
                                                      July 2004        2,000,000     1.24%           -        -
                                                     August 2004       1,250,000     2.57%   1,250,000     2.57%
                                                      July 2005        1,000,000     1.57%           -        -
                                                     January 2007        590,123     4.73%     648,690     4.73%
                 Other borrowings                     March 2003               -        -    1,000,000     1.95%
                                                    February 2004      1,000,000     1.20%           -        -
                                                                     -----------            ----------        -
                 Total borrowed funds                                $10,340,123            $4,948,690
                                                                     ===========            ==========

                         At December 31, 2003, the Bank had a $6,545,150 line of
                  credit from the FHLBNY. In addition, the bank has available a $6,545,150 one-month overnight re-pricing line of credit. No amounts were outstanding at December 31, 2003.

                         Certain investment securities (Note 3), loans (Note 4),
                  and FHLBNY stock are pledged as collateral for borrowed funds.

NOTE 10.          FAIR VALUE OF FINANCIAL INSTRUMENTS

                         The  Bank  discloses  estimated  fair  values  for  its
                  significant financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.          FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                         The  following  fair  value   estimates,   methods  and
                  assumptions were used to estimate the fair value of each class of significant financial instruments, for which it is practical to estimate that value:

                  Cash and Cash Equivalents

                         The  carrying  amount of cash and  federal  funds  sold
                  approximates fair value.

                  Investment Securities

                         The fair value of  investment  securities is based upon
                  quoted market prices or dealer quotes.

                  Loans

                         Fair values are estimated for  portfolios of loans with
                  similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and other consumer. Each loan category is further segmented into groups by fixed and adjustable rate interest terms and by performing and non-performing categories.

                         The  fair  value  of  performing   loans  is  typically
                  calculated by discounting scheduled cash flows through their estimated maturity, using estimated market discount rates that reflect the credit and interest rate risk inherent in each group of loans. The estimate of maturity is based on contractual maturities for loans within each group, or on the Bank's historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic conditions.

                         Fair  value  for  nonperforming  loans  is based on the
                  discounted value of expected future cash flows, discounted using a rate commensurate with the risk associated with the likelihood of repayment and/or the fair value of collateral (if repayment of the loan is collateral dependent).

                         For    all    loans,    assumptions    regarding    the
                  characteristics and segregation of loans, maturities, credit risk, cash flows, and discount rates are judgmentally determined using specific borrower and other available information.

                  Bank-owned Life Insurance

                         Fair value of insurance  policies owned by the Bank are
                  based on the insurance contract's cash surrender value, net of any policy loans.

                  Deposits

                         The fair  value of  deposits  with no stated  maturity,
                  such as demand deposits, checking accounts, savings and money market accounts, is equal to the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, where the discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.          FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                  Borrowed Funds

                         The  fair  value  of  borrow  funds  is  based  on  the
                  discounted value of estimated cash flows. The discounted rate is estimated using the rates currently offered for similar advances.

                  Off-Balance Sheet Instruments

                         Since the  majority  of the  Bank's  off-balance  sheet
                  instruments consist of non fee-producing, variable rate commitments, the Bank has determined they do not have a distinguishable fair value.

                         The following  table  summarizes  carrying  amounts and
                  fair values for financial instruments at December 31, 2003:

                                                                                   Carrying Value            Fair Value
                                                                                   --------------            ----------
                         FINANCIAL ASSETS:
                           Cash and cash equivalents                                  $  4,267,256           $  4,267,256
                           Investment securities                                        15,122,034             15,113,343
                           Restricted stock                                                497,300                497,300
                           Loans, net                                                  144,078,261            144,403,876
                           Bank-owned life insurance                                     4,500,000              4,500,000

                         FINANCIAL LIABILITIES:
                           Demand deposits and savings deposits                       $ 59,650,191           $ 59,650,191
                           Time deposits                                                82,796,320             83,048,224
                           Borrowed funds                                               10,340,123             10,340,123

                         The following  table  summarizes  carrying  amounts and
                  fair values for financial instruments at December 31, 2002:

                                                                                   Carrying Value            Fair Value
                                                                                   --------------            ----------
                         FINANCIAL ASSETS:
                           Cash and cash equivalents                                   $ 7,540,376            $ 7,540,376
                           Investment securities                                        23,153,497             23,146,322
                           Restricted stock                                                296,000                296,000
                           Loans, net                                                   93,762,210             95,517,423
                           Bank-owned life insurance                                     2,500,000              2,500,000

                         FINANCIAL LIABILITIES:
                           Demand deposits and savings deposits                         45,543,360             45,543,360
                           Time deposits                                                62,004,237             63,131,141
                           Borrowed funds                                                4,948,690              4,948,690

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.          INCOME TAXES

                         The net  deferred  tax  asset,  which  is  included  in
                  "accrued interest receivable and other assets" at December 31, 2003 and 2002, includes the following:

                                                                                          2003                  2002
                                                                                          ----                  ----

                         Deferred tax assets                                             $862,864              $ 448,195
                         Deferred tax liabilities                                        (319,578)              (290,562)
                                                                                         --------              ---------
                         Net deferred tax asset                                          $543,286              $ 157,633
                                                                                         ========              =========

                         Income tax  expense for the years  ended  December  31,
                  2003 and 2002 consisted of the following:

                                                                                         2003                  2002
                                                                                         ----                  ----
                          Current tax expense:
                            Federal                                                   $1,212,122             $582,832
                            State                                                        358,015              175,025
                                                                                      ----------             --------
                                                                                       1,570,137              757,857
                          Deferred tax (benefit)                                        (290,700)           ( 137,372)
                                                                                      ----------             --------
                                                                                      $1,279,437             $620,485
                                                                                      ==========             ========

                         The components of the net deferred tax asset,  which is
                  included in other assets, are as follows:

                                                                                         2003                  2002
                                                                                         ----                  ----
                          Allowance for loan losses                                     $835,309             $ 447,711
                          Deferred loan costs                                           (191,371)             (108,867)
                          Securities available for sale                                  (38,461)             (133,415)
                          Other                                                          (62,191)              (47,796)
                                                                                         -------               -------
                                                                                        $543,286             $ 157,633
                                                                                        ========             =========

                         A  reconciliation  of the Bank's  effective  income tax
                  rate with the statutory Federal rate for the years ended December 31, 2003 and 2002 is as follows:

                                                                                          2003                  2002
                                                                                          ----                  ----
                          Tax expense at statutory rate (34%)                          $1,115,654              $531,238
                          Permanent differences and other, net                            (31,128)               (9,887)
                          State income taxes, net of Federal tax benefit                  194,911                99,134
                                                                                       ----------              --------
                                                                                       $1,279,437              $620,485
                                                                                       ==========              ========

                                      F-22

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12.          REGULATORY MATTERS

                  Regulatory Restrictions

                         Pursuant to the Bank's  charter and its de novo status,
                  since its inception, the Bank has been subject to, and has complied with the following restrictions:

                    1.   Audited financial statements for five years;

                    2. Limitation on interest rates paid on deposits for five years;

                    3. Limitation on the availability of the Bank's undistributed net assets for the payment of cash dividends without the prior approval of regulatory authorities.

                  Capital Ratios

                         The  Bank is  subject  to  various  regulatory  capital
                  requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the Regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                         Quantitative  measures  established  by  regulation  to
                  ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

                         The most recent  notification  from the Federal Deposit
                  Insurance Corporation, as of June 30, 2003 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.          REGULATORY MATTERS (Continued)

                  Capital Ratios (Continued)

                         The  Bank's  actual  capital  amounts  and ratios as of
                  December 31, 2003 and 2002 are also presented in the following tables:

                                                                                                         To Be Well
                                                                                                     Capitalized Prompt
                                                                                 For Capital          Under Corrective
                                                            Actual            Adequacy Purposes      Action Provisions
                                                            ------            -----------------      -----------------
                                                       Amount     Ratio      Amount       Ratio       Amount     Ratio
                                                       ------     -----      ------       -----       ------     -----
                      As of December 31, 2003:
                       (amounts in thousands)
                       ----------------------

                      Total Risk Based Capital          $21,764    15%        $11,670       8%          $14,588    10%
                            (to Risk Weighted Assets)

                      Tier I Capital                     19,935    14%          5,835       4%            8,753     6%
                            (to Risk Weighted Assets)

                      Tier I Capital                     19,935    12%          6,574       4%            8,218     5%
                               (to Average Assets)

                                                                                                         To Be Well
                                                                                                     Capitalized Prompt
                                                                                 For Capital          Under Corrective
                                                            Actual            Adequacy Purposes       Action Provisions
                                                            ------            -----------------       -----------------
                                                       Amount     Ratio      Amount       Ratio       Amount     Ratio
                                                       ------     -----      ------       -----       ------     -----
                      As of December 31, 2002:
                     (amounts in thousands)
                     ----------------------

                      Total Risk Based Capital          $18,659     19%      $ 7,869        8%          $ 9,836     10%
                            (to Risk Weighted Assets)

                      Tier I Capital                     17,428     18%        3,934        4%            5,902      6%
                            (to Risk Weighted Assets)

                      Tier I Capital                     17,428     14%        4,986        4%            6,233      5%
                               (to Average Assets)

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.          SHAREHOLDERS' EQUITY

                  Common Stock Offering

                         During 2002, the Bank completed a common stock offering
                  of 737,500 shares, which netted $7,851,434 of proceeds to the Bank.

                  Common Stock Dividend

                         In  December  2003,  the Bank paid a 10%  common  stock
                  dividend (161,404 shares) to shareholders.

                  Stock Options and Warrants

                         In 1999, 2002 and 2003, the  shareholders  approved the
                  Bank's Employee Stock Option Plans (the "Plans"). The Plans are "non-qualified" stock option plans. Reserved for issuance upon the exercise of options granted or to be granted by the Board of Directors is an aggregate of 172,958 shares of common stock. All options issued under the Plans are fully vested upon issuance. Certain officers and employees of the Bank have been granted options under the Plans. All stock option amounts and prices included in the following discussions have been adjusted for stock dividends through December 31, 2003.

                         A  summary  of the  status  of  options  granted  is as
                  follows:

                                                             2003                       2002
                                                             ----                       ----
                                                      Number      Exercise      Number      Exercise
                                                    of Options      Price     of Options     Price
                                                    ----------      -----     ----------     -----
                Outstanding, beginning of year         62,330       $ 9.09       37,620       $9.09
                  Granted                              41,294        12.73       25,810        9.09
                  Expired/terminated                        -            -       (1,100)       9.09
                  Exercised                            (1,210)        9.09            -           -
                                                      -------                    ------
                Outstanding, end of year              102,414        10.66       62,330       $9.09
                                                      =======                    ======

                         Information    regarding   options    outstanding   and
                  exercisable at December 31, 2003 is as follows:

                                                            Weighed-Average
                                            Number             Remaining
               Exercise Price             Outstanding       Contractual Life
               --------------             -----------       ----------------

                       $9.09               61,120                 6.6
                      $12.73               41,294                 9.5


                         At  December  31,  2003,   there  were  69,444   shares
                  available for grant under the Plans. At December 31, 2003, the average weighted remaining contractual life is 7.75 years.

                           PARKE BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.          SHAREHOLDERS' EQUITY (Continued)

                  Stock Options and Warrants (Continued)

                         The Bank has adopted the disclosure-only  provisions of
                  FASB No. 123. The Company accounts for its Plans in accordance with Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for the Plans in 2003 or 2002. Compensation cost that would have been recognized using the fair value method pursuant to FASB No. 123, if the Bank had so elected, would have been approximately $190,000 in 2003 and $122,000 in 2002. The method of determining proforma compensation cost for 2003 and 2002 was based on certain assumptions, including the past trading ranges of the Bank's stock, volatility of 25%, expected option lives of 5 - 7 years, risk-free interest rate of 4 - 5%, and no expected payment of dividends.

                         In connection with the Bank's initial stock offering in
                  1998, approximately 632,000 (as adjusted for 10% stock dividend in 2003) warrants were issued. These warrants have an exercise price of $9.09 per share and expire in 2008. During 2003, 47,675 warrants were exercised.

NOTE 14.          BANK-OWNED LIFE INSURANCE

                         In 2003 and 2002,  the Bank  purchased  $2,000,000  and
                  $2,500,000, respectively, of Bank-owned life insurance on selected officers, which is included in "accrued interest receivable and other assets" in the accompanying balance sheets.

NOTE 15.          OTHER RELATED PARTY TRANSACTIONS

                         A member of the Board of  Directors is a principal of a
                  commercial insurance agency that provides all the insurance coverage for the Bank. The cost of the insurance was approximately $80,700 in 2003 and $46,000 in 2002. An insurance agency owned by another Board Member provides employee benefits (medical insurance, life insurance, and disability insurance). The cost of these employee benefits totaled $150,700 in 2003 and $119,000 in 2002.

NOTE 16.          COMMITMENTS AND CONTINGENCIES

                         The  Bank  has   entered   into   "change  in  control"
                  agreements with the President of the Bank, which provides for continued payment of certain employment salaries and benefits in the event of a change in control, as defined.

NOTE 16.          COMMITMENTS AND CONTINGENCIES (Continued)

                         The  Bank  is a party  to  financial  instruments  with
                  off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in these particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

                         Commitments  to extend credit are agreements to lend to
                  a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. As of December 31, 2003 and 2002, commitments to extend credit amounted to approximately $35,211,000 and $25,228,700, respectively.

                         Standby letters of credit are  conditional  commitments
                  issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2003 and 2002, standby letters of credit with customers were $2,280,163 and $1,615,500, respectively.

                         The Bank does not issue or hold derivative  instruments
                  with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2003. Variable-rate commitments are generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of operations or financial condition.

                         In the normal course of business, there are outstanding
                  various contingent liabilities such as claims and legal action, which are not reflected in the financial statements.
                  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

                            PARKE BANK AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

                                                                                 September 30,     December 31,
                                                                                    2004               2003
                                                                                -------------    -------------
                                                                                 (unaudited)
                                    ASSETS
Cash and cash due from banks                                                    $   4,947,859    $   2,542,256
Federal funds sold                                                                  5,514,292        1,725,000
                                                                                -------------    -------------
          Cash and cash equivalents                                                10,462,151        4,267,256

Investment securities available for sale, at fair value                            17,971,383       14,323,035
Investment securities held to maturity, at amortized cost                             547,974          798,999
                                                                                -------------    -------------
    (fair value of  $542,804 and $790,308)
          Total investment securities                                              18,519,357       15,122,034

Restricted stock, at cost                                                             469,200          497,300

Loans                                                                             167,644,574      146,334,331
Less: allowance for loan losses                                                    (2,194,738)      (2,256,070)
                                                                                -------------    -------------
          Total net loans                                                         165,449,836      144,078,261

Bank premises and equipment, net                                                    3,248,065        3,239,413


Accrued interest receivable and other assets                                        7,422,646        6,799,375
                                                                                -------------    -------------

          Total assets                                                          $ 205,571,255    $ 174,003,639
                                                                                =============    =============

                                      F-28

See Notes to Consolidated Financial Statements

                            PARKE BANK AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                     SEPTEMBER 30, 2004 AND DECEMBER 31,2003

                                                                             September 30,  December 31,
                                                                                2004           2003
                                                                             ------------   ------------
                                                                              (unaudited)
LIABILITIES

Deposits
     Non interest-bearing demand                                             $ 15,850,933   $ 12,745,309
     Interest-bearing                                                         156,186,935    129,701,202
                                                                             ------------   ------------
          Total deposits                                                      172,037,868    142,446,511

Borrowed funds                                                                  9,637,318     10,340,123

Accrued interest payable and other accrued liabilities                          1,803,186      1,224,398
                                                                             ------------   ------------

          Total liabilities                                                   183,478,372    154,011,032
                                                                             ------------   ------------

COMMITMENTS AND CONTINGENCIES (Note 1)
SHAREHOLDERS' EQUITY
  Common stock,
    $5 par value, 10,000,000 shares authorized;
    1,795,255 and 1,786,235 shares issued and outstanding
    at September 30, 2004 and December 31, 2003, respectively                   8,976,275      8,931,175
  Additional paid-in capital                                                   10,470,694     10,432,800
  Retained earnings                                                             2,618,177        570,939
  Accumulated other comprehensive income                                           27,737         57,693
                                                                             ------------   ------------
          Total shareholders' equity                                           22,092,883     19,992,607
                                                                             ------------   ------------
          Total liabilities and shareholders' equity                         $205,571,255   $174,003,639
                                                                             ============   ============

See Notes to Consolidated Financial Statements

                            PARKE BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                 For the three     For the three     For the nine     For the nine
                                                 months ended      months ended      months ended     months ended
                                                 September 30,     September 30,     September 30,    September 30,
                                                       2004             2003             2004             2003
                                                   ----------        ----------       ----------      ----------
INTEREST INCOME
  Interest and fees on loans                       $2,770,890       $2,343,218       $8,022,093       $6,315,798
  Interest and dividends on securities                193,454          164,543          524,030          561,456
  Interest on federal funds sold                       16,006            3,779           30,905           18,790
                                                   ----------       ----------       ----------       ----------
          Total interest and dividend income        2,980,350        2,511,540        8,577,028        6,896,044
                                                   ----------       ----------       ----------       ----------

INTEREST EXPENSE
  Interest on deposits                                898,553          742,709        2,559,127        2,275,387
  Interest on borrowings                               55,606           48,232          157,003          115,845
                                                   ----------       ----------       ----------       ----------
          Total interest expense                      954,159          790,941        2,716,130        2,391,232
                                                   ----------       ----------       ----------       ----------
         Net interest income                        2,026,191        1,720,599        5,860,898        4,504,812

PROVISION FOR LOAN LOSSES                             101,951          175,264          399,411          635,610
                                                   ----------       ----------       ----------       ----------

  Net interest income after provision for losses    1,924,240        1,545,335        5,461,487        3,869,202
                                                   ----------       ----------       ----------       ----------

NON INTEREST INCOME
  Loan brokerage fees                                   5,225           32,301            5,225           42,488
  Service charges and other fee income                278,144          189,059          575,696          477,472
  Gain on sale of securities                            7,889                0            7,889           67,614
                                                   ----------       ----------       ----------       ----------
         Total non interest income                    291,258          221,360          588,810          587,574
                                                   ----------       ----------       ----------       ----------

NON INTEREST EXPENSES
  Compensation and benefits                           479,440          290,699        1,275,220          980,336
  Occupancy, equipment and data processing            184,027          197,215          600,138          584,142
  Marketing and business development                   27,246           25,072          128,565           84,344
  Professional services                                75,646           49,873          191,037          202,730
  Other operating expenses                            190,534          121,022          498,599          329,346
                                                   ----------       ----------       ----------       ----------
          Total non interest expenses                 956,893          683,881        2,693,559        2,180,898
                                                   ----------       ----------       ----------       ----------

INCOME BEFORE INCOME TAX EXPENSE                    1,258,605        1,082,814        3,356,738        2,275,878

INCOME TAX EXPENSE                                    490,000          436,114        1,309,500          887,937
                                                   ----------       ----------       ----------       ----------

NET INCOME                                         $  768,605       $  646,700       $2,047,238       $1,387,941
                                                   ==========       ==========       ==========       ==========

NET INCOME PER COMMON SHARE
      Basic                                        $     0.43       $     0.37       $     1.14       $     0.80
                                                   ==========       ==========       ==========       ==========
      Diluted                                      $     0.37       $     0.33       $     0.97       $     0.73
                                                   ==========       ==========       ==========       ==========

WEIGHTED AVERAGE SHARES
OUTSTANDING
      Basic                                         1,792,778        1,735,095        1,790,901        1,734,381
                                                   ==========       ==========       ==========       ==========
      Diluted                                       2,099,174        1,935,608        2,104,220        1,912,121
                                                   ==========       ==========       ==========       ==========

See Notes to Consolidated Financial Statements

                            PARKE BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                                                       2004            2003
                                                                                  ------------    ------------
OPERATING ACTIVITIES
Net income                                                                        $  2,047,238    $  1,387,941
Adjustments to reconcile net income to net cash provided by
 operating activities:
      Depreciation and amortization                                                    184,111         142,570
      Provision for loan losses                                                        399,411         635,610
      Realized gains on sale of securities                                              (7,889)        (67,614)
Changes in operating assets and liabilities:
   Increase in accrued interest receivable and other assets                           (641,808)       (995,292)
   Increase in accrued interest payable and other liabilities                          578,788         478,931
                                                                                  ------------    ------------
      Net cash provided by operating activities                                      2,559,851       1,582,146
                                                                                  ------------    ------------
INVESTING ACTIVITIES
   Purchase of investment securities held to maturity                                        -        (549,682)
   Purchases of investment securities available for sale                            (7,501,871)     (3,721,205)
   Proceeds from sales (purchases) of restricted stock                                  28,100        (202,300)
   Proceeds from sales of investment securities available for sale                   1,144,694       5,949,510
   Proceeds from maturities of investment securities available for sale              1,000,000       2,500,000
   Principal payments on mortgage-backed securities                                  1,956,324       2,811,485
   Purchase of bank-owned life insurance                                                     -      (2,000,000)
   Net increase in loans                                                           (21,770,986)    (32,601,116)
   Purchase of building and equipment                                                 (192,763)       (809,010)
                                                                                  ------------    ------------
      Net cash used in investing activities                                        (25,336,502)    (28,622,318)
                                                                                  ------------    ------------

FINANCING ACTIVITIES
   Net proceeds from issuance of common stock                                           82,994          47,483
   Net (decrease) increase in borrowings                                              (702,805)      4,406,335
   Net increase in interest-bearing deposits                                        26,485,733      17,928,444
   Net increase in non-interest-bearing deposits                                     3,105,624       3,175,670
                                                                                  ------------    ------------
      Net cash provided by financing activities                                     28,971,546      25,557,932
                                                                                  ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     6,194,895      (1,482,240)

CASH AND CASH EQUIVALENTS, JANUARY 1,                                                4,267,256       7,540,376
                                                                                  ------------    ------------

CASH AND CASH EQUIVALENTS, SEPTEMBER 30,                                          $ 10,462,151    $  6,058,136
                                                                                  ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest on deposits and borrowed funds                                      $  2,599,419    $  2,428,651
                                                                                  ============    ============
     Income taxes                                                                 $  1,413,115    $  1,092,000
                                                                                  ============    ============
     Non-monetary charged-off loan                                                $    460,743    $          -
                                                                                  ------------    ------------

See Notes to Consolidated Financial Statements

                            PARKE BANK AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

         Parke Bank (the "Bank") is a commercial bank, which was incorporated on August 25, 1998, and commenced operations on January 28, 1999. The Bank is chartered by the New Jersey Department of Banking and insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It also conducts business through an office in Northfield, New Jersey that opened in September 2002. The Bank opened an additional office in Washington Township, New Jersey, in February 2003. The Bank also has another office in Philadelphia maintained exclusively for loan production.

Financial Statements

         The financial statements as of September 30, 2004 and for the three-month periods and nine-month periods ended September 30, 2004 and September 30, 2003 included herein have not been audited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America have been condensed or omitted; therefore, these financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2003 included in the Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Federal Deposit Insurance Corporation ("FDIC"). The accompanying financial statements reflect all adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. Such adjustments are of a normal recurring nature. The results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

Basis of Financial Statement Presentation

         The financial statements include the accounts of Parke Bank and its subsidiary. All significant inter-company accounts and transactions have been eliminated. Such statements have been prepared in accordance with accounting principles generally accepted in the United States of America and general practice within the banking industry.

Use of Estimates

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Commitments

         In the general course of business, there are various outstanding commitments to extend credit, such as letters of credit and un-advanced loan commitments, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these commitments.

Contingencies

         The Bank is from time to time a party to routine litigation in the normal course of its business. Management does not believe that the resolution of this litigation will have a material adverse effect on the financial condition or results of operations of the Bank. However, the ultimate outcome of any such litigation, as with litigation generally, is inherently uncertain and it si possible that some litigation matters may be resolved adversely to the Bank.

                            PARKE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Critical Accounting Policies

         Allowance for Losses on Loans. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers' ability to repay, and other factors which may warrant current recognition. Such periodic assessments may, in management's judgment, require the Bank to recognize additions or reductions to the allowance.


Note 2. EARNINGS PER SHARE

         Basic earnings per share is computed by dividing net income available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they were outstanding. The weighted average number of common shares outstanding for the nine-month periods ended September 30, 2004 and 2003 was 1,790,901 and 1,734,381, respectively.

         Dilutive earnings per share are similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive options and warrants outstanding had been exercised. The assumed conversion of dilutive options and warrants resulted in an additional 313,319 and 177,740 shares for dilution for the nine month periods ended September 30, 2004 and 2003, respectively.

         Both  basic  and  dilutive   earnings  per  share   computations   give
retroactive effect to stock dividends declared in 2003.

Note 3. REGULATORY RESTRICTIONS

         The Bank is subject to various regulatory capital requirements of federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Pursuant to the Bank's charter and its de novo status, since its inception, the Bank has been subject to, and has complied with the following restrictions:

         1.       Audited financial statements for five years;

         2.       Limitation on interest  rates paid on deposits for five years;
                  and

         3. Limitation on the availability of the Bank's undistributed net assets for the payment of cash dividends without the prior approval of regulatory authorities.

The restrictions were removed January 27, 2004 because the bank was no longer considered a de novo.

                            PARKE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 3. REGULATORY RESTRICTIONS (continued)

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

                                                                 For Capital
                                           Actual              Adequacy Purpose
                                       Amount    Ratio         Amount    Ratio
                                       ------    -----         ------    -----
As of September 30, 2004:
-------------------------
Total Risk Based Capital             $24,199      14%         $13,650      8%
(to Risk Weighted Assets)
     Tier 1 Capital                   22,065      13%           6,825      4%
(to Risk Weighted Assets)
     Tier 1 Capital                   22,065      11%           8,048      4%
(to Average Assets)

As of December 31, 2003:
------------------------
Total Risk Based Capital             $21,764      15%         $11,670      8%
(to Risk Weighted Assets)
     Tier 1 Capital                   19,935      14%           5,835      4%
(to Risk Weighted Assets)
     Tier 1 Capital                   19,935      12%           6,574      4%
(to Average Assets)


           Management believes, as of September 30, 2004 and December 31, 2003, that the Bank met all capital adequacy requirements to which it was subject.

                                                                   APPENDIX A

                               PLAN OF ACQUISITION

                                                                   APPENDIX B

               CERTIFICATE OF INCORPORATION OF PARKE BANCORP, INC.

                                                                   APPENDIX C

                          BYLAWS OF PARKE BANCORP, INC.

                                                                   APPENDIX D

            SECTIONS 140 TO 145 OF THE NEW JERSEY BANKING ACT OF 1948
                       (RIGHTS OF DISSENTING SHAREHOLDERS)

17:9A-140. RIGHTS OF DISSENTING STOCKHOLDERS: SETTLEMENT BY AGREEMENT

A.   A stockholder who

     (1)  is  entitled  to vote at the  meeting of  stockholders  prescribed  by section 137; and who

     (2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

     (3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

         may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

17:9A-141. APPOINTMENT OF APPRAISERS

         If a stockholder fails to accept the sum offered for his shares pursuant to section 140, he may, within three weeks after the receipt by him of the bank's offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section 140, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section 137. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

17:9A-142. DUTIES OF APPRAISERS; REPORT; OBJECTIONS; COMPENSATION; VACANCIES

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section 141, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section 137, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of any action instituted pursuant to section 141. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

17;9A-143. ASSIGNMENT OF STOCK TO BANK

         Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

17:91-144. EFFECT OF STOCKHOLDER'S FAILURE TO ACT

         A stockholder who fails to act pursuant to sections 140 and 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers.

         In accordance with the New Jersey Business Corporation Act, Article XVIII of the Registrant's Certificate of Incorporation provides as follows. In addition, under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

                                  ARTICLE XVIII

                                 Indemnification
                                 ---------------

         A. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under New Jersey law.

         B. Advance Payment. The Corporation may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under Section A of this Article XVIII if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by the Corporation under New Jersey law.

         C. Nonexclusive. The indemnification and advancement of expenses provided by Sections A and B of this Article XVIII or otherwise granted pursuant to New Jersey law shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

         D. Continuation. The indemnification and advance payment provided by Sections A and B shall continue as to a person who has ceased to hold a position named in paragraph A of this Article XVIII and shall inure to his or her heirs, executors and administrators. In addition, any repeal or modification of this
Article XVIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective.

         E. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Section A of this Article XVIII, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under this Article and New Jersey law.

         F. Savings Clause. If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

Item 21.          Exhibits and Financial Statements Schedules

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a) List of Exhibits (filed herewith unless otherwise noted)

         2.1      Plan of Acquisition
         3(i)     Certificate of Incorporation of Parke Bancorp, Inc.
         3(ii)    Bylaws of Parke Bancorp, Inc.
         4.1      Common stock certificate of Parke Bancorp, Inc.
         4.2      Common stock purchase warrant
         5        Opinion of Malizia Spidi & Fisch, PC
         8        Federal Tax Opinion of Malizia Spidi & Fisch, PC
         10.1     Employment Agreement between Parke Bank and Vito S. Pantilione
         10.2     Supplemental Executive Retirement Plan
         10.3     1999 Non-Qualified Stock Option Plan
         10.4     2002 Employee Equity Incentive Plan
         10.5     2003 Stock Option Plan
         21       Subsidiaries of the Registrant
         23.1     Consent of McGladrey & Pullen, LLP
         23.2     Consent of Malizia Spidi & Fisch, PC (contained in its
                    opinions filed as Exhibits 5 and 8)
         24       Power of Attorney (set forth on the signature page)
         99       Form of Proxy

         (b)  Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 22.          Undertakings.

(a) Undertakings Required by Item 512 of Regulation S-K.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10 (b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New Jersey on January 31, 2005.

                                 Parke Bancorp, Inc.


                                 /s/Vito S. Pantilione
                                 ---------------------------------------------
                                 Vito S. Pantilione
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 31, 2005 in the capacities indicated. Each person whose signature appears below hereby makes, constitutes and appoints Vito S. Pantilione his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



/s/Celestino R. Pennoni                     /s/Vito S. Pantilione
-----------------------------------------   -----------------------------------------------------
Celestino R. Pennoni                        Vito S. Pantilione
Chairman                                    President, Chief Operating Officer and Director


/s/Ernest D. Huggard                        /s/Daniel J. Dalton
-----------------------------------------   -----------------------------------------------------
Ernest D. Huggard                           Daniel J. Dalton
Senior Vice President, Chief Financial      Director
Officer and Chief Operating Officer


/s/Fred G. Choate
-----------------------------------------
Fred G. Choate
Director
